                            SCHEDULE 14A INFORMATION


                               Amendment No. 1 to

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             FORGENT NETWORKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                 NOT APPLICABLE
-------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     4)  Proposed maximum aggregate value of transaction:




     5)  Total fee paid:


     * Set forth the amount on which the filing fee is calculated and state how it was determined.


[X]  Fee paid previously by written preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     1)  Amount Previously Paid: $920*



     2)  Form, Schedule or Registration Statement No.: Preliminary Schedule 14A



     3)  Filing Party: Forgent Networks, Inc.



     4)  Date Filed: January 21, 2003



* Filing fee was calculated by multiplying .000092 by the proposed cash payment to be received by the registrant. The proposed cash payment to be received by the registrant is approximately $10,000,000.00.

                             FORGENT NETWORKS, INC.
                              108 WILD BASIN ROAD
                                AUSTIN, TX 78746

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2003

Dear Stockholder:

     You are cordially invited to attend the 2002 annual meeting of stockholders of Forgent Networks, Inc., to be held at 108 Wild Basin Road, Austin, Texas, on
          , 2003, at           central standard time.


     At the annual meeting, you will be asked to act on the following matters:



          1. To elect six directors to the board of directors to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;



          2. To approve the sale of substantially all of the assets used in the operation of our videoconferencing services business, pursuant to an asset purchase agreement between our company, GTG Holdings, Inc. and VidCon Holding Corp., a wholly-owned subsidiary of GTG Holdings, Inc. Pursuant to the terms of the asset purchase agreement, VidCon will pay for the assets by assuming substantially all of the liabilities associated with our
     videoconferencing services business, estimated to be between $     and
     $     as of the closing date, and paying us approximately $10,000,000 in cash, approximately $8,000,000 of which will be paid at closing and $2,000,000 of which will be placed in escrow to cover purchase price adjustments and indemnity claims. Details of this transaction and other important information are set forth in the accompanying proxy statement which you are urged to read carefully;



          3. To ratify the board of directors' appointment of Ernst & Young LLP, independent accountants, as our independent auditors for the year ending July 31, 2003;



          4. To approve an adjournment or postponement of the annual meeting to such time and place as designated by the presiding officer of the meeting; and



          5. To transact such other business as may properly come before the meeting or any adjournment thereof.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT AN AFFIRMATIVE VOTE BE CAST IN FAVOR OF EACH OF THE PROPOSALS LISTED IN THE PROXY CARD.

     Only holders of record of common stock at the close of business on
          , 2003, will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

     Stockholders are urged to review carefully the information contained in the proxy statement attached hereto prior to deciding how to vote their shares at the annual meeting. Because of the significance of the sale of our videoconferencing services business, your participation in the annual meeting, in person or by proxy, is especially important. We hope you will be able to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting. If you do not attend the annual meeting, you may still revoke your proxy at any time prior to the annual meeting by providing a later dated proxy or by providing written notice of your revocation to the Secretary of our company. Your prompt cooperation will be greatly appreciated.

                                         Sincerely,

                                         RICHARD N. SNYDER
                                         Chief Executive Officer

     THIS PROXY STATEMENT IS DATED           , 2003 AND IS FIRST BEING MAILED TO
STOCKHOLDERS ON OR ABOUT           , 2003.

                             FORGENT NETWORKS, INC.
                              108 WILD BASIN ROAD
                                AUSTIN, TX 78746

                                PROXY STATEMENT
                    FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

                                          , 2003

     The enclosed form of proxy is solicited by the board of directors to be used at the 2002 annual meeting of stockholders to be held at 108 Wild Basin
Road, Austin, Texas, on           , 2003, at           central standard time.


     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to you. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition to the proxy solicitation material mailed to stockholders, we have also retained the services of Mellon Investor Services LLC to assist in the solicitation of proxies for a fee estimated at $9,500.


                     VOTING SECURITIES OUTSTANDING; QUORUM

     The record date for the determination of stockholders entitled to notice of
and vote at the annual meeting was the close of business on           , 2003. At
the close of business on           , 2003, there were           shares of our
common stock, $.01 par value, issued and outstanding, each entitled to one vote on all matters properly brought before the annual meeting. There are no cumulative voting rights.


     The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are treated as present at the meeting and are therefore counted to determine a quorum. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the annual meeting have the power to adjourn the meeting from time to time, without notice other than an adjournment at the meeting, until a quorum is present or represented. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally notified.



     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The sale of our videoconferencing services business must be approved by the holders of a majority of all the outstanding shares of common stock on the record date, whether or not present or represented by proxy at the annual meeting. The ratification of the appointment of independent auditors and the approval of an adjournment or postponement of the annual meeting must be approved by holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.



     Abstentions may be specified on all proposals except the election of directors. Abstentions, with respect to any proposal other than the election of directors, will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the outcome of the election of directors, the ratification of independent auditors or the approval of an adjournment or postponement of the annual meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Since the Delaware General Corporation Law requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to approve the sale of our videoconferencing services business, a "broker non-vote" on such proposal will have the same effect as a vote against the approval of the sale of our videoconferencing services business.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY TERM SHEET OF THE SALE OF SUBSTANTIALLY ALL OF THE
  ASSETS USED IN THE OPERATION OF OUR VIDEOCONFERENCING
  SERVICES BUSINESS.........................................    1
QUESTIONS AND ANSWERS ABOUT THE 2002 ANNUAL MEETING.........    5
THE ANNUAL MEETING OF STOCKHOLDERS..........................    8
  Time and Place............................................    8
  Purposes..................................................    8
  Record Date; Stockholders Entitled to Vote................    8
  Quorum....................................................    8
  Vote Required.............................................    8
  Board Recommendation......................................    9
  Voting Your Shares........................................    9
  Changing Your Vote by Revoking Your Proxy.................    9
  How Proxies are Counted...................................    9
  Cost of Solicitation......................................    9
ELECTION OF DIRECTORS (ITEM 1)..............................    9
BOARD OF DIRECTORS AND COMMITTEES...........................   11
  Audit Committee...........................................   11
  Compensation Committee....................................   11
  Nominating Committee......................................   11
  Executive Committee.......................................   12
  Director Compensation.....................................   12
  Report of the Audit Committee.............................   12
  Fees......................................................   13
  Report From the Compensation Committee Regarding Executive
     Compensation...........................................   14
EXECUTIVE COMPENSATION......................................   16
  Stock Option Grants During Fiscal 2002....................   17
  Aggregated Stock Option/SAR Exercises During Fiscal 2002
     and Stock Option/SAR Values as of July 31, 2002........   18
  Compensation Committee Interlocks and Insider
     Participation..........................................   18
  Certain Transactions......................................   19
  Employment Contracts; Termination of Employment and Change
     in Control Agreements..................................   20
COMPARATIVE TOTAL RETURNS...................................   21
  Performance Graph.........................................   21
PROPOSAL TO SELL SUBSTANTIALLY ALL OF THE ASSETS USED IN THE
  OPERATION OF OUR VIDEOCONFERENCING SERVICES BUSINESS (ITEM
  2)........................................................   22
  The Companies.............................................   22
  Background of the Sale of Our Videoconferencing Services
     Business...............................................   23
  Reasons for the Sale of Our Videoconferencing Services
     Business...............................................   25
  Recommendation of the Board of Directors..................   26
  Opinion of Our Financial Advisor..........................   26
  Proceeds of the Sale of Our Videoconferencing Services
     Business...............................................   32
  Stockholder Approval of the Sale of Our Videoconferencing
     Services Business; Vote Required.......................   33

                                                              PAGE
                                                              ----
  No Changes to the Rights of Security Holders; No Appraisal
     Rights.................................................   33
  Regulatory Matters........................................   33
  Accounting Treatment......................................   33
  Material United States Federal Income Tax Consequences....   33
  Voting by Our Directors and Executive Officers............   34
  Interests of Management, Directors and Significant
     Stockholders in the Sale of Our Videoconferencing
     Services Business......................................   34
  Our Operations Following the Sale of Our Videoconferencing
     Services Business......................................   34
  Special Considerations You Should Take into Account in
     Deciding How to Vote on the Proposal to Sell Our
     Videoconferencing Services Business....................   35
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
  INFORMATION...............................................   39
THE ASSET PURCHASE AGREEMENT................................   39
  Assets Sold...............................................   39
  Assets Retained...........................................   40
  Assumed Liabilities.......................................   40
  Closing Date..............................................   40
  Consideration.............................................   41
  Representations and Warranties............................   42
  Covenants.................................................   43
  Conditions to Completion of Asset Purchase................   44
  Termination of the Asset Purchase Agreement...............   44
  Termination Fee...........................................   45
  Indemnification...........................................   46
  Noncompetition and Nonsolicitation Agreements.............   47
  Expenses..................................................   47
  Amendment.................................................   47
  Additional Agreements Related to the Asset Purchase
     Agreement..............................................   47
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............   49
UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA................   51
RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM 3)............   59
ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING (ITEM
  4)........................................................   59
OTHER MATTERS...............................................   59
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   60
  Section 16(a) Beneficial Ownership Reporting Compliance...   61
STOCKHOLDER PROPOSALS.......................................   61
WHERE YOU CAN FIND MORE INFORMATION.........................   62

Annexes
Annex A -- Asset Purchase Agreement
Annex B -- Fairness Opinion of Raymond James & Associates,
  Inc.

                       SUMMARY TERM SHEET OF THE SALE OF
                      SUBSTANTIALLY ALL OF THE ASSETS USED
          IN THE OPERATION OF OUR VIDEOCONFERENCING SERVICES BUSINESS


     The following summary briefly describes the material terms of the proposed sale of substantially all of the assets used in our videoconferencing services business to VidCon Holding Corp., a wholly-owned subsidiary of GTG Holdings, Inc. Neither VidCon, GTG Holdings or Gores Technology Group, an affiliate of VidCon and GTG Holdings, are affiliated with Forgent. This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this proxy statement before voting.


     Pursuant to an asset purchase agreement, we will sell and transfer to VidCon, substantially all of the assets used in the operation of our videoconferencing services business, which services multiple vendors' videoconferencing related products.


REASONS FOR THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS (SEE PAGE 25)


     We are proposing to sell our videoconferencing services business to VidCon because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our stockholders. The board of directors has identified various benefits that are likely to result from the sale of our videoconferencing services business. The board of directors believes the sale of that business will:

     - allow us to devote substantially all of our energies and resources to development of our enterprise software and technology licensing business, thereby focusing on licensing versus service contracts, professional services versus break/fix repairs and enterprise software offerings versus endpoint device repair;


     - provide an improved organizational focus and free up senior management from having to oversee a remote business unit;


     - allow us to direct our focus to the potentially better overall returns from our enterprise software and technology licensing business, by reducing our expenses and increasing our cash balances;


     - allow us to have simplified financial statements by reducing the deferred revenue associated with the videoconferencing services business; and



     - allow us to increase our cash reserves from $18,250,000 at January 31, 2003, by between $8,000,000 and $10,000,000 and thereby provide us with a greater ability to pursue acquisitions and withstand business and economic slowdowns.



     These and other reasons for approving and recommending the sale of our videoconferencing services business are discussed further in this document.



TERMS OF THE ASSET PURCHASE AGREEMENT (SEE PAGE 39)



  WHAT WE WILL RECEIVE (SEE PAGE 41 AND PAGE 42)



     The consideration that we will receive in the sale of our videoconferencing services business consists of the assumption of certain liabilities by VidCon set out below, as well as the following cash consideration:



     - $8,000,000 in cash, as adjusted pursuant to the terms of the asset purchase agreement, payable at the closing;



     - $1,000,000 in cash, generally payable 120 days after the closing pursuant to the terms of an escrow agreement, as adjusted for the purchase price adjustment pursuant to the terms of the asset purchase agreement; and

     - $1,000,000 in cash, generally payable 18 months after the closing pursuant to the terms of an escrow agreement, as adjusted for indemnity claims by GTG Holdings or VidCon pursuant to the terms of the asset purchase agreement.



     The cash consideration of $10,000,000 will be decreased by the amount, if any, by which the net assets transferred to VidCon on the closing date are less than $3,800,000 and the deferred revenue assumed by VidCon on the closing date is greater than $7,600,000. The amount of cash that we receive at closing will be adjusted downward, based upon our good faith estimate to be delivered five days prior to the closing of the amount of net assets to be transferred to VidCon and the amount of deferred revenues being transferred to VidCon at the closing date. As of the date of this proxy statement, we do not anticipate that there will be a downward adjustment.



     The purchase price adjustment escrow will be used to pay for adjustments that have not been accounted for in any adjustment to the amount of cash we receive at closing. The indemnity claim escrow will be used to pay for losses incurred by VidCon and/or GTG Holdings arising out of or resulting from our breaches of representations, warranties or covenants in the asset purchase agreement or from liabilities and obligations that VidCon has not assumed.



     The company believes that the source of the cash that VidCon will use to pay the cash consideration will be from VidCon's and/or GTG Holdings' internal sources. VidCon and GTG Holdings have represented to us that they have the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill their commitments under the asset purchase agreement.



  WHAT IS BEING SOLD (SEE PAGE 39)


     We are selling to VidCon substantially all of the assets used in the operation of our videoconferencing services business, which services multiple vendors' videoconferencing related products. Our videoconferencing services business provides maintenance services, technical support, resident engineers, total call management and training for videoconferencing equipment.


  WHAT IS BEING RETAINED (SEE PAGE 40)


     We are retaining certain assets, including the following assets:

     - any cash, cash equivalents or marketable securities;

     - any contract or agreement relating to the videoconferencing services business that is specifically excluded or which cannot be assigned because we have been unable to obtain the necessary consent prior to or after the closing of the asset purchase agreement;

     - general books of account and books of original entry that comprise our's or the videoconferencing services business' permanent accounting or tax records and books and records that we are required to retain pursuant to law;

     - any of our software that we are unwilling or unable to transfer and that is specifically listed out in the asset purchase agreement schedules;

     - all patents, patent applications and related intellectual property owned by us or our subsidiaries;

     - the trade name "Forgent" and any of our trademarks and service and trade names; and

     - the real property leases for our offices in King of Prussia, Pennsylvania and Austin, Texas.

  ASSUMED LIABILITIES (SEE PAGE 40)


     As partial consideration for the purchase of the assets, VidCon will assume certain liabilities related to our videoconferencing services business, including:


     - all liabilities set forth on our closing statement related to the videoconferencing services business, including trade and other accounts payable, items received but not invoiced, accrued expenses and deferred revenue of the videoconferencing services business;


     - all obligations to customers after the closing date of the asset purchase agreement arising from the operation of the videoconferencing services business on or prior to the closing date, but not including any liabilities for any breach of such obligations by us or liabilities in excess of those which are required to be set forth on our closing statement for future performance of the obligations to customers; and

     - all liabilities, obligations and commitments incurred in the operation of our videoconferencing services business after the closing date of the asset purchase agreement and arising out of the contracts assumed by VidCon, but not including any liabilities for any breach of such obligations by us or liabilities in excess of those which are required to be set forth on our closing statement for future performance of the contracts.


     It is estimated that, as of the closing of the asset sale, these
liabilities will be between $      and $      .



  CONDITIONS TO COMPLETION OF ASSET PURCHASE (SEE PAGE 44)



     Each party's obligation to complete the sale of our videoconferencing services business is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our stockholders is appropriate. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or VidCon. The following list sets forth the material conditions that have not yet been satisfied and therefore must be satisfied or waived before completion of the sale of our videoconferencing services business:



     - all authorizations, consents or approvals required by governmental entities necessary for the consummation of the sale of our videoconferencing services business must be filed or obtained;



     - no legal restraint or prohibition against the consummation of the sale of our videoconferencing services business may be in effect;



     - no action or regulation by a governmental entity which would make the sale illegal may have been enacted;



     - all parties must obtain certain required consents or approvals to the assignment of specified material contracts by us to VidCon;



     - we must obtain approval by our stockholders of the sale;



     - our representations and warranties and the representations and warranties of GTG Holdings and VidCon must be true and correct in all material respects as of the closing;



     - we and GTG Holdings and VidCon must each perform our obligations under the asset purchase agreement;



     - there must not be any events or conditions that have or could have a material adverse effect on our videoconferencing services business or the assets related to that business; and



     - we and GTG Holdings and VidCon must deliver certain customary closing documents and legal opinions.

ADDITIONAL AGREEMENTS RELATED TO THE ASSET PURCHASE AGREEMENT (SEE PAGE 47)



     In conjunction with the closing of the sale of our videoconferencing services business, we will enter into a transition services agreement whereby we will provide, for a fee at actual cost, certain transition services for VidCon related to the assets acquired and liabilities assumed. We will also enter into a reseller agreement, whereby VidCon will be able to resell our software products and a co-marketing arrangement, whereby we will receive a commission for referring videoconferencing related service business to VidCon.



     We will also enter into an escrow agreement at closing with GTG Holdings, VidCon and an escrow agent whereby $2,000,000 of the $10,000,000 cash consideration will be placed with the escrow agent, $1,000,000 of which is for purchase price adjustments and $1,000,000 of which is for indemnity claims.


     Since we are retaining the lease for the King of Prussia, Pennsylvania facility where the videoconferencing services business is located, we have agreed to sublease a portion of that facility to VidCon after the closing of the asset purchase agreement.

              QUESTIONS AND ANSWERS ABOUT THE 2002 ANNUAL MEETING

Q: WHAT IS THE PROPOSAL RELATING TO THE ELECTION OF DIRECTORS THAT I WILL BE
   VOTING ON AT THE ANNUAL MEETING?


A: You will be asked to consider and vote upon a proposal to elect the following individuals to the board of directors: Richard N. Snyder, Kathleen A. Cote, James H. Wells, Lou Mazzucchelli, Richard Agnich and Raymond Miles.


Q: WHAT IS THE PROPOSAL RELATING TO THE SALE OF OUR VIDEOCONFERENCING SERVICES
   BUSINESS THAT I WILL BE VOTING ON AT THE ANNUAL MEETING?

A: You will be asked to consider and vote upon a proposal to approve the sale by us of substantially all of the assets used in the operation of our videoconferencing services business pursuant to the asset purchase agreement, dated January 6, 2003, between our company, GTG Holdings and VidCon, a wholly-owned subsidiary of GTG Holdings. The asset purchase agreement is attached to this proxy statement as Annex A.

Q: WHY IS OUR COMPANY PROPOSING TO SELL ITS VIDEOCONFERENCING SERVICES BUSINESS?


A: We are proposing to sell our videoconferencing services business because we believe the sale will allow us to devote substantially all of our energies and resources to development of our enterprise software and technology licensing business, thereby focusing on licensing versus service contracts, professional services versus break/fix repairs and enterprise software offerings versus endpoint device repair; provide an improved organizational focus and free up senior management from having to oversee a remote business unit; direct our focus to the potentially better overall returns from our enterprise software and technology licensing business, by reducing our expenses and increasing our cash balances; have simplified financial statements by reducing the deferred revenue associated with the videoconferencing services business; and increase our cash reserves from $18,250,000 at January 31, 2003, by between $8,000,000 and $10,000,000 and thereby provide us with a greater ability to pursue acquisitions and withstand business and economic slowdowns.


Q: WHAT IS THE PROPOSAL RELATING TO THE RATIFICATION OF THE BOARD OF DIRECTORS'
   APPOINTMENT OF INDEPENDENT ACCOUNTANTS THAT I WILL BE VOTING ON AT THE ANNUAL MEETING?

A: You will be voting to ratify the board of directors' appointment of Ernst &
   Young LLP, independent accountants, as our independent auditors for the year ending July 31, 2003.


Q: WHAT IS THE PROPOSAL RELATING TO THE APPROVAL OF AN ADJOURNMENT OR
   POSTPONEMENT OF THE ANNUAL MEETING TO SUCH TIME AND PLACE AS DESIGNATED BY THE PRESIDING OFFICER OF THE MEETING?



A: You will be voting on whether to grant authority to adjourn or postpone the annual meeting to a later time.


Q: WHO IS SOLICITING MY PROXY?

A: Your board of directors.

Q: HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE MATTERS PROPOSED?

A: Your board unanimously recommends that stockholders vote "FOR" each of the proposals submitted at the annual meeting.

Q: HAS THE BOARD RECEIVED AN OPINION AS TO THE FAIRNESS OF THE SALE OF OUR
   VIDEOCONFERENCING SERVICES BUSINESS FROM A THIRD PARTY?


A: Yes. In arriving at its determination that the sale of our videoconferencing services business is fair to, and in the best interests of, our company, the board has considered a number of factors, including a written opinion of our financial advisor, Raymond James & Associates, Inc., as to the fairness, from a financial point of view, to our stockholders of the consideration to be received by us in the sale of our videoconferencing services business. Raymond James & Associates, Inc. considered the consideration to be received by us to include the cash consideration of $10,000,000 and the liabilities to
   be assumed, estimated to be between $     and $     as of the closing date.
   The opinion is addressed to the board
   and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the sale of our videoconferencing services business. We have paid Raymond James & Associates, Inc. a retainer fee of $50,000, as well as an additional fee of $50,000 for rendering the fairness opinion. If the transaction is consummated, Raymond James & Associates, Inc. will receive an additional fee of approximately $450,000. For a full description of the opinion of Raymond James & Associates, Inc., see the section titled "Opinion of Our Financial Advisor" on page 26. To review the text of the opinion, see Annex B to this proxy statement.


Q: WILL ANY OF THE PROCEEDS FROM THE SALE OF THE VIDEOCONFERENCING SERVICES
   BUSINESS BE DISTRIBUTED TO ME AS A STOCKHOLDER?

A: No. We intend to retain the proceeds and use them in connection with our future business plan.

Q: CAN I STILL SELL MY SHARES?

A: Yes. Neither the asset purchase agreement nor the sale of our videoconferencing services business assets will affect your right to sell or otherwise transfer your shares of our common stock.

Q: WHAT WILL HAPPEN IF THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS IS
   NOT APPROVED?


A: If the sale is not approved, we will not complete the proposed sale, we will retain and continue to operate the business and continue to pursue other buyers, however, the market price of our common stock could decline and our ability to grow and implement our current business strategies could be substantially limited. In the event that our board withdraws or adversely modifies its recommendation of this transaction, or we enter into a transaction to sell the videoconferencing services business within 12 months of the termination of the asset purchase agreement and prior to the annual meeting a proposal to acquire our videoconferencing services business had been communicated to our board or publicly announced and not withdrawn, we will pay VidCon a termination fee of $500,000.


Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Only holders of record of our common stock as of the close of business on
             , 2003 will be entitled to notice of and to vote at the annual meeting.

Q: WHEN AND WHERE IS THE ANNUAL MEETING?

A: The annual meeting of our stockholders will be held at 108 Wild Basin Road,
   Austin, Texas, on           , 2003, at           central standard time.


Q: WHERE CAN I VOTE MY SHARES?



A: You can vote your shares where indicated by the instructions set forth on the proxy card, including by internet or by telephone, or you can attend and vote your shares at the annual meeting of stockholders of our company to be held
   on           , 2003 at 108 Wild Basin Road, Austin, Texas.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the annual meeting or simply attend the annual meeting and vote in person. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

Q: WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY
   BE REPRESENTED AT THE ANNUAL MEETING. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the annual meeting. Because a vote of a majority of our outstanding shares is required to approve the sale of our videoconferencing services business, your failure to vote is the same as your voting against the sale.

Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF OUR
   VIDEOCONFERENCING SERVICES BUSINESS TO THE STOCKHOLDERS?


A: The sale of our videoconferencing services business will not result in any federal income tax consequences to our stockholders.



Q. WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF THE VIDEOCONFERENCING SERVICES BUSINESS TO THE COMPANY?



A. The sale of our videoconferencing services business will result in a taxable gain to the company, however, it is anticipated that our currently available federal income tax net operating and net capital loss carryforwards are in excess of the estimated amount of the gain. Under certain circumstances we could incur an Alternative Minimum Tax which, in general, will result in an effective tax rate of approximately two percent.


Q: WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A: No. Under Delaware law you will have no appraisal rights as a result of the sale of our videoconferencing services business.

Q: WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about any of the proposals on which you are voting, you may call Jay C. Peterson, our chief financial officer, at 512-437-2700.

                       THE ANNUAL MEETING OF STOCKHOLDERS

     This proxy statement is provided in connection with the annual meeting of stockholders of Forgent Networks, Inc., and any adjournment or postponement of the meeting. The accompanying proxy is solicited by the board of directors. This proxy statement and the accompanying form of proxy are first being sent or given
to stockholders beginning on or about           , 2003.

TIME AND PLACE

     The annual meeting of stockholders of Forgent will be held at 108 Wild
Basin Road, Austin, Texas, on           , 2003, at           central standard
time.

PURPOSES

     At the annual meeting, you will be asked:


     - To elect six directors to the board of directors to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;


     - To approve the sale of substantially all of the assets used in the operation of our videoconferencing services business, pursuant to an asset purchase agreement between our company, GTG Holdings, Inc. and VidCon Holding Corp., a wholly-owned subsidiary of GTG Holdings, Inc.;


     - To ratify the board of directors' appointment of Ernst & Young LLP, independent accountants, as our independent auditors for the year ending July 31, 2003;



     - To approve an adjournment or postponement of the annual meeting to such time and place as designated by the presiding officer of the meeting; and


     - To transact such other business as may properly come before the meeting or any adjournment thereof.


     The board of directors knows of no other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters in accordance with their best judgment.


RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

     Holders of record of our shares of common stock at the close of business on
          , 2003, will be entitled to vote on all matters at the annual meeting.
Each share of common stock will be entitled to one vote. On           , 2003, a
total of           shares of common stock were outstanding.

QUORUM

     A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

VOTE REQUIRED


     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The sale of our videoconferencing services business must be approved by the holders of a majority of all the outstanding shares of common stock on the record date, whether or not present or represented by proxy at the annual meeting. The ratification of the appointment of independent auditors and the approval of an adjournment or postponement of the annual meeting must be approved by holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

BOARD RECOMMENDATION

     The board of directors recommends that an affirmative vote be cast in favor of each of the proposals listed in the proxy card.

VOTING YOUR SHARES


     The board of directors is soliciting proxies from our stockholders. By completing and returning the accompanying proxy or by completing the telephone or internet procedures, you will be authorizing Jay C. Peterson and Richard N. Snyder to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.


CHANGING YOUR VOTE BY REVOKING YOUR PROXY

     Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to us, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting. Simply attending the annual meeting, however, will not revoke your proxy; you must vote at the annual meeting.

HOW PROXIES ARE COUNTED

     If you return a signed and dated proxy card but do not indicate how your shares are to be voted, those shares will be voted FOR each of the listed proposals. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

     Shares voted as abstentions on any matter will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a stockholder has abstained. As a result, abstentions, with respect to any proposal other than the election of directors, will have the same effect as a vote against such proposal. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters. Since the Delaware General Corporation Law requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to approve the sale of our videoconferencing services business, a "broker non-vote" on such a proposal will have the same effect as a vote against this proposal.

COST OF SOLICITATION


     We will pay all expenses in connection with this solicitation. Our officers, directors and other regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telegram or personal solicitation. In addition to the proxy solicitation material mailed to stockholders, we have also retained the services of Mellon Investor Services LLC to assist in the solicitation of proxies for a fee estimated at $9,500.


                             ELECTION OF DIRECTORS
                                    (ITEM 1)


     Directors are elected annually and serve a one-year term. There are six nominees for election this year. All of the nominees are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected, and until his or her successor is elected and qualified. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock represented at the annual meeting is required to elect a director.


                                                                                          DIRECTOR
NOMINEE                                     AGE   PRESENT OFFICE(S) HELD IN OUR COMPANY    SINCE
-------                                     ---   -------------------------------------   --------
Richard N. Snyder.........................  58    Chairman of the Board, President and      1997
                                                  Chief Executive Officer
Kathleen A. Cote..........................  54    None                                      1999
James H. Wells............................  56    None                                      1999
Lou Mazzucchelli..........................  47    None                                      2002
Richard Agnich............................  60    None                                        NA
Raymond Miles.............................  48    None                                        NA


     The following information regarding the principal occupations and other employment of the nominees during the past five years and their directorships in certain companies is as reported by the respective nominees:

     RICHARD N. SNYDER, age 58, has served as a director of our company since December 1997 and was elected chairman of the board in March 2000. In June 2001, Mr. Snyder was elected as president and chief executive officer of our company. From September 1997 until assuming the positions of president and chief executive officer of our company, Mr. Snyder served as founder and chief executive officer of Corum Cove Consulting, LLC, a consulting firm specializing in providing strategic guidance to high technology businesses. From 1996 until 1997, Mr. Snyder was the senior vice president of World Wide Sales, Marketing, Service and Support of Compaq Computer Corp., a worldwide computer company. From 1995 until 1996, Mr. Snyder was the senior vice president and general manager of Dell Americas, a computer manufacturer and marketer. Prior to 1995, Mr. Snyder served as group general manager of the Deskjet Products Group of Hewlett Packard. He also serves as a director of Symmetricom, Inc., based in San Jose, California.


     KATHLEEN A. COTE, age 54, has served as a director of our company since December 1999. She is currently the chief executive officer of WorldPort Communications, Inc., a provider of internet managed services to the European market. In January 1998, Ms. Cote founded Seagrass Partners, a provider of expertise in business planning and strategic development, and served as its president until May 24, 2001, when she began her role as chief executive officer of WorldPort. From November 1996 to January 1998, Ms. Cote served as chief executive officer of ComputerVision Corporation, a hardware, software and consulting business. From November 1986 to November 1996, she held various senior management positions with ComputerVision Corporation. In January 1998, ComputerVision Corporation was acquired by Parametric Technology Corporation. Ms. Cote is also a director of WorldPort Communications, Inc., based in Lincolnshire, Illinois, Radview Corporation and Western Digital Corporation.



     JAMES H. WELLS, age 56, has served as a director of our company since December 1999. He currently consults with early stage internet start-up companies. Mr. Wells was the senior vice president of marketing and business development of Dazel, a Hewlett Packard enterprise software company, from January 1999 through February 2000. From April 1995 to March 1998, Mr. Wells served as vice president of sales and was a founding officer in the internet streaming company, RealNetworks, Inc.



     LOU MAZZUCCHELLI, age 47, has served as a director of our company since February 2002. He is currently a venture partner at Ridgewood Capital, a venture capital firm focusing its investments in the information technology industry. Prior to joining Ridgewood Capital in 2001, Mr. Mazzucchelli was an investment banker at Gerard Klauer Mattison in New York, which he joined in 1996 as their PC and digital media technology analyst. Previously, Mr. Mazzucchelli spent 13 years leading Cadre Technologies, a pioneering computer-aided software engineering tools company that he founded in 1982 and grew to become one of the top 50 U.S. independent software vendors before its sale in 1986.



     RICHARD AGNICH, age 60, is currently an advisor to technology start-ups, is a trustee of Austin College and chair of the Entrepreneurs Foundation of North Texas. Mr. Agnich is also currently serving as a director of ST Assembly Test Services, Ltd. (STTS, NASDAQ), a leading semiconductor test and assembly service provider headquartered in Singapore. Prior to his retirement in 2000, Mr. Agnich served as Senior Vice President, General Counsel and Secretary and various other positions at Texas Instruments since 1973.



     RAYMOND MILES, age 50, is currently working with Rajko Associates, a company that provides consulting services on corporate strategy. From 2001 to 2002, Mr. Miles served as the President of Communications Services, a service line of the Operations Solutions business of EDS, Inc. Prior to joining Communications Services, Mr. Miles was a business manager and manager of software strategy at Texas Instruments from 1999 to 2001. From 1996 to 1999, Mr. Miles served as a branch manager and then Chief Operating Officer of Deutsche Telekom Alliance, a strategic alliance between Texas Instruments, Inc. and Deutsche Telekom.


     None of the nominees is related to any other nominee or to any executive officer or director of our company by blood, marriage or adoption (except relationships, if any, more remote than first cousin).


     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR EACH OF THE SIX NOMINEES.


                       BOARD OF DIRECTORS AND COMMITTEES

     The board of directors held eight regularly scheduled meetings and one special meeting during the fiscal year ended July 31, 2002. In addition, the board of directors acted two times by unanimous consent during the fiscal year ended July 31, 2002.

     The board of directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. Working committees of the board of directors include the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

AUDIT COMMITTEE

     The Audit Committee is the communication link between the board of directors and our independent auditors. In addition to recommending the appointment of the independent auditors to the board of directors, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal auditing and internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate. The Audit Committee held four meetings in fiscal 2002 with the independent auditors and our management. The members of the Audit Committee during the fiscal year ended July 31, 2002 were Ms. Cote (Chairperson), and Messrs. Wells and Moeller. Mr. Moeller resigned as a director of our company, effective September 9, 2002.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for approving the compensation arrangements of senior management and recommending approval by the board of directors of amendments to our benefit plans. At four regularly scheduled meetings during the fiscal year ended July 31, 2002, the Compensation Committee approved stock option awards pursuant to our stock option plans, and developed and approved a compensation plan for the chief executive officer of our company. In addition, the Compensation Committee acted one time by unanimous consent during the fiscal year ended July 31, 2002. The Compensation Committee was composed of Messrs. Trimm (Chairman), Matthews, Wells and Mazzucchelli during the fiscal year ended July 31, 2002. On February 23, 2002, Mr. Matthews passed away. Mr. Trimm resigned as a director of our company, effective September 5, 2002.

NOMINATING COMMITTEE

     The Nominating Committee is responsible for continuing studies of the size and composition of the board of directors and for proposing nominees to the board. The Nominating Committee did not meet during the fiscal year ended July 31, 2002. The Nominating Committee will consider nominees properly recommended by security holders. In order to make a nomination, our bylaws generally require that advance notice of such nomination be provided to our company at least 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual stockholders' meeting, together with additional information regarding the nominee and the stockholder making such nominations as called for by our bylaws. During the fiscal year ended July 31, 2002, the Nominating Committee was composed of Mr. Moeller (Chairman) and Ms. Cote. Mr. Moeller resigned as a director of our company, effective September 9, 2002.

EXECUTIVE COMMITTEE

     The Executive Committee is responsible for recommending key strategic and operational plans for our company. At seven regularly scheduled meetings during the fiscal year ended July 31, 2002, the Executive Committee discussed the quarterly focus for our company. The Executive Committee was composed of Messrs. Snyder (Chairman) and Wells and Ms. Cote, during the fiscal year ended July 31, 2002. In October of 2002, the Executive Committee was disbanded.


     During the fiscal year ended July 31, 2002, with the exception of two directors who missed one regular meeting each, and one director who missed three regular meetings, all directors attended 100% of the total number of meetings of the board and the committees on which that director served. The director who missed three regular meetings of the board also served on the Audit Committee and he attended greater than 75% of the aggregate of all meetings of the board of directors and all meetings held by the Audit Committee during the fiscal year ended July 31, 2002.


DIRECTOR COMPENSATION

     During fiscal 2002, each nonemployee director was paid a retainer of $3,000 for each quarter. Additionally, each nonemployee director was paid $1,000 for the regularly scheduled and special meetings of the board of directors he or she attended and $250 for participation in each telephonic meeting not considered an official board of directors' meeting. Total director fees earned in fiscal 2002 were $94,500.

     All nonemployee directors participate in our 1992 Director Stock Option Plan. Nonemployee directors receive, upon their initial election or appointment to the board of directors, stock options to purchase 25,000 shares of our common stock, having an exercise price equal to the market price of our common stock on the date of grant. Thereafter, each nonemployee director will receive options to purchase 10,000 shares of our common stock on the anniversary date of his or her election or appointment to the board of directors. All of these options vest in equal amounts monthly over a three-year period but cease vesting at the time the director ceases to be a director.

     F.H. (Dick) Moeller resigned as a member of our board of directors, effective September 9, 2002. The board of directors voted to accelerate certain options originally issued to Mr. Moeller, as a director of our company, on December 17, 2001. The result of the accelerated vesting was that Mr. Moeller's options to purchase 12,500 shares were 100% vested, bringing his total vested options on September 9, 2002 to 24,500 shares.

     The compensation of our employee directors is discussed at "Executive Compensation" below.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is composed of two outside directors and operates under a charter adopted by the board of directors according to the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market. The Audit Committee members during the fiscal year ended July 31, 2002 were Ms. Cote (Chairman), and Messrs. Wells and Moeller. The board of directors believes that all of these directors, with the exception of Mr. Moeller, are independent as defined by Nasdaq Stock Market. Under the Nasdaq Stock Market listing requirements, a director will not be considered "independent" if he has been employed by our company in the current year or the past three years. Mr. Moeller was chairman of the board until March 2000, and president and chief executive officer until he resigned in

September 1998. Notwithstanding that, the board of directors determined that his prior employment did not affect his ability to exercise independent judgment. Mr. Moeller resigned as a director of our company, effective September 9, 2002.

     The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended July 31, 2002, which include our consolidated balance sheets as of July 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended July 31, 2002, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

  REVIEW WITH MANAGEMENT

     The Audit Committee has reviewed and discussed our audited financial statements with management.

  REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

     The Audit Committee did not hold any meetings in conjunction with the full board of directors during the fiscal year ended July 31, 2002. The Audit Committee has discussed with Ernst & Young LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) that includes, among other items, matters related to the conduct of the audit of our financial statements.


     The Audit Committee has received the letter from Ernst & Young LLP required by Independent Standards Board Standard No. 1, that relates to the accountant's independence from our company and its related entities, and has discussed with Ernst & Young LLP their independence from our company.


     Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended July 31, 2002.

           SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                Kathleen A. Cote
                                 James H. Wells
                                Lou Mazzucchelli

FEES


  AUDIT FEES



     We paid fees in the amount of $182,000 for professional services rendered for the audit of our annual financial statements for the fiscal year ended July 31, 2002 and the reviews of the financial statements included in our Forms 10-Q for the fiscal year ended July 31, 2002.


  FINANCIAL INFORMATION SERVICE DESIGN AND IMPLEMENTATION FEES

     We did not pay any fees for financial information service design and implementation services rendered by Ernst & Young LLP for the fiscal year ended July 31, 2002.


  ALL OTHER FEES



     We paid $55,800 and $32,940 for audit related and other fees, respectively, for the fiscal year ended July 31, 2002.

     The Audit Committee has determined that the provision of services covered by the two preceding paragraphs is compatible with maintaining the independent auditors' independence from the company.


REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     As members of the Compensation Committee, it is our duty to administer the executive compensation program for our company. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of our company and evaluating the performance of our executive officers in meeting these goals. The elements of the executive compensation program described below are implemented and periodically reviewed and adjusted by the Compensation Committee.

     The goals of the Compensation Committee in establishing our executive compensation program are as follows:

     - To fairly compensate our executive officers for their contributions to our company's short-term and long-term performance. The elements of our executive compensation program are:

       - annual base salaries;

       - quarterly performance bonuses; and

       - equity incentives.

     - To allow our company to attract, motivate and retain the management personnel necessary to our company's success by providing an executive compensation program comparable to that offered by companies with which we compete for such management personnel.

     - To provide an executive compensation program with incentives linked to the financial performance of our company, and thereby enhance stockholder value. Under this program, incentive compensation for executive officers is linked to the financial performance of our company as measured by earnings per share and revenue.


     Base Salaries. The annual base salaries of our executive officers are determined based on individual performance, experience, duties, levels of responsibility and a comparison with salary ranges of a representative group of public companies within the technology sector of a similar size and similar annual range of revenues, derived from a review of recent publicly filed proxy statements by ten public companies. A comparison is also made with published surveys of executive compensation paid in similar industries with comparable revenues, which for the last fiscal year was the 2001 Radford Executive Compensation Survey, published by Radford Associates, a provider of national compensation surveys. The compensation of our senior executive officers falls approximately within the range of the 75th percentile of the two types of comparison information used to determine executive compensation.



     Quarterly Bonus. The quarterly bonuses available to our executive officers are based upon the achievement of certain earnings per share, revenue and operating expense goals, development milestones and other personal objectives for our company set by the Compensation Committee prior to the beginning of such measurement period. No quarterly bonus was paid to executive officers for the second and fourth quarters of fiscal year 2002. Three executive officers received bonuses for the first quarter of fiscal year 2002, totaling $166,728, which was 133% of the target bonus of $125,625, reflecting actual earnings per share results exceeding objectives set by the Compensation Committee. Four executive officers received bonuses for the third quarter of fiscal year 2002 totaling $134,848, which was 92% of the target bonuses of $146,875.



     The potential bonus that may be earned by each of our executive officers, other than our chief executive officer, in the aggregate is 50% of their base salary. Our chief executive officer may earn a bonus of up to 100% of his base salary. The potential bonus is allocated among the performance objectives which are based upon company-wide objectives, departmental objectives and individual performance objectives, each of which is weighted based upon relative priority. The percentage which is attained of each objective by the applicable executive officer determines the bonus amount, but generally no bonuses are awarded unless the company-wide objectives are attained. During fiscal 2002, assuming all targets were achieved by our executive officers, the officers could have received $523,750, however, $291,814, or 56%, of the target bonuses was actually paid out.



     Equity Incentives. Equity incentives, including grants of stock options and restricted stock, are determined based on the Compensation Committee's assessment of the ability of such officers to positively impact our company's future performance and enhance stockholder value as determined by their individual performances, as opposed to our overall corporate performance. Stock option grants and other equity incentives are not awarded annually, but rather as warranted by individual performance and experience. Option awards generally vest over a 48-month period. The amount and vesting of stock options generally are not contingent on achievement of any performance targets.


     In fiscal 2002, options covering a total of 495,599 shares of common stock at a weighted average exercise price of $3.87 were granted to executives. See "Executive Compensation -- Stock Option Grants During Fiscal 2002."


     In fiscal 2002, restricted stock awards of 5,000 shares were granted to each of Jay Peterson and Kenneth Kalinoski. See "Executive
Compensation -- Summary Compensation Table."


     Equity and cash incentives are not limited to executive officers. Grants of stock options are made to all employees upon joining our company in amounts determined by the Compensation Committee and are also made to selected employees as performance related awards and as awards for certain job promotions. The amounts of such grants are determined based on the individual employee's position with our company and his or her potential ability to beneficially impact the performance of our company. By giving all employees a stake in the financial performance of our company, the Compensation Committee's goal is to provide incentives to all employees of our company to enhance the financial performance of our company and, thus, stockholder value.


     Fiscal 2002 Compensation of the CEO. In the view of the Compensation Committee, Mr. Snyder, in his second year as chief executive officer, has continued to demonstrate highly effective leadership and vision in the face of the current business environment and consistently delivered financial and operating performance that meets or exceeds business objectives. During fiscal 2002, Mr. Snyder received $300,833 in base salary, a salary that falls approximately within the range of the top 10% of the two types of comparison information used by the Compensation Committee to determine executive compensation, but which the Compensation Committee believes is appropriate in light of Mr. Snyder's expertise in the technology industry.



     Mr. Snyder's potential annual bonus is 100% of his base salary and is determined upon the same basis as the bonuses for other executive officers, as set forth above. Mr. Snyder was one of the officers who received bonuses in the first and third quarters of fiscal year 2002 in an aggregate amount of $173,737. Mr. Snyder also received 250,000 stock options, as set forth in the "Executive Compensation -- Summary Compensation Table" on page 16 of this proxy statement, all of which vest one year after the date they were granted.


     Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. With certain exceptions, beginning with the taxable year commencing January 1, 1994, Section 162(m) will prevent publicly held corporations, including our company, from taking a tax deduction for compensation in excess of one million dollars paid to our chief executive officer and the other persons named in the Summary Compensation Table in this proxy statement. Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding one million dollars if:

     - it is paid solely upon attainment of one or more performance goals;

     - it is paid pursuant to a performance-based compensation plan adopted by the Compensation Committee; and

     - the terms of the plan are approved by the stockholders before payment of the compensation.

     The Compensation Committee has reviewed our compensation plans with regard to the deduction limitation contained in Section 162(m). The Compensation Committee believes that option grants under our equity plans meet the requirements for deductible compensation. The Compensation Committee has decided for the present not to alter our other compensation plans to meet the deductibility requirements of the regulations promulgated under the Internal Revenue Code. The Compensation Committee will continue to review the issue and its determination under the regulations under Section 162(m) and monitor whether our compensation plans should be amended in the future to meet the deductibility requirements. The Compensation Committee does not anticipate that Section 162(m) will limit the deductibility of any compensation paid in fiscal year 2002. None of our executive officers were affected by Section 162(m) in fiscal year 2002.

                             COMPENSATION COMMITTEE

                                Kathleen A. Cote
                                 James H. Wells
                                Lou Mazzucchelli

     Mr. T. Gary Trimm resigned as a director of our company, effective September 5, 2002 and Mr. Gordon Matthews passed away on February 23, 2002. Mr. Trimm and Mr. Matthews were members of our Compensation Committee in fiscal year 2002.

     Our committees will continue to monitor and review legislative, regulatory and Nasdaq Stock Market actions in connection with corporate governance, and our committees will adopt policies and procedures in response to such actions.

                             EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of our company's last three fiscal years to our chief executive officer and each of our other most highly compensated executive officers, also referred to as our named executive officers:

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM COMPENSATION
                                                                                            AWARDS(1)
                                                    ANNUAL COMPENSATION             -------------------------
                                          ---------------------------------------   RESTRICTED    SECURITIES
                                PERIOD                  BONUS AND    OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL               ENDED                 COMMISSIONS   COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
POSITION                        JULY 31   SALARY($)        ($)          ($)(1)         ($)           (#)           ($)(2)
------------------              -------   ---------    -----------   ------------   ----------   ------------   ------------
Richard N. Snyder.............   2002      300,833       176,552(3)      -0-             -0-       250,000          3,316
  Chief Executive Officer        2001       98,333(6)     32,100         -0-             -0-       250,000            824
  and President                  2000          N/A           N/A         -0-             N/A        12,500            N/A
Jay C. Peterson...............   2002      179,860        51,956(3)      -0-          19,500(4)    125,599          1,054
  Chief Financial                2001      165,259        59,040         -0-             -0-        40,000            745
  Officer, and Vice              2000      126,667         9,751         -0-             -0-        10,000            481
  President, Finance
Kenneth Kalinoski.............   2002      213,333        62,867(3)      -0-          19,500(4)     95,000          1,105
  Chief Technology               2001       85,185(6)     34,881         -0-             -0-       200,000         11,630
  Officer and Vice               2000          N/A           N/A         N/A             N/A           N/A            N/A
  President, Engineering
Dennis Egan...................   2002      175,149        47,412(3)      -0-             -0-        25,000          1,454
  Vice President, Services       2001      178,549        82,508         -0-             -0-        15,000          1,172
                                 2000      154,600        23,895         -0-             -0-        20,000            921
Robert R. Swem(5).............   2002       95,158(6)      2,815(3)      -0-             -0-           -0-          1,802
  Former Vice President,         2001      191,067        81,500         -0-             -0-        40,000          2,977
  Operations                     2000      172,473           -0-         -0-             -0-        27,500          2,673

---------------

(1) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus.

(2) Represents the dollar value of any insurance premiums paid by our company during the covered fiscal year with respect to term life insurance and long term disability insurance for the benefit of the chief executive officer or our named executive officers.

(3) Includes $2,815 tax preparation allowance.


(4) The closing market price on the date of grant of such awards, June 11, 2002, was $3.90 per share.



(5) On January 23, 2002, the products division of our company was sold to the management team of the products division, which was led by Mr. Swem. Mr. Swem resigned as an officer of our company, effective January 23, 2002.



(6) Represents a partial year of compensation.


STOCK OPTION GRANTS DURING FISCAL 2002

     The following table sets forth information with respect to grants of stock options to purchase common stock pursuant to our equity plans to our chief executive officer and the named executive officers reflected in the Summary Compensation Table above. No stock appreciation rights (SARs) were granted during fiscal 2002 and none were outstanding as of July 31, 2002.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                        POTENTIAL REALIZABLE VALUE OF ASSUMED
                                                                                      ANNUAL RATES OF STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                                 FOR OPTION TERM(1)
                             ------------------------------------------------------   -----------------------------------------
                              NUMBER OF      % OF TOTAL
                              SECURITIES    OPTIONS/SARS
                              UNDERLYING     GRANTED TO    EXERCISE OR
                             OPTIONS/SARS   EMPLOYEES IN      BASE       EXPIRATION
NAME                          GRANTED(#)    FISCAL YEAR    PRICE($/SH)      DATE       0%($)(4)       5%($)          10%($)
----                         ------------   ------------   -----------   ----------   ----------   ------------   -------------
Richard N. Snyder..........     250,000         9.31          4.000       5/24/2012    (263,750)       199,274         909,643
Jay C. Peterson............      50,000         1.86          3.040      10/16/2011         -0-         95,592         242,249
                                 25,000         0.93          3.750       7/11/2012         -0-         58,959         149,413
                                 50,599         1.88          4.190       7/19/2012         -0-        133,332         337,889
Kenneth Kalinoski..........      30,000         1.12          3.750       7/11/2012         -0-         70,751         179,296
                                 65,000         2.42          4.190       7/19/2012         -0-        171,279         434,056
Dennis Egan................      25,000          .93          3.040      10/16/2011         -0-         47,796         121,124
Robert R. Swem.............         -0-          -0-            -0-             N/A         -0-            -0-             -0-
All employee options.......   2,636,719          100          3.278(2)          N/A    (263,750)     5,006,240      13,091,438
All stockholders(3)........         N/A          N/A            N/A             N/A         N/A     51,155,264     129,637,483
Optionee gains as % of all
  stockholder gains........         N/A          N/A            N/A             N/A         N/A           9.79%          10.10%


---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of our common stock appreciates in value from the date of grant at the five percent and ten percent annual rates compounded over the ten year term of the option as prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock.

(2) Weighted average grant price of all stock options granted to employees in fiscal 2002.

(3) Appreciation for all stockholders is calculated using the average exercise price for all employee optionees of $3.278 granted during fiscal 2002 and using the number of shares of our common stock outstanding on July 31, 2002 of 24,814,384.


(4) Negative values in this column reflect that the exercise prices of certain of the options granted were less than the market price of the underlying common stock on the date of grant.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING FISCAL 2002 AND STOCK OPTION/SAR VALUES AS OF JULY 31, 2002

     The following table sets forth information with respect to our chief executive officer and the named executive officers concerning the exercise of options during fiscal 2002 and unexercised options held as of July 31, 2002:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS/ SARS AT         IN-THE-MONEY OPTIONS/ SARS
                           SHARES                        FISCAL YEAR END(#)           AT FISCAL YEAR END($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Richard N. Snyder......    255,902      1,051,256       12,695        255,903          2,206         89,992
Jay C. Peterson........        -0-            -0-       50,986        142,438         51,365        149,853
Kenneth Kalinoski......        -0-            -0-       85,416        209,584        255,820        365,404
Dennis Egan............        -0-            -0-      108,480         34,020         68,377         56,047
Robert R. Swem.........     23,664         49,969          -0-            -0-            -0-            -0-

---------------

(1) All options held by our chief executive officer and the named executive officers were granted under our 1989 Stock Option Plan or our 1996 Stock Option Plan. All options granted under the 1989 Stock Option Plan and the 1996 Stock Option Plan are immediately exercisable. However, our company can repurchase shares issued upon exercise of those options, at the exercise price, to the extent of the number of shares that have not vested if the optionee's employment terminates before all of the optionee's option shares become vested. The amounts under the headings entitled "Exercisable" reflect vested options as of July 31, 2002 and the amounts under the headings entitled "Unexercisable" reflect option shares that have not vested as of July 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     No member of the Compensation Committee is or has been an officer or employee of our company or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Securities and Exchange Commission Regulation S-K (Certain Relationships and Related Transactions), with the exception of Mr. Trimm, who resigned as a director of our company, effective September 5, 2002, and who is also a principal of Strategic Management, Inc., and Mr. Matthews.



  AGREEMENT WITH STRATEGIC MANAGEMENT, INC.



     On October 5, 2000, we agreed to pay a fee to Strategic Management, Inc., a company in which T. Gary Trimm, one of our former directors, is a principal, to assist our company in developing a plan to establish our videoconferencing systems products division as an independent, self-sustaining unit, and to assist us in assessing strategic alternatives for this division as part of our company's efforts to restructure the company's business around its video network software and videoconferencing services business. Pursuant to this engagement, we agreed to pay Strategic Management, Inc. an hourly rate for services rendered, up to a maximum of $60,000. If the products division was sold, the engagement also provided additional contingent compensation to Strategic Management, Inc., equal to 7% of the consideration received by our company. The engagement was approved by the disinterested directors of the company. During fiscal 2001, we paid $69,000 related to this agreement. With the assistance of Strategic Management, Inc., we completed the sale of our products division to VTEL Corporation on January 23, 2002. However, since payment to Strategic Management, Inc. was contingent upon receipt of payment from VTEL Corporation and VTEL Corporation defaulted on payments of its notes to us and there is uncertainty of collection of these notes, no liability was accrued for a payment to Strategic Management, Inc. as of July 31, 2002. Mr. Trimm resigned as a director of our company, effective September 5, 2002.

The board of directors determined that Mr. Trimm's relationship with Strategic Management, Inc. did not affect his ability to exercise independent judgment as a member of the Compensation Committee while he served on that committee.


  AGREEMENT WITH MATTHEWS CONSULTING



     In October 2000, we agreed to pay an hourly consulting fee to Matthews Consulting, a company owned by the former Gordon Matthews, then a director of the company. Matthews Consulting agreed to assist our company in developing the company's patent portfolio through consulting services which included the coordination and supervision of the company's engineers in the prosecution of patent applications covering inventions developed by the company. Through the program established with the assistance of Matthews Consulting, the company initiated a program to file patent applications covering our developed technology. Through the efforts of Matthews Consulting, the company obtained additional patents covering its inventions. None of the patents issued through these efforts have been licensed. We paid an aggregate of $101,208 and $119,508 under this agreement in fiscal 2001 and 2002, respectively. Mr. Matthews who was one of our company's directors during the fiscal year ended July 31, 2002, passed away on February 23, 2002. He owned Matthews Consulting during his lifetime. We do not have any information regarding, and are unable to obtain, the rate that Matthews Consulting charged non-affiliated customers for services similar to those Mr. Matthews provided to our company because Mr. Matthews is now deceased. The board of directors determined that prior to his death, Mr. Matthews' relationship with Matthews Consulting did not affect his ability to exercise independent judgment as a member of the Compensation Committee while he served on that committee.



     In addition, at the time of entering into the agreement with Matthews Consulting, such fees were considered reasonable and fair compensation for the services to be rendered and the arrangement was approved by the disinterested members of the board. No member of the Compensation Committee served on the compensation committee or as a director of another corporation, one of whose directors or executive officers served on the Compensation Committee of or whose executive officers served on our company's board of directors.


CERTAIN TRANSACTIONS

  OFFICER AND DIRECTOR STOCK LOAN PROGRAM


     As of July 31, 2002, under our Officer and Director Stock Loan Program, the aggregate principal amount of stock loans outstanding was $415,029. Of this balance, the named executive officers had stock loans outstanding in the aggregate principal amount of $101,430. For the fiscal year ended July 31, 2002, the following table presents the largest amount of indebtedness of each of our executive officers who participated in the program:



Gordon Matthews.............................................  $ 61,672
Richard N. Snyder...........................................  $ 59,405
F.H. (Dick) Moeller.........................................  $164,040*
Robert R. Swem..............................................  $ 65,566*
T. Gary Trimm...............................................  $ 62,032*


---------------


*Indicates that this was the largest amount of indebtedness outstanding under such program for such officer or director.

     As of January 31, 2003, the following table presents the amounts outstanding for each of our executive officers who participated in the program:



Gordon Matthews.............................................  $ 63,565*
Richard N. Snyder...........................................  $ 61,229*
F.H. (Dick) Moeller.........................................  $162,143
Robert R. Swem..............................................  $ 14,562
T. Gary Trimm...............................................  $      0


---------------


* Indicates that this was the largest amount of indebtedness outstanding under such program for such officer or director.



     As of July 31, 2002, Messrs. Moeller and Trimm, former directors of our company, and Mr. Swem, a former Vice President, Operations, had loans outstanding under this program in the aggregate principal amount of $157,314, $62,032 and $42,025, respectively.



     No new loans are allowed to be made under this program. This program had previously allowed our directors and officers to acquire shares of our common stock with the proceeds of the loans. The interest rate charged on the loans prior to August 1, 2000, was a variable rate equal to the applicable federal rate at the time the loan was made, which was revised quarterly. Subsequent to August 1, 2000, the interest rates charged on the loans was fixed at 6.09%. The term of each loan is generally five years and eight months.


  DIRECTOR RESIGNATIONS

     T. Gary Trimm resigned as a member of our board of directors, effective September 5, 2002. Subsequent to his resignation, Mr. Trimm entered into a consulting agreement with us, effective September 1, 2002 until December 31, 2002. Mr. Trimm's officer loan balance outstanding at October 31, 2002 was $39,280.


     F.H. (Dick) Moeller resigned as a member of our board of directors, effective September 9, 2002. Certain options issued to Mr. Moeller, as a director of our company on December 17, 2001 were accelerated at the date of his resignation. The result of the accelerated vesting is that Mr. Moeller's options to purchase 12,500 shares are all vested, bringing his total vested options on September 9, 2002 to 24,500 shares. Mr. Moeller's officer loan balance outstanding at October 31, 2002 was $159,728.



     Our company also agreed to pay fees to Strategic Management, Inc., of which Mr. Trimm was a principal, and to Matthews Consulting, a company owned by Mr. Matthews, and both transactions are described under the heading "Compensation Committee Interlocks and Insider Participation."


EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     We have not entered into any employment agreements with members of our senior management. However, we have entered into change-in-control agreements, also called parachute agreements, with members of our senior management, which provide that if the officer is terminated within a specified amount of time after a "change in control" of our company (as that term is defined in the parachute agreements), in any of the following ways:

     - by our company other than for cause, the officer's death, retirement or disability, or

     - by the officer for "good reason,"

we will pay to the officer an amount one times his or her current year's salary and will accelerate the vesting schedule of his or her unvested stock options.

                           COMPARATIVE TOTAL RETURNS

PERFORMANCE GRAPH

     The following Performance Graph shows the changes over the past five year period in the value of $100 invested in:

     - our common stock;

     - the CRSP Total Return Index for NASDAQ Stock Market (U.S. Companies), also called the NASDAQ Composite Index; and

     - the common stock of the peer group (as defined below) of companies whose returns are weighted according to their respective market capitalization.


     The values with each investment as of the beginning of each year are based on share price appreciation and the reinvestment with dividends on the respective ex-dividend dates. The peer group for the periods ended July 31, 1998, 1999, 2000 and 2001 consists solely of PictureTel Corporation, whose business, taken as a whole, resembles our activities. The peer group for the period ended July 31, 1997 consisted of PictureTel and Compression Labs, Incorporated. We acquired Compression Labs in May of 1997. In October of 2001, PictureTel was acquired by Polycom and thus we have adjusted the returns for the conversion of PictureTel shares to Polycom, Inc. for the period ended July 31, 2002. Given the many changes in our business over the time period set out in the Performance Graph, the company felt that the only companies that were relatively comparable to our business were PictureTel and Compression Labs. As we acquired Compression Labs, the only remaining comparable company was PictureTel. As such, we have selected PictureTel as the most comparable peer group. If the sale of our videoconferencing services business is approved and is completed, we anticipate changing our peer group in subsequent periods.


                                    (GRAPH)

     This graph above assumes $100 invested on July 31, 1997 in our common stock, the NASDAQ Composite Index and the peer group, and was plotted using the following data:

                                JULY 31,   JULY 31,   JULY 31,   JULY 31,    JULY 31,   JULY 31,
                                  1997       1998       1999       2000        2001       2002
                                --------   --------   --------   ---------   --------   --------
    NASDAQ...................   $100.00    $118.00    $169.00    $  240.00   $129.00    $ 85.00
    Forgent..................   $100.00    $ 98.00    $ 75.00    $   53.00   $ 17.00    $ 73.00
    Peer Group...............   $100.00    $ 86.00    $ 63.00    $   43.00   $ 56.00    $ 28.00

          PROPOSAL TO SELL SUBSTANTIALLY ALL OF THE ASSETS USED IN THE
              OPERATION OF OUR VIDEOCONFERENCING SERVICES BUSINESS
                                    (ITEM 2)

     This section of the proxy statement describes certain aspects of the sale of substantially all of the assets used in the operation of our videoconferencing services business. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

THE COMPANIES

  FORGENT NETWORKS, INC.

     Our company designed, manufactured, sold and serviced videoconferencing systems from its inception in 1985 until its sale of those assets in January 2002. We currently provide visual communications services and products for enterprise networks, offering global installation and technical support services, products from multiple vendors and enterprise software. Our solution-oriented sales effort is focused in the commercial marketplace, while we maintain our reseller and channel partner relationships in our former videoconferencing endpoints markets. Our integrated systems group also provides solutions for customers who have required multiple voice activated cameras, custom user-interface and other customized requirements. In addition to our existing service and maintenance offerings, we currently intend to enhance our network management service capabilities.

     We are researching and developing technologies to provide a video network enterprise software platform designed to provide interoperability and compatibility standards for both traditional and internet protocol networks, as well as drive the migration to video over internet protocol networks. We refer to these activities as our solutions business, which is conducted under the name "Forgent Networks." The primary focus of our solutions division is on delivering the high-end visual communication systems that provide functionality to customers in markets such as education, government and health care.


     Upon completion of the sale of our videoconferencing services business, we will concentrate on developing and expanding our video enterprise software and technology licensing businesses.



     Video Enterprise Software. Our video enterprise software business enables enterprises to collaborate videoconferencing effectively and efficiently. Our Video Network Platform, or VNP, is a network management software that improves quality of service and cost of ownership in multi-vendor and multi-protocol environments. We combine VNP with a Global Scheduling System, or GSS, a state-of-the-art web-based scheduling application, which we call VideoWorks. VideoWorks is a powerful self-contained package for managing videoconferencing. Our company primarily delivers its capabilities directly to end users.



     Technology Licensing. Our technology licensing program is currently focused on generating license revenues relating to our data compression technology embodied in U.S. Patent No. 4,698,672 and its foreign counterparts. Manufacturers in various industries use still-compression technology in their products, including digital cameras, printers, scanners, and wireless devices, as well as new emerging products such as new cell phones and wireless sharing networks. Since the end of fiscal 2002, we have entered into licenses and are continuing to actively seek licenses with other users of our technology. U.S. Patent No. 4,698,672, which has generated the licensing revenues, expires in October 2006 and its foreign counterparts expire in September 2007. Thus, there can be no assurance that we will be able to continue to effectively license our technology to others after that time.



     As our company develops and works to enhance its product offerings, it will continue to adhere to the following strategies:



     - Develop standards-based management tools that will allow effective and efficient collaboration to occur, regardless of the hardware or software brands that comprise the environment;

     - Support Integrated Services Digital Networks, or ISDN, and IP-based networks, as well as the transition from ISDN to IP-based networks;



     - Develop industry-leading technology that makes collaboration work;



     - Design software solutions that promote the ease of use, manageability and reliability of collaboration;



     - Support heterogeneous environments and alleviate the complexity associated with them;



     - Design increasing levels of automation into our software solutions; and



     - Partner with leading software providers to offer best-of-breed solutions.



     Please see "Unaudited Pro Forma Condensed Financial Data" which provides data that gives effect to the sale of our videoconferencing services business.


     Our principal executive office is located at 108 Wild Basin Road Austin, Texas 78746, and our telephone number is (512) 437-2700.

  GTG HOLDINGS, INC.


     GTG Holdings, Inc. is a holding company affiliated with Gores Technology Group, a privately held international acquisition and management firm that pursues an aggressive strategy of acquiring promising high-technology organizations and managing them for growth and profitability. GTG Holdings and Gores Technology Group are affiliated through common majority ownership. GTG Holdings holds a number of the businesses acquired through transactions led by Gores Technology Group.


     The principal executive offices of GTG Holdings are located at 10877 Wilshire Boulevard, Suite 1805, Los Angeles, California 90024 and its telephone number is (310) 209-3010.

     VidCon Holding Corp. is a Delaware corporation and a wholly-owned subsidiary of GTG Holdings. VidCon was incorporated by GTG Holdings solely for the purpose of acquiring the assets of our company's videoconferencing services business.

BACKGROUND OF THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS


     In early summer of 2002 our board of directors began evaluating the potential sale of the company's videoconferencing services business. The board determined to undertake this review as the board believed that there were insufficient growth opportunities present in this business to justify keeping it as a core business.


     On July 12, 2002, the board of directors retained Raymond James & Associates, Inc. as its exclusive financial advisor to assist our company in maximizing stockholder value through an evaluation of our videoconferencing services business. From July 13, 2002, to August 16, 2002, Raymond James & Associates, Inc. conducted a review of our videoconferencing services business.

     The board authorized management and Raymond James & Associates, Inc. to contact potential parties who might be interested in acquiring our videoconferencing services business. At this time the board had not made any decision as to what course of conduct to pursue with respect to our videoconferencing services business.


     From August 19, 2002 to November 2, 2002, Raymond James & Associates, Inc. and our management contacted potential strategic acquirors and financial investors to gauge interest in a possible transaction involving our videoconferencing services business. From October 30, 2002 to November 9, 2002, our company received certain indications of interest for our videoconferencing services business from York Telecom Corporation, Navigator Equity Partners and Gores Technology Group. Each of the proposals was structured as an asset sale and each contained a cash component, while each of the proposals from York Telecom and Navigator Equity Partners also contained a contingent consideration component, based on the performance of the videoconferencing services business subsequent to its sale.

The board of directors reviewed each of the indications of interest received and Raymond James & Associates, Inc. and various members of our management met with representatives of each group, including Gores Technology Group, that had indicated an interest in our videoconferencing services business. The board assessed the overall structure of each proposal, including what representations and warranties our company was likely to be required to make, the liabilities our company would be required to retain, the amount and form of the consideration to be received and the extent of any indemnification obligations. During this time, due diligence materials were exchanged and various modifications to the proposals were discussed. The board ultimately determined that the proposal from Gores Technology Group was superior to the other two proposals based upon the amount and type of consideration to be received and the liabilities that the company would be required to retain.


     On November 15, 2002, we entered into a non-binding letter of intent with Gores Technology Group, an affiliate of GTG Holdings, to negotiate an agreement with GTG Holdings. Subsequent to that date, representatives of our company, Raymond James & Associates, Inc. and GTG Holdings continued their due diligence efforts and began to work on the terms of an asset purchase agreement.


     On December 5, 2002, the board met to review the GTG Holdings proposal. Raymond James & Associates, Inc. gave a presentation to the board regarding the fairness, from a financial point of view, of the proposal made by GTG Holdings. Legal counsel for the company also participated. After carefully evaluating the proposal the board determined to accept the proposal made by GTG Holdings subject to negotiation of definitive agreements. At this time the material terms of the GTG Holdings proposal consisted of VidCon acquiring substantially all of the assets of our videoconferencing services business in exchange for cash consideration of $11,000,000, subject to adjustment, and the assumption of substantially all of the liabilities associated with our videoconferencing
services business, which were estimated to be between $          and $
as of the closing date. The $11,000,000 cash portion of the purchase price was subject to a purchase price adjustment based on the net assets and deferred revenue of the videoconferencing services business at the closing date. The company was subject to indemnification obligations similar to those described in this proxy statement.



     Between December 5, 2002 and December 11, 2002, there were numerous telephone discussions variously involving representatives of our company, Raymond James & Associates, Inc., and our legal counsel and representatives of GTG Holdings and its legal counsel. The purpose of these discussions was to attempt to come to agreement on any remaining open issues, to begin to finalize the details of the ancillary documents and the schedules to the asset purchase agreement and to continue movement towards execution of definitive agreements.



     On December 11, 2002, the board of directors held another meeting by telephone to discuss the progress of the negotiations with GTG Holdings, including the cash consideration to be received and the terms of any escrow arrangements. Following a continued discussion of the terms of the asset purchase agreement and the other related agreements, the board of directors unanimously approved the terms of the asset purchase agreement. In making its determination the board of directors reviewed the cash to be received, the liabilities to be assumed and the overall structure of the transaction and the terms of the final asset purchase agreement and the other related agreements. The board of directors also unanimously resolved to recommend that our stockholders approve and adopt the asset purchase agreement and the sale of substantially all of the assets used in the operation of our videoconferencing services business to GTG Holdings. At this time, the material terms of the GTG Holdings proposal were substantially similar to the final terms that were ultimately agreed to between the parties. The material changes from the December 5, 2002, proposal were to decrease the cash consideration from $11,000,000 to $10,000,000 and to provide for a $1,000,000 escrow to cover purchase price adjustments and add a $1,000,000 escrow to cover indemnification obligations.



     From December 11, 2002 through the execution of the definitive asset purchase agreement, GTG Holdings and its legal counsel continued their due diligence efforts. During this time we, representatives of Raymond James & Associates, Inc., and our legal counsel and GTG Holdings and its legal counsel met together and participated by telephone and in person in a series of negotiations finalizing the terms of the asset purchase agreement and the other related agreements. These negotiations largely covered the technical provisions related to the escrows, finalizing the terms of the ancillary agreements, completing the schedules to the asset purchase agreement, completing the form of closing statement to be delivered by us, and finalizing certain issues related to the employees of the videoconferencing services business. The purchase price was determined based upon arms-length negotiations.


     The asset purchase agreement was executed as of January 6, 2003. We announced the execution of the asset purchase agreement on January 7, 2003.

REASONS FOR THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS

     We are proposing to sell our videoconferencing services business to VidCon Holding Corp., a wholly-owned subsidiary of GTG Holdings, because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our stockholders. The board of directors has identified various benefits that are likely to result from the sale of our videoconferencing services business. The board of directors believes the sale of that business will:


     - allow us to devote substantially all of our energies and resources to development of our enterprise software and technology licensing business, thereby focusing on licensing versus service contracts, professional services versus break/fix repairs and enterprise software offerings versus endpoint device repair;



     - provide an improved organizational focus and free up senior management from having to oversee a remote business unit;


     - allow us to direct our focus to the potentially better overall returns from our enterprise software and technology licensing business, by reducing our expenses and increasing our cash balances;


     - allow us to have simplified financial statements by reducing the deferred revenue associated with the videoconferencing services business; and



     - allow us to increase our cash reserves from $18,250,000 at January 31, 2003, by between $8,000,000 and $10,000,000 and thereby provide us with a greater ability to pursue acquisitions and withstand business and economic slowdowns.


     In arriving at its determination that the asset sale is in the best interests of our company and its stockholders, the board of directors carefully considered the terms of the asset purchase agreement as well as the potential impacts of the asset sale on our company. As part of this process, the board of directors considered the advice and assistance of its outside financial advisors and legal counsel. In determining to authorize the asset sale, the board of directors considered the factors set out above as well as the following factors:

     - the written opinion that we received from Raymond James & Associates, Inc., our company's financial advisor, that the consideration to be received by our company pursuant to the asset sale is fair to our stockholders from a financial point of view;


     - the fact that GTG Holdings' offer was superior to other offers we received, both in terms of aggregate consideration and proposed transaction structure;



     - the amount of cash included in GTG Holdings' offer and the fact that VidCon would assume substantially all of the liabilities of the videoconferencing services business;


     - the terms and conditions of the asset purchase agreement, including the fiduciary out provision negotiated by the board, which allows the board to consider unsolicited offers to purchase the videoconferencing services business;

     - the fact that the sale of our videoconferencing services business must be approved by the holders of a majority of the company's common stock, which ensures that the board will not be taking action of which the stockholders disapprove;

     - the risk that after the asset sale our company will have a less diversified business which would leave our company dependent on the performance of our network enterprise software and our licensing business;

     - the risk that our company could be exposed to future indemnification payments for a breach of the representations, warranties and covenants contained in the asset purchase agreement;

     - the risk that the purchase price for the videoconferencing services business will be adjusted down if there is a change in the net asset value of the assets sold or an increase in deferred revenues associated with our videoconferencing services business; and


     - the risk that the asset sale might not be consummated, which could result in a decline in the price of our common stock, substantially limit our ability to grow and implement our current business strategies and, under certain circumstances, result in our paying VidCon a termination fee of $500,000.



     In view of the variety of factors considered in connection with its evaluation of the asset sale, the board of directors did not find it practical to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its conclusions. In considering the written opinion we received from Raymond James & Associates, Inc., the board of directors did not consider the fact that Raymond James & Associates, Inc. will receive a fee if this transaction is consummated to be material to its deliberations.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors has determined that the sale of our videoconferencing services business is in the best interests of our company and our stockholders. The board of directors has unanimously approved the asset purchase agreement and unanimously recommends that the stockholders vote in favor of the proposal to approve the sale of substantially all of the assets used in the operation of our videoconferencing services business to VidCon, a wholly-owned subsidiary of GTG Holdings, pursuant to the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

OPINION OF OUR FINANCIAL ADVISOR

     Our company retained Raymond James & Associates, Inc. to assist in the consideration of strategic alternatives for our videoconferencing services business. Our company requested Raymond James & Associates, Inc. to evaluate the fairness, from a financial point of view, of the consideration to be received by us in the sale of our videoconferencing services business.


     At a meeting of the board of directors on December 5, 2002, Raymond James & Associates, Inc. delivered an oral presentation and written opinion to the board of directors to the effect that, as of such date and based on and subject to the matters set forth in the opinion and as described below, the consideration to be received by us pursuant to the asset purchase agreement was fair, from a financial point of view, to the holders of our company's common stock. Raymond James & Associates, Inc. considered the consideration to be received by us to include the cash consideration of $10,000,000 and the liabilities to be assumed,
estimated to be between $     and $     as of the closing date. No limitations
were imposed by the board of directors upon Raymond James & Associates, Inc. with respect to the investigations it made or procedures it followed in rendering its opinion.



     From December 5, 2002 through the execution of the definitive asset purchase agreement on January 6, 2003, the company, representatives of Raymond James & Associates, Inc., and our legal counsel and GTG Holdings and its legal counsel finalized the terms of the asset purchase agreement and the other related agreements. Raymond James & Associates, Inc. determined that the terms of the definitive asset purchase agreement and the other related agreements and the consideration to be received by us pursuant to the definitive asset purchase agreement were fair, from a financial point of view, to the holders of our company's common stock.

     The full text of the written opinion of Raymond James & Associates, Inc., dated December 5, 2002, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement. Our stockholders are urged to read the opinion in its entirety. Raymond James & Associates, Inc.'s written opinion is addressed to the board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by us pursuant to the asset purchase agreement and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the annual meeting. The opinion does not express any opinion with respect to any reasons, legal, business or otherwise, that may support the decision of the board to approve or consummate the sale of the videoconferencing services business. The terms of the asset purchase agreement, including the amount of the consideration, were determined pursuant to negotiations between us and GTG Holdings, and not pursuant to recommendations of Raymond James & Associates, Inc.

     In connection with Raymond James & Associates, Inc.'s review of the proposed transaction and the preparation of the opinion, Raymond James & Associates, Inc. has, among other things:

          1. reviewed the financial terms and conditions as stated in the asset purchase agreement;

          2. reviewed the unaudited financial statements of our videoconferencing services business as of and for the years ended July 31, 2002, 2001 and 2000, and for the quarter ended October 31, 2002;

          3. reviewed the financial projections of our videoconferencing services business for the years ended December 31, 2002 and 2003 and the fiscal years ended July 31, 2003, 2004 and 2005 prepared by our company;

          4. reviewed certain other information on the videoconferencing services business made available to Raymond James & Associates, Inc. by us;

          5. discussed with members of our senior management certain information relating to the aforementioned, and any other matters which Raymond James & Associates, Inc. deemed relevant to the opinion inquiry;

          6. reviewed selected publicly available information concerning companies in businesses considered by Raymond James & Associates, Inc. to be most comparable to our videoconferencing services business;

          7. reviewed financial information and other information concerning selected completed business combinations deemed to be comparable to our videoconferencing services business; and

          8. reviewed certain other information deemed by Raymond James & Associates, Inc. to be relevant for purposes of the opinion.

     In conducting its investigation and analyses and in arriving at its opinion, Raymond James & Associates, Inc. took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including a review of the following: historical and projected revenues, operating earnings, net income and of our videoconferencing services business and certain other publicly held companies in businesses it believed to be comparable to our videoconferencing services business; the current and projected financial position and results of operations of our videoconferencing services business; and the general condition of the securities markets.

     As described in its opinion, Raymond James & Associates, Inc. assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James & Associates, Inc. by us or any other party and did not attempt to verify independently any such information. In addition, Raymond James & Associates, Inc. did not make or rely upon any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of our company in preparing and delivering its opinion. Raymond James & Associates, Inc. assumed that the financial forecasts, estimates, projections, and other information with respect to our videoconferencing services business examined by Raymond James & Associates, Inc. had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, and Raymond James & Associates, Inc. relied upon each party to advise it promptly if any such information previously provided to or discussed with Raymond James & Associates, Inc. had become inaccurate or had been required to be updated during the period of its review. In addition, Raymond James & Associates, Inc. has assumed that the transaction will be consummated substantially in accordance with the terms set forth in the asset purchase agreement.

     The opinion was based on economic, market, and other conditions as in effect on, and the information available to it as of, December 5, 2002, the date of the opinion.

FAIRNESS OPINION ANALYSES

     The following is a summary of the analyses performed by Raymond James & Associates, Inc. in connection with the preparation of the opinion. This summary is not a complete description of the analyses underlying the opinion. Raymond James and Associates, Inc.'s opinion regarding the fairness of the merger was not based on any one analysis or any particular subset of these analyses but rather gave consideration of all of the analyses taken as a whole.

     Discounted Cash Flow Analysis. Raymond James & Associates, Inc. performed a discounted cash flow analysis based on the unlevered discounted cash flow of the projected three-year financial performance of our videoconferencing services business. Raymond James & Associates, Inc. prepared projections for calendar years 2003-2005 for our videoconferencing services business based on our projections for calendar years 2003-2005 and on certain assumptions provided by our management regarding the performance of our videoconferencing services business. Terminal values were calculated by applying an earnings before interest, taxes, depreciation and amortization, or EBITDA, multiple ranging from 3.5x to 5.5x to the projected EBITDA of our videoconferencing services business in fiscal year 2005. Discount rates ranging from 12% to 18% were selected to reflect the risk inherent in our business and our projections. Based on this analysis, our implied equity value ranged from $14.7 million to $28.6 million with a midpoint of $21.2 million. Discounted cash flow analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of our videoconferencing services business.

     Analysis of Publicly Traded Comparable Companies. Raymond James & Associates, Inc. analyzed selected historical financial, operating, and stock market data of our videoconferencing services business and other publicly traded companies that Raymond James & Associates, Inc. deemed to be comparable to our videoconferencing services business. The eight public companies deemed by Raymond James & Associates, Inc. to be reasonably comparable to our videoconferencing services business in terms of services offered, markets served, and business prospects were Clear One Communications Corp., Electronic Data Systems Corp., Genesys S.A., MCSi, Inc., Perot Systems, Predictive Systems, Raindance Communications, Inc. and Wire One Technologies, Inc.

     Although we were included in the analysis for reference purposes, our videoconferencing services business was not included in any calculation of implied multiples for purposes of Raymond James & Associates, Inc.'s analysis.

     The comparable company and comparable transaction analyses, as is typical, were based on market data for companies deemed to be similar to our videoconferencing services business and from previous transactions involving companies deemed similar to our videoconferencing services business. Since no company or transaction is precisely comparable to our videoconferencing services business, the analyses relied on data from a group of companies and transactions. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of our videoconferencing services business and other factors that could affect the public trading value of the comparable companies to which they are being compared. If single company or transaction comparisons were to be used, the implied value for our videoconferencing services business would vary significantly depending on which company or transaction is chosen. For this reason, the analyses present the results for not only the highest and lowest implied values for each analysis but also the results for the median and mean values for the entire group of companies or transactions analyzed.

     Raymond James & Associates, Inc. examined certain publicly available financial data of the eight comparable public companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to the following metrics: trailing twelve months net revenues, trailing twelve months EBITDA, and trailing twelve months earnings before interest and taxes, or EBIT, trailing twelve months net income, calendar year 2002 net revenues, calendar year 2002 EBITDA, calendar year 2002 EBIT, calendar year 2002 net income, calendar year 2003 net revenues, calendar year 2003 EBITDA, calendar year 2003 EBIT and calendar year 2003 net income.

                                                                MARKET MULTIPLES
                                                           ---------------------------
                                                             RANGE      MEDIAN   MEAN
                                                           ----------   ------   -----
Enterprise Value/TTM Net Revenue.........................   0.5x-2.5x    0.8x     1.0x
Enterprise Value/TTM EBITDA..............................  3.7x-12.3x    4.8x     6.4x
Enterprise Value/TTM EBIT................................  5.8x-11.6x    6.3x     7.5x
Enterprise Value/TTM Net Income..........................  7.2x-19.8x    8.7x    11.1x
Enterprise Value/CY2002 Net Revenue......................   0.5x-2.3x    0.8x     0.9x
Enterprise Value/CY2002 EBITDA...........................  3.9x-14.3x    6.1x     7.2x
Enterprise Value/CY2002 EBIT.............................   6.8x-9.7x    7.6x     7.9x
Enterprise Value/CY2002 Net Income.......................  8.2x-16.8x   10.1x    11.3x
Enterprise Value/CY2003 Net Revenue......................   0.3x-1.8x    0.7x     0.8x
Enterprise Value/CY2003 EBITDA...........................   1.7x-7.5x    4.6x     4.8x
Enterprise Value/CY2003 EBIT.............................  1.9x-15.0x    6.8x     7.7x
Enterprise Value/CY2003 Net Income.......................  3.2x-27.7x    8.1x    11.2x

     Raymond James & Associates, Inc. then applied the ratios derived from its comparable public company analysis to our videoconferencing services business unaudited operating results for its fiscal trailing twelve months, calendar year 2002 and calendar year 2003 to determine an implied enterprise value for our videoconferencing services business. The following table summarizes the results of this analysis.

                                                            IMPLIED ENTERPRISE VALUE
                                                          ----------------------------
                                                             RANGE      MEDIAN   MEAN
                                                          -----------   ------   -----
                                                                 ($, MILLIONS)
Enterprise Value/TTM(1) Net Revenues....................  $ 8.9-$45.6   $14.6    $18.4
Enterprise Value/TTM EBITDA.............................  $19.4-$64.8   $25.2    $33.9
Enterprise Value/TTM EBIT...............................  $24.4-$48.9   $26.5    $31.6
Enterprise Value/CY(2)2002 Net Revenues.................  $ 8.4-$40.7   $14.1    $16.7
Enterprise Value/CY2002 EBITDA..........................  $20.5-$75.4   $32.0    $38.1
Enterprise Value/CY2002 EBIT............................  $29.3-$41.7   $32.6    $34.1
Enterprise Value/CY2003 Net Revenues....................  $ 5.9-$31.1   $11.8    $13.5
Enterprise Value/CY2003 EBITDA..........................  $ 9.6-$41.1   $25.0    $26.5
Enterprise Value/CY2003 EBIT............................  $ 8.3-$67.0   $30.5    $34.3

---------------

(1) "TTM" is an abbreviation for trailing twelve months.

(2) "CY" is an abbreviation for calendar year.

     Analysis of Selected Merger and Acquisition Transactions. Raymond James & Associates, Inc. compared the proposed asset sale with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James & Associates, Inc.'s comparable transaction analysis was identical to the asset sale. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors between us and the other transactions considered that could affect the acquisition value of the companies to which our videoconferencing services business was being compared.

     Raymond James & Associates, Inc. performed an analysis of 35 merger and acquisition transactions of electronic conferencing services and outsourced IT services companies that occurred between June, 1998 and October, 2002. The 35 merger and acquisition transactions considered were:

DATE                                                                   TTM        TTM       TTM      TTM NET
ANNOUNCED        TARGET                TARGET DESCRIPTION            REVENUES   EBITDA     EBIT      INCOME
---------        ------                ------------------            --------   -------   -------   ---------
                                                                                  ($, MILLIONS)
 Electronic Conferencing
10/04/02    eRoom Technology  Developer of document collaboration
                              software.............................   $ 37.0    $  N/A    $   N/A   $     N/A
06/04/02    Global            Enterprise conference room scheduling
            Scheduling        and resource management solutions....      0.5       N/A        N/A         N/A
            Solutions
01/22/02    E.mergent         Provider of videoconferencing
                              products and services................     22.4       1.5        0.9         0.5
05/24/01    Picture Tel       Producer of PC-based video
                              collaboration solutions..............    229.6     (85.1)    (103.9)      (97.5)
12/05/00    Accord Networks   Producer of IP-based voice and video
                              communications solutions.............     36.6       2.8        1.5        (4.3)
10/09/00    Intellisys        Provides integration and support
            Group, Inc.       services for audio-visual
                              conferencing solutions...............    149.1      (6.7)     (20.3)      (30.1)
10/01/00    Vialog Corp.      Specialist provider of conferencing
                              services.............................     75.5      15.4        5.9        (8.7)
09/15/00    Westek            Provides integration services for
            Presentation      audio- visual conferencing
            Systems           solutions............................     14.0       N/A        N/A         N/A
07/06/00    Midwest Visual    Reseller and integrator of
                              audio-visual conferencing
                              solutions............................     45.3       N/A        2.8         1.7
02/16/00    Duocom            Provides integration services for
                              audio-visual conferencing
                              solutions............................      N/A       N/A        3.0         1.8
02/04/00    Fairview-AFX,     Reseller and integrator of audio
            Inc.              visual conferencing solutions........     16.4       N/A        0.5         0.3
01/07/00    Video Images      Provides audio-visual conferencing
                              products and services................      N/A       N/A        0.6         0.3
12/15/98    Dreher            Manufacturer of audio-visual
                              conferencing products................      N/A       N/A        4.7         2.8
08/16/99    Technical         Provides integration services for
            Industries        audio- visual conferencing
                              solutions............................      N/A       1.6        1.1         0.7
07/01/99    Williams          Videoconferencing, satellite, audio
            Conferencing      conferencing.........................     22.9       N/A        N/A         N/A
04/14/99    VideoWeb          Operator-assisted multipoint
                              videoconferencing services...........      2.3       N/A        N/A         N/A
04/01/99    Aloha             Operator-assisted teleconferencing
            Conferencing      services.............................      8.5       N/A        N/A         1.0
12/11/98    Axidata           Reseller of computer technology
                              solutions............................      N/A       N/A        5.2         3.1
07/17/98    Consolidated      Reseller and integrator of
            Media Systems     audio-visual conferencing
                              solutions............................     69.5       3.1        2.5         1.8
06/01/98    Electronic Image  Integration services for audio-visual
            Systems           conferencing solutions and computer
                              equipment............................     12.4       N/A        N/A         N/A
Outsourced IT Services
09/04/01    Century Computer  Provides IT services.................    379.6     (14.1)     (26.7)       (4.4)
            Consultants

DATE                                                                   TTM        TTM       TTM      TTM NET
ANNOUNCED        TARGET                TARGET DESCRIPTION            REVENUES   EBITDA     EBIT      INCOME
---------        ------                ------------------            --------   -------   -------   ---------
                                                                                  ($, MILLIONS)
10/05/01    Renaissance       Provides IT consulting services......    338.9      (9.5)     (19.7)      (20.0)
            Worldwide Inc
06/14/01    Aris Corp         Provides computer related services...     65.7     (10.5)      (9.6)       (4.0)
05/23/01    Structural        Develops software, engineering
            Dynamics          services.............................    459.6      46.6       22.1         2.7
            Research
05/14/01    Digital Island    Provides IT Networks services........    104.6    (221.2)    (522.5)   (1,547.2)
            Inc
05/07/01    Proxicom Inc      Provides IT consulting services......    208.0      (6.2)     (27.0)      (59.5)
04/19/01    Mainspring Inc    Provides business consulting
                              services.............................     37.2     (21.4)     (22.6)      (20.0)
04/02/01    Systematics AG    Provides computer integration
                              services.............................    570.0      20.3       13.4        11.3
02/21/01    IMRglobal Corp    Provides IT services.................    256.2      25.0        8.6         2.8
03/13/01    Cambridge         Global IT services and e-solutions
            Technology        provider.............................    586.6     (61.3)     (85.5)      (73.3)
02/27/01    Planning          Consulting and infrastructure
            Technologies      services.............................     30.0       N/A        N/A         N/A
09/26/00    Synet Service     Consulting and systems integration
            Corp.             services.............................     11.0       N/A        N/A         N/A
08/10/00    Human Code        IT and computer systems design
                              services.............................     20.0       N/A        N/A         N/A
04/13/00    Sequoia           IT solutions services................     57.0       N/A        3.8         N/A
03/31/00    SCA/Harris        Technology consulting services.......     15.0       N/A        N/A         N/A
            Chapman

     The following table summarizes the results of this analysis.

         SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS SUMMARY

                                                                 MARKET MULTIPLE
                                                           ---------------------------
                                                             RANGE      MEDIAN   MEAN
                                                           ----------   ------   -----
Enterprise Value/TTM Net Revenue.........................  0.1x- 9.4x    1.5x     1.9x
Enterprise Value/TTM EBITDA..............................  7.3x-18.7x   15.8x    14.1x
Enterprise Value/TTM EBIT................................  4.3x-34.4x    8.4x    11.8x

     Raymond James & Associates, Inc. then applied the ratios derived from the comparable transaction analysis to our videoconferencing services business' unaudited operating results for the trailing twelve months to determine an implied enterprise value. The following table summarizes the results of this analysis.

         SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS SUMMARY

                                                           IMPLIED ENTERPRISE VALUE
                                                         -----------------------------
                                                            RANGE       MEDIAN   MEAN
                                                         ------------   ------   -----
                                                                 ($, MILLIONS)
Enterprise Value/TTM Net Revenue.......................  $   1.6-$169   $26.7    $33.6
Enterprise Value/TTM EBITDA............................  $38.2-$ 98.4   $83.5    $74.2
Enterprise Value/TTM EBIT..............................  $18.0-$145.3   $35.6    $50.0

     Opinion of Raymond James & Associates, Inc. The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James & Associates, Inc.'s opinion or its presentation to the board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James & Associates, Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James & Associates, Inc. considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James & Associates, Inc.'s view of the actual value of the videoconferencing services business. In undertaking its analysis, Raymond James & Associates, Inc. considered, among the other aspects of its analyses discussed above, those which indicated a potential value for the videoconferencing services business greater than the proposed asset sale consideration.

     In summary, while Raymond James & Associates, Inc. based its opinion on the totality of the analyses it conducted and not on any single analysis, Raymond James & Associates, Inc. nonetheless examined each of the cases where the implied value under a particular analysis exceeded the proposed asset sale consideration and came to the opinion that in each case there were circumstances which argued against relying solely on the results of such analysis. In considering these circumstances, as discussed above, and in considering the results of the complete set of analyses using a variety of methodologies, Raymond James & Associates, Inc. formed its opinion described herein.

     In performing its analyses, Raymond James & Associates, Inc. made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond our control. The analyses performed by Raymond James & Associates, Inc. are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Raymond James & Associates, Inc.'s analysis of the fairness of the financial terms and conditions of the transaction to us from a financial point of view and were provided to the board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James & Associates, Inc. was one of many factors taken into consideration by the board of directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of the board of directors' opinion with respect to the value of the videoconferencing services business.


     We have paid Raymond James & Associates, Inc. a retainer fee of $50,000, as well as an additional fee of $50,000 for rendering the fairness opinion. If the transaction is consummated, Raymond James & Associates, Inc. will receive an additional fee of approximately $450,000. We have also agreed to reimburse Raymond James & Associates, Inc. for its reasonable out-of-pocket expenses and to provide customary indemnification protection to Raymond James & Associates, Inc. In the ordinary course of business, Raymond James & Associates, Inc. may trade in our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Except as set forth here, we have not engaged in any other material relationships with Raymond James & Associates, Inc. during the past two years.


     Raymond James & Associates, Inc. has consented to the descriptions of its opinion in, and the inclusion of its opinion as an appendix to, this proxy statement.

     Our company selected Raymond James & Associates, Inc. based on its experience, expertise and reputation. Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of businesses in connection with business combinations and similar transactions.

PROCEEDS OF THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS


     Our company will retain the proceeds of the sale of our videoconferencing services business. It is the intention of the board of directors to use the proceeds, along with our other cash and cash equivalents, in connection with our future business plan to grow our remaining business by expanding product and service offerings and to potentially further expand through acquisitions of complementary businesses. At this time, however, we do not have any formal acquisition plans or proposals outstanding or other arrangements to pursue alternate business opportunities with potential acquisition targets.

STOCKHOLDER APPROVAL OF THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS; VOTE REQUIRED

     Under section 271 of the Delaware General Corporation Law, the sale by our company of "all or substantially all" of our assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date. We, in consultation with our legal counsel, have determined that the sale of substantially all of the assets used in the operation of our videoconferencing services business to VidCon may constitute a sale of "all or substantially all" of our assets based on current interpretations of that term. The asset purchase agreement provides that, as a condition to our obligation to consummate the transactions contemplated by the asset purchase agreement, we must obtain the consent of our stockholders, if required under Delaware General Corporation Law. Therefore, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of our common stock on the record date must be obtained.

NO CHANGES TO THE RIGHTS OF SECURITY HOLDERS; NO APPRAISAL RIGHTS

     Our stockholders will not experience any change in their rights as stockholders as a result of the sale of substantially all of the assets used in the operation of our videoconferencing services business. We are organized under the corporate laws of the State of Delaware. Neither Delaware law, our certificate of incorporation nor our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this transaction. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

REGULATORY MATTERS

     No material regulatory approvals, filings or consents are required to complete the sale of our videoconferencing services business.

ACCOUNTING TREATMENT

     The proposed sale of substantially all of the assets used in the operation of our videoconferencing services business is expected to be accounted for as a sale of assets.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following describes the material United States federal income tax consequences of the proposed sale of our videoconferencing services business to VidCon that are generally applicable to our company and its stockholders. The following discussion is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

     The proposed sale of our videoconferencing services business to VidCon will be a transaction taxable to our company for United States federal income tax purposes. Our company will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash our company receives in exchange for the assets sold, including the amount of any cash subsequently received from the amounts escrowed at closing, plus the amount of liabilities assumed by VidCon.


     Although the sale of our videoconferencing services business to VidCon will result in a taxable gain to the Company, our available federal income tax net operating and net capital loss carry forwards, as currently reflected on the company's consolidated federal income tax returns, are in excess of the estimated amount of the gain. However, depending upon the operating results during the remaining quarters of our fiscal year ending July 31, 2003, we may incur Alternative Minimum Tax, which, in general, will result in an effective tax rate of approximately two percent. The availability and amount of tax loss carry forwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the loss carry forwards, our company may incur a tax liability.


     Our stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of our videoconferencing services business to VidCon.


     Our company files income tax returns in more than one state. Because state income tax laws do not necessarily follow federal law, and because state laws themselves differ, the state income tax consequences of the sale of our videoconferencing services business to VidCon will vary state by state. The tax loss carry forwards in a particular state may not completely offset state taxable income, and state income tax may be incurred on the sale. However, it is not anticipated that the sale will result in a material amount of state income taxes.

     EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE SALE, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES.

VOTING BY OUR DIRECTORS AND EXECUTIVE OFFICERS

     As of           , 2003, our directors and executive officers owned of
record           shares of our common stock, representing approximately   % of
the outstanding shares of common stock. Directors and executive officers,
representing approximately   % of the outstanding shares of common stock on the
record date, have agreed to vote at the annual meeting in favor of the proposal to sell substantially all of the assets used in the operation of our videoconferencing services business to VidCon, pursuant to the terms of voting agreements entered into by such directors, executive officers and GTG Holdings and VidCon.

INTERESTS OF MANAGEMENT, DIRECTORS AND SIGNIFICANT STOCKHOLDERS IN THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS


     We have entered into change-in-control agreements, also called parachute agreements, with members of our senior management, which provide that if the officer is terminated within a specified amount of time after a "change in control" of our company we will pay to the officer an amount equal to one times his or her current year's salary and will accelerate the vesting schedule of his or her unvested stock options. The definition of "change in control" contained in the parachute agreements includes, among other things, the stockholders of the company approving a sale of all or substantially all of the company's assets. While not dispositive of the issue for purposes of the parachute agreements, the consummation of the transactions set forth in this proxy statement could be deemed to represent a change in control, as defined in those agreements. In order to forestall any ambiguity related to this question, the members of our senior management that have these agreements have agreed to waive any consequences under these agreements resulting from the consummation of the sale of our videoconferencing services business to VidCon.


     Dennis Egan, our Vice President, Services, will become employed by VidCon and enter into an employment agreement with VidCon upon the consummation of the sale of our videoconferencing services business to VidCon. Dennis Egan has also agreed to waive his rights under his parachute agreement with the company, to terminate such agreement and to waive all claims against us in connection with the parachute agreement, effective as of the closing of the asset purchase agreement, in exchange for our agreement to extend the exercise period for his options and to pay him a cash payment of $170,000.

OUR OPERATIONS FOLLOWING THE SALE OF OUR VIDEOCONFERENCING SERVICES BUSINESS

     Following the sale of our videoconferencing services business, we will no longer engage in that business. Our remaining business operations will consist primarily of the sale of network management and scheduling software and patent and intellectual property licensing.

SPECIAL CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT IN DECIDING HOW TO VOTE ON THE PROPOSAL TO SELL OUR VIDEOCONFERENCING SERVICES BUSINESS

     You should carefully consider the special considerations described below as well as other information provided to you in this document in deciding how to vote on the proposal to sell our videoconferencing services business. The special considerations described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

  SPECIAL CONSIDERATIONS REGARDING THE PROPOSAL TO SELL OUR VIDEOCONFERENCING SERVICES BUSINESS


  The purchase price is subject to a downward adjustment, so that we may not receive the aggregate $10,000,000 cash consideration of the purchase price.



     Pursuant to the terms of the asset purchase agreement, we will enter into an escrow agreement at closing with GTG Holdings, VidCon and an escrow agent, whereby $2,000,000 of the $10,000,000 cash consideration will be placed with the escrow agent, $1,000,000 of which is for purchase price adjustments and $1,000,000 of which is for indemnity claims. The purchase price adjustment escrow will be used to pay for adjustments to the purchase price resulting from the final determination that either:



     - the net assets that were transferred to VidCon on the closing date were less than $3,800,000, or



     - the deferred revenue assumed by VidCon on the closing date was greater than $7,600,000.



     To the extent that these adjustments have not already been accounted for in any adjustment to the amount of cash we receive at closing, these adjustments will initially be taken out of the $1,000,000 escrowed specifically for this purpose. If these adjustments were to exceed that $1,000,000, then the company would be required to pay such excess to VidCon. The cash placed in escrow for this purpose is generally payable 120 days after the closing.



     The indemnity claim escrow will be used to pay for losses incurred by VidCon and/or GTG Holdings arising out of or resulting from:



     - any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;



     - our company's failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing; or



     - the liabilities and obligations that VidCon has not assumed.



     These losses will initially be taken out of the $1,000,000 escrowed specifically for this purpose. If these losses were to exceed that $1,000,000, then the Company would be required to pay such excess to VidCon and/or GTG Holdings. The cash placed in escrow for this purpose is generally payable 18 months after the closing.


  We will be unable to compete in the videoconferencing services business for four years from the date of closing.

     We have agreed that, without the prior written consent of GTG Holdings and VidCon, we will not,

     - engage in;

     - own or control any interest in (except as a passive investor of less than two percent of the capital stock or publicly traded notes or debentures of a publicly held company);

     - act as an officer, director, partner, member or joint venturer of;

     - lend credit or money for the purpose of establishing or operating; or

     - allow such entity's name or reputation to be used by,

any entity that is engaged in any line of business that competes with the videoconferencing services business as it exists on the date of closing anywhere in the world. Our enterprise network management and scheduling software business, the bundling and sale of our enterprise network management and scheduling software with appropriate hardware and our patent and intellectual property licensing businesses are not deemed to compete with the videoconferencing services business. However, the non-compete provisions will restrict our ability to engage in business in the videoconferencing services business for four years from the date of closing.

  There is no plan to distribute any of the proceeds of the sale of our videoconferencing services business to our stockholders.

     We do not intend to distribute any portion of the proceeds from the sale of our videoconferencing services business to our stockholders. Currently, we intend to use the proceeds from the sale of that business to fund and grow our remaining businesses.

  Management could spend or invest the proceeds from the sale of our videoconferencing services business in ways with which our stockholders may not agree, including the possible pursuit of other market opportunities.

     Our management could spend or invest the proceeds from the sale of our videoconferencing services business in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because the market for our remaining businesses is evolving, in the future we may discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. This action may require us to limit or abandon our currently planned focus on collaboration tools for the enterprise software market. If we change our business focus we may face risks that may be different from the risks associated with the enterprise software market.

  The asset purchase agreement will expose us to contingent liabilities.


     Under the asset purchase agreement, we have agreed to indemnify GTG Holdings and VidCon for any breach of our representations and warranties contained in the asset purchase agreement and for other matters, subject to certain limitations. For example, an indemnification claim by GTG Holdings or VidCon might result if we are inaccurate in any of our representations about the assets comprising our videoconferencing services business. Significant indemnification claims by GTG Holdings and VidCon could have a material adverse effect on our business. Such claims will initially be taken out of the $1,000,000 of the cash consideration to be escrowed by the company specifically for this purpose, so that we may never receive any of this $1,000,000. In addition, if the aggregate of all indemnification claims were to exceed the $1,000,000 held in escrow specifically for this purpose, the company would be required to pay any such excess to GTG Holdings and VidCon. In addition to the $1,000,000 to be held in escrow for indemnity claims by GTG Holdings and VidCon, we are also required to place an additional $1,000,000 of the $10,000,000 cash consideration in escrow for possible purchase price adjustments.


  The failure to complete the sale of our videoconferencing services business may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow and implement our current business strategies.

     The sale of our videoconferencing services business is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. Among other conditions, the closing of the asset purchase agreement is subject to approval of the sale by our stockholders and we cannot predict whether we will succeed in obtaining this approval. As a result, we cannot assure you that the sale of our videoconferencing services business will be completed. If our stockholders fail to approve the proposal at the annual meeting or if the sale of our videoconferencing services business is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the sale of our videoconferencing services business may substantially limit our ability to grow and implement our current business strategies.

  If our stockholders do not approve the sale of our videoconferencing services business, there may not be any other offers from potential acquirors.

     If our stockholders do not approve the sale of our videoconferencing services business, we may seek another purchaser for our videoconferencing services business. Although we had discussions with various parties concerning such a purchase, none of these parties may now have an interest in such a sale or be willing to offer a reasonable purchase price.

  SPECIAL CONSIDERATIONS RELATING TO OUR COMPANY IF OUR VIDEOCONFERENCING SERVICES BUSINESS IS SOLD

  Our success will depend on the success of our new business model.

     In accordance with our current restructuring efforts, we are currently transitioning our business and realigning our strategic focus towards a new core market, network enterprise software and technology licensing. Internal changes resulting from the business restructuring announced by us during 2001 and 2002 are substantially complete, but many factors may negatively impact our ability to implement our strategic focus, including our ability or possible inability to manage the implementation and development of our new network product business, sustain the productivity of our workforce and retain key employees, manage operating expenses and quickly respond to and recover from unforeseen events associated with the restructuring. We may be required by market conditions and other factors to undertake additional restructuring efforts in the future. Our business, results of operations or financial condition could be materially adversely affected if we are unable to manage the implementation and development of our new business strategy, sustain the productivity of our workforce and retain key employees, manage our operating expenses or quickly respond to and recover from unforeseen events associated with any future restructuring efforts.

  Our network software product is new and has limited market awareness.

     Our network software product was introduced in the fall of 2001, and as such, it has limited market awareness and, to date, limited sales. Our future success will be dependent in significant part on our ability to generate demand for our network software products and professional services. To this end, our direct and indirect sales operations must increase market awareness of our products to generate increased revenue. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. We cannot be certain that we will be successful in our efforts to market and sell our products, and if we are not successful in building greater market awareness and generating increased sales, future results of operations will be adversely affected.

  Development and market acceptance of our enterprise software products and related tools are subject to significant risks.

     We expect that our future financial performance will depend significantly on revenue from existing and future enterprise software products and the related tools that we plan to develop, which is subject to significant risks. There are significant risks inherent in a new product introduction, such as our existing VNP and GSS software products. Market acceptance of these and future products will depend on continued market development for collaboration management. We cannot be certain that our existing or future product offerings will meet customer performance needs or expectations when shipped or that it will be free of significant software defects or bugs. If our products do not meet customer needs or expectations, for whatever reason, our sales would be adversely affected and further, upgrading or enhancing the product could be costly and time consuming.

  Licensing revenues are difficult to predict and subject to risk.

     Our intellectual property licensing revenues are difficult to predict. Our licensing program involves risks inherent in technology licensing, including risks of protracted delays, possible legal challenges that would lead to disruption or curtailment to the program, increasing expenditures associated with the pursuit of the program, and other risks that could adversely affect our licensing program. Thus, there can be no assurance that we will be able to continue to license our technology to others. If we fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease significantly. Quarterly operating results may fail to meet these expectations for a number of reasons, including the inability of licensees to pay our license and other fees, a decline in the demand for our patented technology, higher than expected operating expenses, and license delays due to legal and other factors.

  Patents and other proprietary rights will provide uncertain protection of our proprietary information and our inability to protect a patent or other proprietary right may harm our business.

     Our success and ability to compete are substantially dependent on our proprietary technology and trademarks. We seek to protect these assets through a combination of patent, copyright, trade secret, and trademark laws, as well as confidentiality procedures and contractual provisions. These legal protections afford only limited protection and enforcement of these rights may be time consuming and expensive. Furthermore, despite our best efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Also, competitors may independently develop similar, but not infringing, technology, duplicate products, or design around our patents or other intellectual property.

     Our patent applications or trademark registrations may not be approved. Moreover, even if approved, the resulting patents or trademarks may not provide us with any competitive advantage or may be challenged by third parties. If challenged, patents might not be upheld or claims could be narrowed. Any litigation surrounding our rights could force us to divert important financial and other resources away from business operations.

  We may be unable to adequately respond to rapid changes in technology.

     The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products embodying new technology and the emergence of new industry standards may render our existing products obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market.

  Our future success will depend on our ability to manage any growth in our business.

     If we are successful in increasing the revenues of our enterprise network management and scheduling software business we may be required to expand our operations. If we are required to expand our operations, those expansions will likely result in new and increased responsibilities for management personnel and place significant strain on our management, operating and financial systems and other resources. To accommodate any such growth and compete effectively, we will be required to implement improved information systems, procedures and controls, and to expand, train, motivate and manage our work force. Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively both independently and as a group. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

          CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

     Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of our company and the effect of the asset sale. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described under the caption "Proposal to Sell Substantially All of the Assets Used in the Operation of Our Videoconferencing Services Business -- Special Considerations You Should Take Into Account in Deciding How to Vote on the Proposal to Sell Our Videoconferencing Services Business." We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                          THE ASSET PURCHASE AGREEMENT

     We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

ASSETS SOLD

     Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to VidCon, a wholly-owned subsidiary of GTG Holdings, substantially all of the assets used in the operation of our videoconferencing services business, including the following assets:

     - all fixed assets, furniture, property, equipment, fixtures, leasehold improvements, tools, machinery, office equipment, plant and other tangible personal property related to or used in connection with the videoconferencing services business;

     - our interest in certain equipment leases pertaining to the videoconferencing services business;

     - our interest in all contracts relating to the videoconferencing services business, except for the contracts we specifically exclude pursuant to the terms of the asset purchase agreement, and all of the related interests, privileges, claims, causes of action and options relating to the contracts;

     - all of our accounts receivable, notes, claims and other amounts receivable by us as a result of ownership of the assets purchased, or arising out the videoconferencing services business, as of the time of closing;

     - all prepaid expenses or advances to third parties relating to the videoconferencing services business that have an economic benefit to us at the time of closing;

     - all of our videoconferencing services business accounting and financial records, property records, contract records, personnel records, correspondence, files, books and documents;

     - all of our backlog related to the videoconferencing services business as of the time of closing or unfilled firm orders for products manufactured or sold or services provided by us related to the videoconferencing services business, together with, to the extent transferable, all fidelity, surety, bid, performance, or similar bonds relating to or securing the backlog;

     - all of our inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts and office and other supplies used or to be distributed, licensed or sold in connection with the videoconferencing services business as of the time of closing; and

     - all of our business software and all other intellectual property not specifically excluded that is used in the conduct of the videoconferencing services business.

ASSETS RETAINED

     We are retaining certain assets, including the following assets:

     - any cash, cash equivalents or marketable securities;

     - any contract or agreement relating to the videoconferencing services business that is specifically excluded or which cannot be assigned because we have been unable to obtain the necessary consent prior to or after the closing of the asset purchase agreement;

     - general books of account and books of original entry that comprise our's or the services business' permanent accounting or tax records and books and records that we are required to retain pursuant to law;

     - any of our software that we are unwilling or unable to transfer and that is specifically listed out in the asset purchase agreement schedules;

     - all patents, patent applications and related intellectual property owned by us or our subsidiaries;

     - the trade name "Forgent" and any of our trademarks and service and trade names; and

     - the real property leases for our offices in King of Prussia, Pennsylvania and Austin, Texas.

ASSUMED LIABILITIES

     As partial consideration for the purchase of the assets, VidCon will assume certain liabilities related to our videoconferencing services business, including:


     - all liabilities set forth on our closing statement related to the videoconferencing services business, including trade and other accounts payable, items received but not invoiced, accrued expenses and deferred revenue of the videoconferencing services business;


     - all obligations to customers after the closing date of the asset purchase agreement arising from the operation of the videoconferencing services business on or prior to the closing date, but not including any liabilities for any breach of such obligations by us or liabilities in excess of those which are required to be set forth on our closing statement for future performance of the obligations to customers; and

     - all liabilities, obligations and commitments incurred in the operation of our videoconferencing services business after the closing date of the asset purchase agreement and arising out of the contracts assumed by VidCon, but not including any liabilities for any breach of such obligations by us or liabilities in excess of those which are required to be set forth on our closing statement for future performance of the contracts.


     It is estimated that, as of the closing of the asset sale, these
liabilities will be between $      and $      .


CLOSING DATE

     The closing of the sale of our videoconferencing services business will take place within two days after our stockholders approve the sale of substantially all of the assets used in the operation of the videoconferencing services business and all other closing conditions are satisfied, unless the parties agree upon another time. It is the intent of the parties to complete the sale of our videoconferencing services business as soon as practicable following approval by our stockholders of the sale of the videoconferencing services business.

CONSIDERATION


     The consideration that we will receive in the sale of our videoconferencing services business consists of the assumption of certain liabilities by VidCon set out above, as well as the following cash consideration:


     - $8,000,000 in cash, as adjusted pursuant to the terms of the asset purchase agreement, payable at the closing;

     - $1,000,000 in cash, generally payable 120 days after the closing pursuant to the terms of an escrow agreement, as adjusted for the purchase price adjustment pursuant to the terms of the asset purchase agreement; and

     - $1,000,000 in cash, generally payable 18 months after the closing pursuant to the terms of an escrow agreement, as adjusted for indemnity claims by GTG Holdings or VidCon pursuant to the terms of the asset purchase agreement.


     The cash consideration of $10,000,000 could be decreased based upon the amount of the net assets transferred to VidCon on the closing date and the amount of deferred revenue assumed by VidCon on the closing date. The amount of cash that we receive at closing will be adjusted downward, based upon our good faith estimate to be delivered five days prior to the closing of the amount of net assets to be transferred to VidCon and the amount of deferred revenues being assumed by VidCon at the closing date. As of the date of this proxy statement, we do not anticipate that there will be a downward adjustment. Pursuant to the terms of the asset purchase agreement, we are required to place $1,000,000 of the $10,000,000 cash consideration in escrow for approximately 120 days following the closing to pay for possible purchase price adjustments, and $1,000,000 of the $10,000,000 cash consideration in escrow for approximately 18 months following the closing to pay for possible indemnity claims by GTG Holdings and VidCon.



     The purchase price adjustment escrow will be used to pay for adjustments to the purchase price resulting from the final determination that either:



     - the net assets that were transferred to VidCon on the closing date were less than $3,800,000, or



     - the deferred revenue assumed by VidCon on the closing date was greater than $7,600,000.



     To the extent that these adjustments have not already been accounted for in any adjustment to the amount of cash we receive at closing, these adjustments will initially be taken out of the $1,000,000 escrowed specifically for this purpose. If these adjustments were to exceed that $1,000,000, then the company would be required to pay such excess to VidCon.



     The indemnity claim escrow will be used to pay for losses incurred by VidCon and/or GTG Holdings arising out of or resulting from:



     - any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;



     - our company's failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing; or



     - the liabilities and obligations that VidCon has not assumed.



     These losses will initially be taken out of the $1,000,000 escrowed specifically for this purpose. If these losses were to exceed that $1,000,000, then the Company would be required to pay such excess to

VidCon and/or GTG Holdings. Please see "-- Indemnification" on page 46 for a full explanation of these provisions.



     The company believes that the source of the cash that VidCon will use to pay the cash consideration will be from VidCon's and/or GTG Holdings' internal sources. VidCon and GTG Holdings have represented to us that they have the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill their commitments under the asset purchase agreement. While the Company cannot be certain that VidCon and/or GTG Holdings will have the necessary cash on hand to consummate the transaction, the company believes that it is reasonable to assume that they will have the cash on hand based upon VidCon's and GTG Holdings' representations to that effect and based upon Gores Technology's general business reputation.


REPRESENTATIONS AND WARRANTIES

  REPRESENTATIONS AND WARRANTIES OF OUR COMPANY

     In the asset purchase agreement, we make customary representations and warranties to VidCon and GTG Holdings, including with respect to the matters set forth below and have agreed to indemnify VidCon and GTG Holdings for any breach or default of our representations and warranties, subject to certain limitations:

     - our company is a corporation validly existing and in good standing and has the requisite power to enter into the asset purchase agreement;

     - subject to the approval of the asset purchase agreement by our stockholders and obtaining certain third party consents, there are no conflicts between the asset purchase agreement and our charter documents, our contracts or applicable law;

     - our company has good and valid title to, or a valid leasehold or license interest in, the assets used in the operation of our videoconferencing services business;

     - the financial statements provided are materially complete and correct and have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition of our videoconferencing services business;

     - the accounts receivable being transferred are valid and bona fide and not subject to defense, set-off or counterclaim;

     - the inventory being transferred is of good and marketable quality and saleable in the ordinary course;

     - except as described in the asset purchase agreement, there are no legal proceedings related to our videoconferencing services business or the assets being purchased by VidCon;

     - our company owns the rights to the intellectual property used in our videoconferencing services business and is not infringing the rights of any third party;

     - the contracts to be transferred in connection with the asset purchase agreement have not been breached by us, repudiated by us or any other party and are legally valid and binding on us;

     - the assets being transferred represent all of the assets of our videoconferencing services business;

     - our company has paid all taxes related to the assets used in the operation of our videoconferencing services business and there are no liens for taxes due and payable on any of such assets or such business;

     - our company is in material compliance with applicable laws and possesses all material licenses required to operate our videoconferencing services business;

     - we carry insurance on the videoconferencing services business of a type and in amounts that are customary in the industry; and

     - the videoconferencing services business is in compliance in all material respects with all environmental laws and there is no contingent liability relating to any environmental laws.

  REPRESENTATIONS AND WARRANTIES OF VIDCON AND GTG HOLDINGS

     In the asset purchase agreement, VidCon and GTG Holdings, jointly and severally, represent and warrant to us with respect to the matters set forth below and have agreed to indemnify us for any breach or default of these representations and warranties, subject to certain limitations:

     - each of VidCon and GTG Holdings is a corporation duly and validly existing and in good standing and has the requisite power to enter into the asset purchase agreement;

     - there are no conflicts between the asset purchase agreement and VidCon or GTG Holdings' charter documents, contracts or applicable law;

     - neither VidCon nor GTG Holdings is obligated to obtain any consents as a result of entering into and performing its obligations under the asset purchase agreement; and

     - VidCon and/or GTG Holdings has the financial capability, without seeking additional third party financing, to fulfill its obligations under the asset purchase agreement.

COVENANTS

     In the asset purchase agreement, among other things, VidCon, GTG Holdings and our company have agreed that prior to the closing or termination of the asset purchase agreement:

     - our company will conduct the videoconferencing services business in the ordinary course consistent with past practices;

     - we will not increase the rate of pay of any employee of the videoconferencing services business, except pursuant to regularly scheduled time schedules in effect as of the date of the execution of the asset purchase agreement, no other similar benefits shall be paid to such employees other than as required by outstanding employee benefit plans, and no other modifications of existing plans or adoptions of new plans shall be made without VidCon's and GTG Holdings' consent;

     - each party will cooperate to prepare and file all filings and secure all necessary approvals to consummate and effect the transactions set forth in the asset purchase agreement;

     - VidCon will extend offers of employment to substantially all of our employees who provide services primarily to our videoconferencing services business;

     - our company will provide VidCon and GTG Holdings with full access to the premises, properties, personnel, books, records, contracts and other documents of our videoconferencing services business and the assets to be purchased;

     - each party will keep confidential all information disclosed as contemplated by the asset purchase agreement and will only release information about the transaction publicly upon all parties' mutual agreement;

     - our company will inform VidCon and GTG Holdings of any event causing a material breach of our representations and warranties;

     - our company will not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, or permit any lien to attach to the assets to be purchased by VidCon; and

     - our board of directors has agreed to recommend that our stockholders approve the asset purchase agreement and the sale of our videoconferencing services business. Our board of directors may withdraw or modify its recommendation of the asset purchase agreement in a manner adverse to GTG Holdings and VidCon only if:

       - we receive a Superior Proposal; and

       - we have notified GTG Holdings and VidCon of the Superior Proposal at least two business days in advance of our intention to effect the withdrawal or modification.

     "Superior Proposal" means any bona fide acquisition proposal which our board of directors concludes in good faith, after consultation with its outside counsel and investment advisors, to be more favorable to our stockholders than the asset purchase agreement with GTG Holdings and VidCon.

CONDITIONS TO COMPLETION OF ASSET PURCHASE


     Each party's obligation to complete the sale of our videoconferencing services business is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our stockholders is appropriate. No determination can be made at this time as to which, if any, of the closing conditions are likely to be waived by us or VidCon. The following list sets forth the material conditions that have not yet been satisfied and therefore must be satisfied or waived before completion of the sale of our videoconferencing services business:


     - all authorizations, consents or approvals required by governmental entities necessary for the consummation of the sale of our videoconferencing services business must be filed or obtained;

     - no legal restraint or prohibition against the consummation of the sale of our videoconferencing services business may be in effect;

     - no action or regulation by a governmental entity which would make the sale illegal may have been enacted;

     - all parties must obtain certain required consents or approvals to the assignment of specified material contracts by us to VidCon;

     - we must obtain approval by our stockholders of the sale;

     - our representations and warranties and the representations and warranties of GTG Holdings and VidCon must be true and correct in all material respects as of the closing;

     - we and GTG Holdings and VidCon must each perform our obligations under the asset purchase agreement;

     - there must not be any events or conditions that have or could have a material adverse effect on our videoconferencing services business or the assets related to that business; and

     - we and GTG Holdings and VidCon must deliver certain customary closing documents and legal opinions.

TERMINATION OF THE ASSET PURCHASE AGREEMENT

  TERMINATION

     Notwithstanding approval by our stockholders of the asset purchase agreement and the transactions contemplated by the asset purchase agreement, the asset purchase agreement may be terminated, and the sale of our videoconferencing services business may be abandoned, at any time prior to the closing, in any of the following ways:

     - by the mutual written agreement of us, VidCon and GTG Holdings;

     - by either us or VidCon and GTG Holdings if:

       - the sale of the videoconferencing services business is not completed by
                   , 2003, other than as a result of the failure by the party proposing to terminate the asset purchase agreement to perform its obligations;

       - an order, decree or ruling is entered restraining, enjoining or otherwise prohibiting the completion of the sale of our videoconferencing services business;

       - our stockholders fail to approve the sale of our videoconferencing services business at the annual meeting; or

       - the other party materially breaches its representations or agreements so that a closing condition would not be satisfied and the breach remains uncured 30 days following notice, as long as the party terminating the agreement is not also in material breach of its obligations under the asset purchase agreement.

     In addition, GTG Holdings and VidCon may terminate the asset purchase agreement if:

       - our board of directors withdraws or modifies in an adverse manner its recommendation of the sale of the videoconferencing services business or approves or recommends another acquisition proposal for our videoconferencing services business;

       - we fail to include in this proxy statement the approval and recommendation of our board of directors for the sale of our videoconferencing services business; or

       - our board of directors fails to publicly reaffirm its approval and recommendation of the sale of our videoconferencing services business within 10 calendar days after a written request from GTG Holdings or VidCon to do so.

  EFFECT OF TERMINATION

     If the asset purchase agreement is terminated, we and GTG Holdings and VidCon will have no liability or obligations to one another other than for confidentiality, the termination fee set out below and damages for breach of the asset purchase agreement, if any.

TERMINATION FEE

     We will pay to VidCon a $500,000 termination fee if any of the following events occur:

     - GTG Holdings and VidCon terminate the asset purchase agreement due to:

       - our board of directors withdrawing or modifying in an adverse manner its recommendation of the sale of our videoconferencing services business or approving or recommending another acquisition proposal for our videoconferencing services business;

       - our failure to include in the proxy statement the approval and recommendation of our board of directors for the sale of our videoconferencing services business;

       - our board of directors' failure to publicly reaffirm its approval and recommendation of the sale of our videoconferencing services business within 10 calendar days after a written request from GTG Holdings or VidCon to do so; or

     - if prior to the annual meeting, an acquisition proposal for our videoconferencing services business has been publicly announced or communicated to our board of directors and stockholders and not withdrawn, and within 12 months after the earlier of GTG Holdings and/or VidCon terminates the asset purchase agreement or the asset purchase agreement is terminated otherwise by its terms, we enter into an agreement with respect to an alternative acquisition proposal or consummate an alternative acquisition proposal with respect to our videoconferencing services business.

INDEMNIFICATION

  INDEMNIFICATION

     Under the asset purchase agreement, we are obligated to indemnify and hold harmless VidCon and GTG Holdings from and against all losses that any of those parties incurs arising out of or resulting from:

     - any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;

     - our company's failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing;

     - the liabilities and obligations that VidCon has not assumed.

     The asset purchase agreement provides that VidCon and GTG Holdings will, jointly and severally, indemnify and hold harmless our company from and against all losses that any of those parties incurs arising out of or resulting from:

     - any inaccuracy in any representation or the breach of any warranty made by VidCon or GTG Holdings in the asset purchase agreement;

     - VidCon's or GTG Holdings' failure to duly perform or observe any covenant or agreement in the asset purchase agreement that they are required to perform or observe, whether prior to, at or after the date of closing; and

     - the liabilities and obligations assumed by either of them.

  LIMITS ON INDEMNIFICATION

     Neither we, with certain limited exceptions, nor GTG Holdings and VidCon will be obligated to indemnify the other for any losses under the asset purchase agreement until the aggregate amount of those losses exceeds $150,000 for such party, in which event such indemnity shall apply to all such claims. Except as described below, we will not be obligated to indemnify either GTG Holdings or VidCon for any losses in excess of $10,000,000, and neither VidCon nor GTG Holdings will be obligated to indemnify us for any losses in excess of the same amount.

     No limitations on indemnification will apply for VidCon's or GTG Holdings' losses arising from any of the following:

     - fraud by us;

     - breach of one of our covenants in the asset purchase agreement;

     - losses suffered by VidCon and GTG Holdings from the liabilities and obligations that neither has assumed; or

     - losses suffered by VidCon and GTG Holdings from a breach of our representations concerning title to the assets, our employee benefit plans and taxes.

     No limitations on indemnification will apply for our company's losses arising from any of the following:

     - fraud by either GTG Holdings or VidCon;

     - breach of one of VidCon's or GTG Holdings' covenants in the asset purchase agreement; and

     - losses suffered by our company from the liabilities and obligations assumed by either GTG Holdings or VidCon.


     We will begin paying any of our indemnification obligations by offsetting those amounts against the $1,000,000 of the $10,000,000 cash consideration to be placed in escrow specifically for such claims. To the extent that $1,000,000 does not satisfy all indemnification claims that we may ultimately be required to pay, we would have to pay VidCon and/or GTG Holdings such excess.


NONCOMPETITION AND NONSOLICITATION AGREEMENTS

     We have agreed that, without the prior written consent of GTG Holdings and VidCon, we will not,

     - engage in;

     - own or control any interest in (except as a passive investor of less than two percent of the capital stock or publicly traded notes or debentures of a publicly held company);

     - act as an officer, director, partner, member or joint venturer of;

     - lend credit or money for the purpose of establishing or operating; or

     - allow such entity's name or reputation to be used by,

any entity that is engaged in any line of business that competes with the videoconferencing services business as it exists on the date of closing anywhere in the world.

     In addition, VidCon and GTG Holdings have agreed to a limited noncompete with us and VidCon, GTG Holdings and we have all agreed not to solicit each others' employees for employment for a period of one year after the closing of the asset purchase agreement.

EXPENSES

     Each party to the asset purchase agreement will bear its own expenses incurred in connection with the sale of our videoconferencing services business. Our expenses include the costs of preparing, filing with the Securities and Exchange Commission, printing and mailing this proxy statement.

AMENDMENT

     The asset purchase agreement may only be amended in a written document signed by our company, VidCon and GTG Holdings.

ADDITIONAL AGREEMENTS RELATED TO THE ASSET PURCHASE AGREEMENT


     In conjunction with the closing of the sale of our videoconferencing services business, we will enter into a transition services agreement with VidCon whereby we will provide, for a fee at actual cost, certain transition services for VidCon related to the assets acquired and liabilities assumed.



     We will also enter into a reseller agreement, whereby VidCon will be able to resell our software products and a co-marketing arrangement, whereby we will receive a commission for referring videoconferencing related service business to VidCon. Under the terms of the software reseller agreement, VidCon will receive a discount of up to 20% on the GSS and VNP software products it resells for us. VidCon will receive an additional 2.5% discount when it agrees to perform first level support for the same sales. No discount or incentive is provided for the resale of our company's software support services. The software reseller agreement terminates upon the later of five months after execution, if executed after

August 1, 2003, or December 31, 2003, however it is annually renewable with the mutual written consent of our company and VidCon. The co-marketing agreement provides that a fee will be paid by VidCon to our company upon the referral of qualified leads for customers who will purchase our hardware and related services, in the amount of 8% of the hardware sold and 2% of the related services sold. Similarly, a referral fee of 8% will be paid by our company to VidCon for providing qualified leads resulting in the sale of our GSS and VNP software. Related software services are excluded from the co-marketing fee arrangement. The co-marketing agreement has a term of one year from execution, however it is automatically renewed unless terminated by us or VidCon pursuant to the terms of the agreement.


     Since we are retaining the lease for the King of Prussia, Pennsylvania facility where the videoconferencing services business is located, we have agreed to sublease a portion of that facility to VidCon after the closing of the asset purchase agreement.


     We will enter into an escrow agreement at closing with GTG Holdings, VidCon and an escrow agent, whereby $2,000,000 of the $10,000,000 cash consideration will be placed with the escrow agent, $1,000,000 of which is for purchase price adjustments and $1,000,000 of which is for indemnity claims. The purchase price adjustment escrow will be used to pay for adjustments to the purchase price resulting from the final determination that either:



     - the net assets that were transferred to VidCon on the closing date were less than $3,800,000, or



     - the deferred revenue assumed by VidCon on the closing date was greater than $7,600,000.



     To the extent that these adjustments have not already been accounted for in any adjustment to the amount of cash we receive at closing, these adjustments will initially be taken out of the $1,000,000 escrowed specifically for this purpose. If these adjustments were to exceed that $1,000,000, then the company would be required to pay such excess to VidCon. The cash placed in escrow for this purpose is generally payable 120 days after the closing.



     The indemnity claim escrow will be used to pay for losses incurred by VidCon and/or GTG Holdings arising out of or resulting from:



     - any inaccuracy in any representation or the breach of any warranty made by us in the asset purchase agreement;



     - our company's failure to duly perform or observe any covenant or agreement in the asset purchase agreement that we are required to perform or observe, whether prior to, at or after the date of closing; or



     - the liabilities and obligations that VidCon has not assumed.



     These losses will initially be taken out of the $1,000,000 escrowed specifically for this purpose. If these losses were to exceed that $1,000,000, then the Company would be required to pay such excess to VidCon and/or GTG Holdings. The cash placed in escrow for this purpose is generally payable 18 months after the closing.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED IN THE OPERATION OF OUR VIDEOCONFERENCING SERVICES BUSINESS.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following table sets forth consolidated financial data for our company as of the dates and for the periods indicated. The selected consolidated balance sheet data and the selected consolidated operations data have been derived from the audited consolidated financial statements of our company included in our Form 10-K for the fiscal year ended July 31, 2002. The selected consolidated balance sheet data as of October 31, 2002 and the selected consolidated operations data for the quarter ended October 31, 2002 have been derived from the unaudited consolidated financial statements of our company included in our Form 10-Q for the quarter ended October 31, 2002.



                                                                                        FOR THE
                                          FOR THE YEARS ENDED JULY 31,               QUARTER ENDED
                              ----------------------------------------------------    OCTOBER 31,
                              1998(A)    1999(B)    2000(C)    2001(D)    2002(E)       2002(F)
                              --------   --------   --------   --------   --------   -------------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
  Network software & service
     revenues...............  $     --   $     --   $     --   $     --   $  2,236      $ 1,214
  Technology licensing
     revenues...............        --         --         --         --     31,150        6,213
  Service and other
     revenues...............    28,692     29,698     27,217     26,912     25,206        5,104
  Gross margin..............    10,823     11,261      3,400      6,999     24,422        5,186
  Income (loss) from
     continuing
     operations.............     2,185     (2,277)    22,198    (12,410)     9,287          426
  Income (loss) from
     discontinued
     operations.............       594    (13,288)   (19,901)   (20,130)   (15,390)         499
  Net income (loss).........     2,779    (15,565)     2,297    (32,540)    (6,103)         925
INCOME (LOSS) PER COMMON
  SHARE:
  Basic income (loss) from
     continuing
     operations.............      0.09      (0.10)      0.90      (0.50)      0.37         0.02
  Diluted income (loss) from
     continuing
     operations.............      0.09      (0.10)      0.89      (0.50)      0.37         0.02
  Basic income (loss) from
     discontinued
     operations.............      0.03      (0.57)     (0.81)     (0.81)     (0.62)        0.02
  Diluted income (loss) from
     discontinued
     operations.............      0.03      (0.57)     (0.80)     (0.81)     (0.62)        0.02
  Net income (loss), basic
     and diluted............      0.12      (0.66)       .09      (1.31)     (0.25)        0.04
BALANCE SHEET DATA:
  Working capital...........  $ 28,946   $ 12,977   $ 35,967   $ 12,921   $  9,757      $ 9,542
  Total assets..............   128,895    123,697    123,139     69,340     52,222       50,835
  Long-term liabilities.....     3,848     15,930      4,665      3,034      2,998        2,661
  Stockholders' equity......    81,258     68,019     82,661     41,622     32,278       32,720


---------------

(a) Net income for the year ended July 31, 1998 includes the reversal of $1.5 million of merger and other expenses and a gain from a non-recurring real estate transaction of $1.3 million.
(b) Net loss for the year ended July 31, 1999 includes expense for restructuring totaling $3.1 million.

(c) Net income for the year ended July 31, 2000 includes a non-recurring gain of $44.5 million and an expense for the write-down of impaired assets of $14.1 million.

(d) Net loss for the year ended July 31, 2001 includes an expense of $4.0 million for the impairment of certain assets and transaction expenses in anticipation of a segment sale and expenses for restructuring totaling $1.7 million.

(e) Net income for the year ended July 21, 2002 includes an expense of $6.0 million for the reserve of the notes receivable from VTEL Products Corporation and an expense of $4.4 million for the impairment of certain assets.


(f) Net income for the quarter ended October 31, 2002 includes income from discontinued operations totaling $499,000.

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

     The following unaudited pro forma condensed financial data gives effect to the sale of the videoconferencing services business.


     The unaudited pro forma condensed consolidated balance sheets as of October 31, 2002 and July 31, 2002 and 2001, respectively and the unaudited pro forma condensed consolidated statement of operations for the three months ended October 31, 2002 have been prepared assuming that the sale of the videoconferencing services business occurred as of August 1, 2002. The unaudited pro forma condensed consolidated statements of operations for the fiscal years ended July 31, 2002, 2001 and 2000 have been adjusted to remove activity of the videoconferencing services business for the year. The unaudited pro forma condensed financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the sale of the videoconferencing services business been consummated as of the dates indicated above. The unaudited pro forma condensed financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Securities and Exchange Commission.

                             FORGENT NETWORKS, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 2002

                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                               CONSIDERATION     RESTATED
                                                    BALANCE AT   NET ASSETS        TO BE        BALANCE AT
                                                    10/31/2002   TO BE SOLD      RECEIVED       10/31/2002
                                                    ----------   ----------    -------------    ----------
                                                  ASSETS
Current Assets
  Cash & Equivalents..............................  $  11,894     $               $ 8,000(1)    $  19,894
  Short Term Investments..........................      2,709                                       2,709
  Accounts Receivable, net........................      8,555       (4,628)                         3,927
  Inventories.....................................        592         (575)                            17
  Notes Receivable, net...........................        157                                         157
  Prepaid Exp. and Other Current Assets...........      1,089         (361)         1,000(3)        1,728
                                                    ---------     --------        -------       ---------
Total Current Assets..............................     24,996       (5,564)         9,000          28,432
Property and Equipment, net.......................      5,624       (2,721)                         2,903
Intangible Assets, net............................     15,833       (8,939)                         6,894
Capitalized Software, net.........................      4,012                                       4,012
Other Assets......................................        370                       1,000(3)        1,370
                                                    ---------     --------        -------       ---------
Total Assets......................................  $  50,835     $(17,224)       $10,000       $  43,611
                                                    =========     ========        =======       =========
                                    LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable................................  $   3,776     $ (1,780)       $             $   1,996
  Accrued Compensation & Benefits.................      1,709                                       1,709
  Other Accrued Liabilities.......................      1,810          (31)                         1,779
  Notes Payable -- Current........................        916                                         916
  Deferred Revenue................................      7,243       (6,802)                           441
  Deferred Gain...................................         --           --          1,000(3)        1,000
                                                    ---------     --------        -------       ---------
Total Current Liabilities.........................     15,454       (8,613)         1,000           7,841
Long-term Liabilities
  Other Long-term Obligations.....................      1,775         (892)                         1,755
  Deferred Revenue................................        906         (892)                            14
  Deferred Gain...................................         --           --          1,000(3)        1,000
                                                    ---------     --------        -------       ---------
                                                        2,661         (892)         1,000           2,769
Stockholders' Equity
  Preferred Stock.................................         --                                          --
  Common Stock....................................        258                                         258
  Treasury Stock..................................     (3,500)                                     (3,500)
  Additional Paid in Capital......................    263,424                                     263,424
  Accumulated Deficit.............................   (227,086)      (7,719)(2)      8,000(2)     (226,805)
  Unearned Compensation...........................       (148)                                       (148)
  Accumulated Other Comprehensive Income..........       (228)                                       (228)
                                                    ---------     --------        -------       ---------
Total Stockholders' Equity........................     32,720       (7,719)         8,000          33,001
                                                    ---------     --------        -------       ---------
Total Liabilities & Stockholders' Equity..........  $  50,835     $(17,224)       $10,000       $  43,611
                                                    =========     ========        =======       =========


---------------

(1) This number represents $8,000,000 that we will receive at the closing of the sale of our videoconferencing services business.

(2) The net consideration received at closing in the amount of $8,000,000 less the net assets sold of $7,719,000 represents the pro forma gain of $281,000 at closing.

(3) These numbers represent $1,000,000 that will be escrowed for approximately 120 days after closing, and another $1,000,000 that will be escrowed for approximately 18 months after closing. If and when the escrowed amounts are released, we will recognize additional gain on the transaction.

                             FORGENT NETWORKS, INC.



                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                              AS OF JULY 31, 2002


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                                   CONSIDERATION    RESTATED
                                                         BALANCE AT   NET ASSETS       TO BE       BALANCE AT
                                                         7/31/2002    TO BE SOLD     RECEIVED      7/31/2002
                                                         ----------   ----------   -------------   ----------
                                                   ASSETS
Current Assets
  Cash & Equivalents...................................  $  17,237     $              $ 8,000(1)   $  25,237
  Short Term Investments...............................      2,715                                     2,715
  Accounts Receivable, net.............................      5,390       (4,108)                       1,282
  Inventories..........................................        563         (547)                          16
  Notes Receivable, net................................        189                                       189
  Prepaid Exp. and Other Current Assets................        609         (202)        1,000(3)       1,407
                                                         ---------     --------       -------      ---------
Total Current Assets...................................     26,703       (4,857)        9,000         30,846
Property and Equipment, net............................      5,734       (2,775)                       2,959
Intangible Assets, net.................................     15,833       (8,939)                       6,894
Capitalized Software, net..............................      3,537                                     3,537
Other Assets...........................................        415                      1,000(3)       1,415
                                                         ---------     --------       -------      ---------
Total Assets...........................................  $  52,222     $(16,571)      $10,000      $  45,651
                                                         =========     ========       =======      =========
                                     LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable.....................................  $   5,687     $ (2,230)      $            $   3,457
  Accrued Compensation & Benefits......................      1,264                                     1,264
  Other Accrued Liabilities............................      2,049          (80)                       1,969
  Notes Payable -- Current.............................        899                                       899
  Deferred Revenue.....................................      7,047       (6,631)                         416
  Deferred Gain........................................         --           --         1,000(3)       1,000
                                                         ---------     --------       -------      ---------
Total Current Liabilities..............................     16,946       (8,941)        1,000          9,005
                                                         ---------     --------       -------      ---------
Long-term Liabilities
  Other Long-term Obligations..........................      1,983          (24)                       1,959
  Deferred Revenue.....................................      1,015       (1,015)                          --
  Deferred Gain........................................         --           --         1,000(3)       1,000
                                                         ---------     --------       -------      ---------
                                                             2,998       (1,039)        1,000          2,959
                                                         ---------     --------       -------      ---------
Stockholders' Equity
  Preferred Stock......................................         --                                        --
  Common Stock.........................................        257                                       257
  Treasury Stock.......................................     (2,857)                                   (2,857)
  Additional Paid in Capital...........................    263,334                                   263,334
  Accumulated Deficit..................................   (228,011)      (6,591)(2)      8,000(2)   (226,602)
  Unearned Compensation................................       (227)                                     (227)
  Accumulated Other Comprehensive Income...............       (218)                                     (218)
                                                         ---------     --------       -------      ---------
Total Stockholders' Equity.............................     32,278       (6,591)        8,000         33,687
                                                         ---------     --------       -------      ---------
Total Liabilities & Stockholders' Equity...............  $  52,222     $(16,571)      $10,000      $  45,651
                                                         =========     ========       =======      =========


---------------


(1) This number represents $8,000,000 that we will receive at the closing of the sale of our videoconferencing services business.


(2) The net consideration received at closing in the amount of $8,000,000 less the net assets sold of $6,591,000 represents the pro forma gain of $1,409,000 at closing.


(3) These numbers represent $1,000,000 that will be escrowed for approximately 120 days after closing, and another $1,000,000 that will be escrowed for approximately 18 months after closing. If and when the escrowed amounts are released, we will recognize additional gain on the transaction.

                             FORGENT NETWORKS, INC.



                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                              AS OF JULY 31, 2001


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                         HISTORICAL                   CONSIDERATION       RESTATED
                                                         BALANCE AT   NET ASSETS          TO BE          BALANCE AT
                                                         7/31/2001    TO BE SOLD        RECEIVED         7/31/2001
                                                         ----------   ----------      -------------      ----------
                                                      ASSETS
Current Assets
  Cash & Equivalents...................................  $  15,848     $                 $ 8,000(1)      $  23,848
  Short Term Investments...............................      6,128                                           6,128
  Accounts Receivable, net.............................     13,770       (5,294)                             8,476
  Inventories..........................................      1,324         (441)                               883
  Notes Receivable, net................................         50                                              50
  Prepaid Exp. and Other Current Assets................      1,355         (635)           1,000(3)          1,720
                                                         ---------     --------          -------         ---------
Total Current Assets...................................     38,475       (6,370)           9,000            41,105
Property and Equipment, net............................      9,500       (4,597)                             4,903
Intangible Assets, net.................................     10,617       (8,939)                             1,678
Capitalized Software, net..............................      2,998                                           2,998
Other Assets...........................................        616                         1,000(3)          1,616
Net Assets from Discontinued Operations................      7,134                                           7,134
                                                         ---------     --------          -------         ---------
Total Assets...........................................  $  69,340     $(19,906)         $10,000         $  59,434
                                                         =========     ========          =======         =========
                                        LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable.....................................  $   9,594     $ (3,528)         $               $   6,066
  Accrued Compensation & Benefits......................      3,636                                           3,636
  Other Accrued Liabilities............................      2,652                                           2,652
  Notes Payable -- Current.............................                                                         --
  Deferred Revenue.....................................      8,802       (8,802)                                --
  Deferred Gain........................................         --                         1,000(3)          1,000
                                                         ---------     --------          -------         ---------
Total Current Liabilities..............................     24,684      (12,330)           1,000            13,354
                                                         ---------     --------          -------         ---------
Long-term Liabilities
  Other Long-term Obligations..........................      1,434                                           1,434
  Deferred Revenue.....................................      1,600       (1,600)                                --
  Deferred Gain........................................         --                         1,000(3)          1,000
                                                         ---------     --------          -------         ---------
                                                             3,034       (1,600)           1,000             2,434
                                                         ---------     --------          -------         ---------
Stockholders' Equity
  Preferred Stock......................................         --                                              --
  Common Stock.........................................        249                                             249
  Treasury Stock.......................................       (108)                                           (108)
  Additional Paid in Capital...........................    261,713                                         261,713
  Accumulated Deficit..................................   (221,908)      (5,976)(2)        8,000(2)       (219,884)
  Unearned Compensation................................                                                         --
  Accumulated Other Comprehensive Income...............      1,676                                           1,676
                                                         ---------     --------          -------         ---------
Total Stockholders' Equity.............................     41,622       (5,976)           8,000            43,646
                                                         ---------     --------          -------         ---------
Total Liabilities & Stockholders' Equity...............  $  69,340     $(19,906)         $10,000         $  59,434
                                                         =========     ========          =======         =========



(1) This number represents $8,000,000 that we will receive at the closing of the sale of our videoconferencing services business.


(2) The net consideration received at closing in the amount of $8,000,000 less the net assets sold of $5,976,000 represents the pro forma gain of $2,024,000 at closing.


(3) These numbers represent $1,000,000 that will be escrowed for approximately 120 days after closing, and another $1,000,000 that will be escrowed for approximately 18 months after closing. If and when the escrowed amounts are released, we will recognize additional gain on the transaction.

                             FORGENT NETWORKS, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE QUARTER ENDED OCTOBER 31, 2002

                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                           SERVICES       ADJUSTED
                                                            HISTORICAL     DIVISION       FORGENT
                                                           CONSOLIDATED   OPERATIONS   NETWORKS, INC.
                                                           ------------   ----------   --------------
Revenues
  Network Software and Solutions.........................    $ 1,214        $    0         $1,214
  Technology Licensing...................................      6,213             0          6,213
  Service and Other......................................      5,104         5,104              0
                                                             -------        ------         ------
                                                              12,531         5,104          7,427
                                                             -------        ------         ------
Cost of Sales
  Network Software and Solutions.........................        733             0            733
  Technology Licensing...................................      3,106             0          3,106
  Service and Other......................................      3,506         3,506              0
                                                             -------        ------         ------
                                                               7,345         3,506          3,839
                                                             -------        ------         ------
Gross Margin.............................................      5,186         1,598          3,588
                                                             -------        ------         ------
Operating Expenses
  Selling, General and Administrative....................      3,678           635          3,043
  Research and Development...............................      1,172             0          1,172
  Restructure............................................          0             0              0
                                                             -------        ------         ------
                                                               4,850           635          4,215
                                                             -------        ------         ------
Operating Income.........................................        336           963           (627)
                                                             -------        ------         ------
Other Income
  Interest Income........................................         97             0             97
  Interest Expense.......................................        (22)            0            (22)
  Other..................................................         34             0             34
                                                             -------        ------         ------
                                                                 109             0            109
                                                             -------        ------         ------
  Income (loss) from continuing operations, before income
     tax.................................................        445           963           (518)
  Provision for income taxes.............................         19            13              6
                                                             -------        ------         ------
  Income (loss) from continuing operations...............        426           950           (524)
  Income (loss) from discontinued operations, net of
     income tax..........................................        499             0            499
                                                             -------        ------         ------
  Net Income (loss)......................................    $   925        $  950         $  (25)
                                                             =======        ======         ======

                             FORGENT NETWORKS, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED JULY 31, 2002

                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                           SERVICES       ADJUSTED
                                                            HISTORICAL     DIVISION       FORGENT
                                                           CONSOLIDATED   OPERATIONS   NETWORKS, INC.
                                                           ------------   ----------   --------------
Revenues
  Network Software and Solutions.........................    $  2,236      $     0        $  2,236
  Technology Licensing...................................      31,150            0          31,150
  Service and Other......................................      25,206       25,206               0
                                                             --------      -------        --------
                                                               58,592       25,206          33,386
                                                             --------      -------        --------
Cost of Sales
  Network Software and Solutions.........................       4,057            0           4,057
  Technology Licensing...................................      14,675            0          14,675
  Service and Other......................................      15,438       15,438               0
                                                             --------      -------        --------
                                                               34,170       15,438          18,732
                                                             --------      -------        --------
Gross Margin.............................................      24,422        9,768          14,654
                                                             --------      -------        --------
Operating Expenses
  Selling, General and Administrative....................      11,435        2,917           8,518
  Research and Development...............................       3,210            0           3,210
  Impairment of Long-lived Assets........................       2,063            0           2,063
  Restructure............................................         818          818               0
                                                             --------      -------        --------
                                                               17,526        3,735          13,791
                                                             --------      -------        --------
Operating Income (Loss)..................................       6,896        6,033             863
                                                             --------      -------        --------
Other Income
  Interest Income........................................         338            0             338
  Gain on Investment.....................................       1,670            0           1,670
  Interest Expense and Other.............................         206            0             206
                                                             --------      -------        --------
                                                                2,214            0           2,214
                                                             --------      -------        --------
  Income (loss) from continuing operations, before income
     tax.................................................       9,110        6,033           3,077
  Provision for income taxes.............................        (177)           0            (177)
                                                             --------      -------        --------
  Income (loss) from continuing operations...............       9,287        6,033           3,254
  Loss from discontinued operations, net of income tax...     (15,135)           0         (15,135)
  Loss on disposal, net of income tax....................        (255)           0            (255)
                                                             --------      -------        --------
  Net Income (loss)......................................    $ (6,103)     $ 6,033        $(12,136)
                                                             ========      =======        ========

                             FORGENT NETWORKS, INC.



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                    FOR THE FISCAL YEAR ENDED JULY 31, 2001


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                            SERVICES      ADJUSTED
                                                             HISTORICAL     DIVISION       FORGENT
                                                            CONSOLIDATED   OPERATIONS   NETWORKS INC.
                                                            ------------   ----------   -------------
Revenues
  Integration.............................................    $ 11,257      $     0       $ 11,257
  Internet................................................         103            0            103
  Network Software and Solutions..........................           0            0              0
  Technology Licensing....................................           0            0              0
  Service and Other.......................................      26,809       26,809              0
                                                              --------      -------       --------
                                                                38,169       26,809         11,360
                                                              --------      -------       --------
Cost of Sales
  Integration.............................................       9,955            0          9,955
  Internet................................................         376            0            376
  Network Software and Solutions..........................           0            0              0
  Technology Licensing....................................           0            0              0
  Service and Other.......................................      19,537       19,537              0
                                                              --------      -------       --------
                                                                29,868       19,537         10,331
                                                              --------      -------       --------
Gross Margin..............................................       8,301        7,272          1,029
                                                              --------      -------       --------
Operating Expenses
  Selling, General and Administrative.....................      19,652       13,718          5,934
  Research and Development................................       7,439            0          7,439
  Amortization............................................       1,376          955            421
  Asset Impairment........................................       1,147            0          1,147
  Merger and Other........................................           0            0              0
  Restructure.............................................           0            0              0
                                                              --------      -------       --------
                                                                29,614       14,673         14,941
                                                              --------      -------       --------
Operating Income (Loss)...................................     (21,313)      (7,401)       (13,912)
                                                              --------      -------       --------
Other Income
  Interest Income.........................................       1,222            0          1,222
  Interest Expense........................................        (166)           0           (166)
  Other...................................................       5,449            0          5,449
                                                              --------      -------       --------
                                                                 6,505            0          6,505
                                                              --------      -------       --------
  Income (loss) from continuing operations, before income
     tax..................................................     (14,808)      (7,401)        (7,407)
  Provision for income taxes..............................         304            0            304
                                                              --------      -------       --------
  Income (loss) from continuing operations................     (14,504)      (7,401)        (7,103)
  Loss from discontinued operations, net of income
     taxes................................................     (16,916)           0        (16,916)
  Loss on disposal, net of income taxes...................      (1,120)           0         (1,120)
                                                              --------      -------       --------
  Net Income (loss).......................................    $(32,540)     $(7,401)      $(25,139)
                                                              ========      =======       ========

                             FORGENT NETWORKS, INC.



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                    FOR THE FISCAL YEAR ENDED JULY 31, 2000


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                            SERVICES      ADJUSTED
                                                             HISTORICAL     DIVISION       FORGENT
                                                            CONSOLIDATED   OPERATIONS   NETWORKS INC.
                                                            ------------   ----------   -------------
Revenues
  Integration.............................................    $ 18,009      $     0       $ 18,009
  Internet................................................           0            0             --
  Products................................................      89,085            0         89,085
  Network Software and Solutions..........................           0            0             --
  Technology Licensing....................................           0            0             --
  Service and Other.......................................      27,217       27,217             --
                                                              --------      -------       --------
                                                               134,311       27,217        107,094
                                                              --------      -------       --------
Cost of Sales
  Integration.............................................      13,612            0         13,612
  Internet................................................       5,120            0          5,120
  Products................................................      54,723            0         54,723
  Network Software and Solutions..........................           0            0              0
  Technology Licensing....................................           0            0              0
  Service and Other.......................................      18,697       18,697              0
                                                              --------      -------       --------
                                                                92,152       18,697         73,455
                                                              --------      -------       --------
Gross Margin..............................................      42,159        8,520         33,639
                                                              --------      -------       --------
Operating Expenses
  Selling, General and Administrative.....................      55,753       10,355         45,398
  Research and Development................................      17,357            0         17,357
  Amortization............................................       1,443        1,493            (50)
  Asset Impairment........................................       8,952        1,709          7,243
  Merger and Other........................................           0            0              0
  Restructure.............................................           0            0              0
                                                              --------      -------       --------
                                                                83,505       13,557         69,948
                                                              --------      -------       --------
Operating Income (Loss)...................................     (41,346)      (5,037)       (36,309)
                                                              --------      -------       --------
Other Income
  Interest Income.........................................       1,186            0          1,186
  Interest Expense........................................      (1,431)           0         (1,431)
  Other and Non-recurring Event...........................      44,501            0         44,501
                                                              --------      -------       --------
                                                                44,256            0         44,256
                                                              --------      -------       --------
  Income (loss) from continuing operations, before income
     tax..................................................       2,910       (5,037)         7,947
  Provision for income taxes..............................        (613)           0           (613)
                                                              --------      -------       --------
  Income (loss) from continuing operations................       2,297       (5,037)         7,334
  Loss from discontinued operations, net of income
     taxes................................................           0            0              0
  Loss on disposal, net of income taxes...................           0            0              0
                                                              --------      -------       --------
  Net Income (loss).......................................    $  2,297      $(5,037)      $  7,334
                                                              ========      =======       ========

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                                    (ITEM 3)

     Pursuant to the recommendation of the Audit Committee, the board of directors has appointed Ernst & Young LLP, independent accountants, to audit our consolidated financial statements for the year ending July 31, 2003. We are advised that no member of Ernst & Young LLP has any direct financial interest or material indirect financial interest in our company or any of its subsidiaries or, during the past three years, has had any connection with our company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     A representative of Ernst & Young LLP is expected to be present at the annual meeting of our stockholders, will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

     While stockholder ratification is not required for the selection of Ernst & Young LLP since the board of directors has the responsibility for the selection of our company's independent auditors, the selection is being submitted for ratification at the annual meeting solely with a view toward soliciting the stockholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION BY THE STOCKHOLDERS OF THIS APPOINTMENT.


               ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING


                                    (ITEM 4)



     Our board of directors is requesting that the stockholders approve an adjournment or postponement of the annual meeting to such time and place as designated by the presiding officer of the meeting. We may use the time from the initial convening of the annual meeting until it is reconvened to solicit votes for the approval of any of the items for which stockholder approval is being sought pursuant to this proxy statement. At the adjourned meeting, the company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will give notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING TO SUCH TIME AND PLACE AS DESIGNATED BY THE PRESIDING OFFICER OF THE MEETING.


                                 OTHER MATTERS

     As of this date, the board of directors does not know of any business to be brought before the annual meeting other than as specified above. However, if any matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     We have only one outstanding class of equity securities, our common stock, par value $.01 per share.


     The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 28, 2003 by:


     - each person who is known by us to beneficially own more than five percent of our common stock;

     - each of our directors and nominees and named executive officers; and

     - all directors and officers as a group.


                                                               SHARES BENEFICIALLY
                                                                   OWNED(1)(2)
                                                              ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER       PERCENT
------------------------------------                          ---------     -------
Dimensional Fund Advisors Inc. .............................  1,734,888       7.0%
  1299 Ocean Avenue
  Santa Monica, CA 90401
Corbin & Company (formerly Marathon Fund L.P.)..............  1,895,925(3)    7.7%
  University Drive, Suite 500
  Fort Worth, TX 76109
Royce & Associates, LLC.....................................  1,245,800       5.1%
  1414 Avenue of the Americas
  New York, NY 10019
Richard N. Snyder...........................................    754,542(4)    3.0%
Kathleen A. Cote............................................     37,111(5)      *
James H. Wells..............................................     58,111(6)      *
Lou Mazzucchelli............................................     10,277(7)      *
Jay C. Peterson.............................................    244,104(8)      *
Kenneth Kalinoski...........................................    521,122(9)    2.1%
Dennis M. Egan..............................................    142,500(10)     *
Harry R. Caccamisi..........................................    207,000(11)     *
Robert R. Swem..............................................        -0-         *
All directors and officers as a group (9
  persons)(4)(5)(6)(7)(8)(9)(10)(11)........................  1,974,767(12)   7.6%


---------------

  *  Indicates ownership of less than 1% of our common stock


 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of our common stock issuable upon exercise of certain outstanding options within 60 days after February 28, 2003.



 (2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 24,690,544 shares of our common stock issued and outstanding on February 28, 2003. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.



 (3) David A. Corbin, the Chairman, President and Chief Executive Officer of Corbin & Company, has the shared power to vote and dispose of all shares held by Corbin & Company.



 (4) Consists of 488,722 shares held by Mr. Snyder directly and 265,820 shares (250,000 of which are subject to repurchase at April 29, 2003 by our company at the optionee's exercise prices pursuant to the option agreements) which Mr. Snyder may acquire upon the exercise of options within 60 days after February 28, 2003.



 (5) Consists of 11,000 shares held by Ms. Cote directly and 26,111 shares which Ms. Cote may acquire upon the exercise of options within 60 days after February 28, 2003.



 (6) Consists of 32,000 shares held by Mr. Wells directly and 26,111 shares which Mr. Wells may acquire upon the exercise of options within 60 days after February 28, 2003.



 (7) Consists of 45,680 shares which Mr. Mazzucchelli may acquire upon the exercise of options within 60 days after February 28, 2003.



 (8) Consists of 45,305 shares held by Mr. Peterson directly and 198,424 shares (110,864 of which are subject to repurchase at April 29, 2003 by our company at the optionee's exercise prices pursuant to the option agreements) which Mr. Peterson may acquire upon the exercise of options within 60 days after February 28, 2003.



 (9) Consists of 221,122 shares held by Mr. Kalinoski directly and 300,000 shares (126,150 of which are subject to repurchase at April 29, 2003 by our company at the optionee's exercise prices pursuant to the option agreements) which Mr. Kalinoski may acquire upon the exercise of options within 60 days after February 28, 2003.



(10) Consists of 142,500 shares (22,397 of which are subject to repurchase at April 29, 2003 by our company at the optionee's exercise prices pursuant to the option agreements) which Mr. Egan may acquire upon the exercise of options within 60 days after February 28, 2003.



(11) Consists of 7,000 shares held by Mr. Caccamisi directly and 200,000 shares (170,834 of which are subject to repurchase at April 29, 2003 by our company at the optionee's exercise prices pursuant to the option agreements) which Mr. Caccamisi may acquire upon the exercise of options within 60 days after February 28, 2003.



(12) All options held by our chief executive officer and the named executive officers were granted under the 1989 Stock Option Plan or the 1996 Stock Option Plan. Pursuant to these stock option plans, all options granted thereunder are immediately exercisable, however, shares issued upon exercise are subject to repurchase by our company, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionees' employment terminates prior to all such optionees' options becoming vested.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of the our common stock, or "10% Stockholders," to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon information provided to us by individual officers, directors and 10% Stockholders, we believe that all of these filing requirements were satisfied by our officers, directors and 10% Stockholders.

                             STOCKHOLDER PROPOSALS

     Pursuant to various rules promulgated by the Securities and Exchange Commission, a stockholder seeking to include a proposal in our proxy statement and form of proxy card for our annual meeting of the stockholders to be held in 2003 must timely submit such proposal in accordance with Securities and Exchange Commission Rule 14a-8 to Forgent Networks, Inc., addressed to Jay C. Peterson,
Secretary, 108 Wild Basin Road, Austin, Texas 78746 no later than           ,
2003. Further, a stockholder may not present a proposal for inclusion in our proxy statement and form of proxy card related to the 2003 annual meeting and may not submit a matter for consideration at the 2003 annual meeting, regardless of whether presented for inclusion in our proxy statement and form of proxy card, unless the stockholder has timely complied with our bylaw requirements which set a notice deadline after which a stockholder will not be permitted to present a proposal at our stockholder meetings. The bylaws state that in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. A stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on our books, of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; the class and number of our shares which are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is being made; and any material interest of such stockholder of record and beneficial owner, if any, on whose behalf the proposal is made in such business. A notice given pursuant to this advance notice bylaw will not be timely with respect to our 2003 meeting unless duly
given by no later than           , 2003 and no earlier than           , 2003.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file quarterly and annual reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.


     The Securities and Exchange Commission allows us to "incorporate by reference" to documents that we have previously filed with the Securities and Exchange Commission certain information into this proxy statement. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information modified or superseded by information contained directly in this proxy statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission.



     The following documents listed below that we have previously filed with the Securities and Exchange Commission are incorporated herein by reference:



     - Form 10-Q for the quarter ended October 31, 2002, filed on December 16, 2002, as amended on March , 2003;



     - Form 10-K/A for the fiscal year ended July 31, 2002, filed on November 27, 2002, as amended on March , 2003; and



     - Form 10-K for the fiscal year ended July 31, 2002, filed on October 29,
       2002, as amended on March   , 2003.



     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this proxy statement to the date of the special meeting of the stockholders of our company shall also be deemed to be incorporated by reference into this proxy statement.



     You may obtain a copy of this report, without charge. Requests should be made to the Secretary of our company at the following address:



                             Forgent Networks, Inc.


                               Attn: Jay Peterson


                            Chief Financial Officer


                              108 Wild Basin Road


                              Austin, Texas 78746

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR ANNEXED HERETO TO VOTE ON THE MATTERS SET FORTH ABOVE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED
IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED             , 2003. YOU
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                          By Order of the Board of Directors

                                          JAY C. PETERSON
                                          Secretary

Austin, Texas

                                                                         ANNEX A
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN



                            FORGENT NETWORKS, INC.,



                               GTG HOLDINGS, INC.



                                      AND



                              VIDCON HOLDING CORP.



                                JANUARY 6, 2003

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
ARTICLE 1      DEFINITIONS.................................................   A-6
  1.1          Defined Terms...............................................   A-6


ARTICLE 2      PURCHASE AND SALE...........................................   A-8
  2.1          Commitment to Sell and Assign...............................   A-8
  2.2          Non-Assignable Contracts....................................  A-10
  2.3          Commitment to Purchase and Accept...........................  A-11
  2.4          Purchase Price..............................................  A-11
  2.5          Assumption of Liabilities...................................  A-11
  2.6          Minimum Net Assets..........................................  A-12
  2.7          Power of Attorney, etc......................................  A-13
  2.8          Basic Prorations; Utilities; Taxes..........................  A-13
  2.9          Allocation..................................................  A-13
  2.10         Taxes.......................................................  A-14


ARTICLE 3      CLOSING.....................................................  A-14
  3.1          Closing.....................................................  A-14
  3.2          Seller's Deliveries at Closing..............................  A-14
  3.3          Buyer's and Parent's Deliveries.............................  A-15


ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF SELLER....................  A-16
  4.1          Organization and Authority..................................  A-16
  4.2          Authorization; Enforceability...............................  A-16
  4.3          No Violation or Conflict by Seller..........................  A-16
  4.4          Title to Assets.............................................  A-16
  4.5          Financial Statements........................................  A-16
  4.6          Accounts Receivable.........................................  A-17
  4.7          Inventory...................................................  A-17
  4.8          No Litigation...............................................  A-17
  4.9          Intellectual Property Rights................................  A-17
  4.10         Real Property; Leaseholds and Improvements..................  A-18
  4.11         Entire Business.............................................  A-18
  4.12         Contracts...................................................  A-18
  4.13         Certain Transactions........................................  A-19
  4.14         Employees...................................................  A-20
  4.15         Employee Benefit Plans......................................  A-20
  4.16         Licenses and Permits........................................  A-20
  4.17         Insurance...................................................  A-20
  4.18         Taxes.......................................................  A-21
  4.19         Environmental Matters.......................................  A-21
  4.20         Compliance with Laws........................................  A-21
  4.21         Transactions with Certain Persons...........................  A-21
  4.22         Consents....................................................  A-22
  4.23         Relationships...............................................  A-22

                                                                             PAGE
                                                                             ----


ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF BUYER.....................  A-22
  5.1          Organization................................................  A-22
  5.2          Authorization; Enforceability...............................  A-22
  5.3          No Violation or Conflict....................................  A-22
  5.4          Consents....................................................  A-22
  5.5          Ability to Pay..............................................  A-22


ARTICLE 6      CERTAIN MATTERS PENDING CLOSING.............................  A-23
  6.1          Carry on in Regular Course..................................  A-22
  6.2          Employee Compensation.......................................  A-23
  6.3          Hiring Employees............................................  A-23
  6.4          Access......................................................  A-23
  6.5          Cooperation.................................................  A-23
  6.6          Confidentiality.............................................  A-23
  6.7          Publicity...................................................  A-24
  6.8          Material Breach.............................................  A-24
  6.9          Approvals of Governmental Authorities and Third Parties.....  A-24
  6.10         Stockholder Approval; Affirmative Recommendation............  A-24
  6.11         Mortgages; Liens............................................  A-25
  6.12         Bulk Sales..................................................  A-25
  6.13         Supplements to Disclosure Schedules.........................  A-25
  6.14         Additional Information......................................  A-25


ARTICLE 7      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER................  A-26
  7.1          Compliance with Agreement...................................  A-26
  7.2          No Litigation...............................................  A-26
  7.3          Representations and Warranties..............................  A-26
  7.4          No Material Adverse Effect..................................  A-26
  7.5          Deliveries at Closing.......................................  A-26
  7.6          Consents....................................................  A-26
  7.7          Stockholder Approval........................................  A-26


ARTICLE 8      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...............  A-27
  8.1          Compliance with Agreement...................................  A-27
  8.2          No Litigation...............................................  A-27
  8.3          Representations and Warranties..............................  A-27
  8.4          Deliveries at Closing.......................................  A-27
  8.5          Stockholder Approval........................................  A-27


ARTICLE 9      SURVIVAL AND INDEMNIFICATION................................  A-27
  9.1          Survival of Representations and Warranties..................  A-27
  9.2          Indemnification Provisions for Benefit of Buyer.............  A-28
  9.3          Indemnification Provisions for Benefit of Seller............  A-28
  9.4          Conditions of Indemnification...............................  A-28
  9.5          Exclusive Remedy............................................  A-29
  9.6          Indemnification Basket and Cap..............................  A-29
  9.7          Indemnity Holdback..........................................  A-29

                                                                             PAGE
                                                                             ----


ARTICLE 10     PERSONNEL...................................................  A-30
  10.1         Buyer Employees.............................................  A-30
  10.2         Terms of Employment.........................................  A-30
  10.3         Certain Benefits............................................  A-30


ARTICLE 11     ADDITIONAL COVENANTS........................................  A-30
  11.1         Taxes and Fees..............................................  A-30
  11.2         Brokers.....................................................  A-30
  11.3         Books and Records; Personnel................................  A-31
  11.4         Non-Compete Covenant........................................  A-31
  11.5         Confidential Information....................................  A-32
  11.6         Non-Solicitation of Employees and Agents....................  A-32
  11.7         Reasonableness of Restrictions..............................  A-32
  11.8         Injunctive Relief...........................................  A-32
  11.9         Certain Leases..............................................  A-33


ARTICLE 12     TERMINATION.................................................  A-33
  12.1         Termination.................................................  A-33
  12.2         Rights on Termination; Waiver...............................  A-34
  12.3         Termination Fee.............................................  A-34
  12.4         Definitions.................................................  A-34


ARTICLE 13     MISCELLANEOUS...............................................  A-34
  13.1         Entire Agreement; Amendment.................................  A-34
  13.2         Expenses....................................................  A-34
  13.3         Attorneys' Fees.............................................  A-35
  13.4         Set-Offs....................................................  A-35
  13.5         Governing Law...............................................  A-35
  13.6         Assignment..................................................  A-35
  13.7         Notices.....................................................  A-35
  13.8         Counterparts; Headings......................................  A-36
  13.9         Interpretation..............................................  A-36
  13.10        Severability................................................  A-36
  13.11        No Reliance.................................................  A-36
  13.12        Specific Performance........................................  A-36
  13.13        Payment Obligations.........................................  A-36
  13.14        Further Assurances..........................................  A-36

                                    EXHIBITS

EXHIBIT 2.4(b)    Form of Escrow Agreement
EXHIBIT 2.6       Statement of Purchased Assets and Assumed Obligations
EXHIBIT 3.2(a)    Form of Bill of Sale
EXHIBIT 3.2(b)    Form of Assignment and Assumption Agreement
EXHIBIT 3.2(j)    Form of Opinion of Seller's Counsel
EXHIBIT 3.2(k)    Form of Transition Services Agreement
EXHIBIT 3.2(l)    Sublease Terms
EXHIBIT 3.3(h)    Form of Opinion of Buyer's Counsel
EXHIBIT 3.2(o)    Form of Reseller Agreement
EXHIBIT 3.2(p)    Form of Software Co-Marketing Agreement

                                   SCHEDULES

SCHEDULE 1.1      Knowledge Persons
SCHEDULE 2.1(a)   Equipment
SCHEDULE 2.1(b)   Equipment Leases
SCHEDULE 2.1(d)   Accounts Receivable
SCHEDULE 2.1 (e)  Prepaids
SCHEDULE 2.1(g)   Backlog/Performance and Other Bonds
SCHEDULE 2.1(h)   Licenses and Permits
SCHEDULE 2.1(i)   Inventory
SCHEDULE 2.1(k)   Excluded Contracts; Excluded Assets
SCHEDULE 2.1(l)   Excluded Business Software
SCHEDULE 2.1(m)   Excluded Patents and Patent Rights
SCHEDULE 2.1(n)   Real Property Leases
SCHEDULE 2.2      Non-Assignable Contracts
SCHEDULE 3.2(i)   Certain Liens
SCHEDULE 4.4      Title to Assets
SCHEDULE 4.5      Financial Statements
SCHEDULE 4.7      Inventory
SCHEDULE 4.8      Litigation
SCHEDULE 4.9(a)   Intellectual Property Exceptions
SCHEDULE 4.9(b)   Intellectual Property Conflicts
SCHEDULE 4.9(c)   Intellectual Property Listing
SCHEDULE 4.10     Real Property
SCHEDULE 4.12     Contracts
SCHEDULE 4.13     Certain Transactions
SCHEDULE 4.14     Employees
SCHEDULE 4.15     Employee Plans
SCHEDULE 4.16     Licenses and Permits
SCHEDULE 4.17     Insurance
SCHEDULE 4.18     Taxes
SCHEDULE 4.22     Seller Consents
SCHEDULE 4.23     Relationships
SCHEDULE 10.1     Buyer Employees

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of January 6, 2003 (this "Agreement"), is made by and between Forgent Networks, Inc., a Delaware corporation ("Seller"), GTG Holdings, Inc. a Delaware corporation ("Parent"), and VidCon Holding Corp., a Delaware corporation ("Buyer").

                                  WITNESSETH:

     WHEREAS, Seller has developed a unique approach to the installation and maintenance of visual communication systems (the "Business"); and

     WHEREAS, Seller desires to sell and Buyer desires to purchase substantially all of the tangible assets, and assume certain liabilities, including, without limitation, all of the deferred revenue, of the Business on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained in this Agreement, and intending to be legally bound, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings specified:

     "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes (as defined herein), liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "Agreement" shall mean this Asset Purchase Agreement, together with all schedules and exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

     "Business" has the meaning set forth in the first recital hereof; provided, however, that the term "Business" does not include Seller's enterprise network management and scheduling software business or Seller's patent and intellectual property licensing business.

     "Closing Date" shall mean the date on which the Closing (as defined herein) shall be held.

     "Closing Time" shall mean 12:01 a.m. on the Closing Date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Current Assets" shall mean the current assets of the Business (excluding cash and cash equivalents) as of the Closing Time reflected on the Closing Date Statement (as defined herein) (as finalized pursuant to Section 2.6), determined in accordance with GAAP (as defined herein) consistent with Seller's past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply). Current Assets shall not include any Excluded Asset (as defined herein) or any intercompany account receivable.

     "Deferred Revenue" shall mean all Assumed Obligations (as defined herein) as of the Closing Time for deferred revenue as set forth on the Closing Date Statement (as finalized pursuant to Section 2.6), determined in accordance with GAAP consistent with Seller's past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply).

     "Employee Benefit Plan" shall mean any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual.

     "GAAP" shall mean those generally accepted accounting principles which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied.

     "Intellectual Property" shall mean all of the intellectual property rights owned by or licensed to Seller or in which Seller has any right or interest, and, in either case, used in the Business, including, without limitation, all of Seller's (a) common law, state, provincial, federal, international and statutory rights in any trademarks, trademark registrations and applications, service marks, trade names, and fictitious names; (b) copyrights and copyright registrations; (c) industrial design registrations and applications, integrated circuit topography applications and registrations, design rights and inventions;
(d) trade secrets, technical and confidential information (including, without limitation, designs, plans, specifications, formulas, processes, methods, shop rights, know-how, show-how, and other business or technical confidential information) related to the Business; (e) computer software and hardware programs and systems, source code, object code and documentation relating to the foregoing used in the Business; (f) know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing used in the Business; and (g) other proprietary information owned, controlled, created, under development or used by or on behalf of Seller in the conduct of the Business in which Seller has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement or other agreement with any other person. Without limitation of the foregoing, the Excluded Patents and Patent Rights (as defined herein), the Excluded Business Software (as defined herein) and any intellectual property right developed, acquired or used in connection with Seller's enterprise network management and scheduling software business or Seller's patent and intellectual property licensing business shall not constitute Intellectual Property.

     "Knowledge" shall mean with respect to an individual, knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter after having made all reasonable inquiries. A Person (other than an individual) will be deemed to have knowledge of a particular fact or other matter if (i) any individual who is serving, or who has at any time served, as a director or executive officer of that Person has Knowledge of that fact or other matter, or (ii) in the case of Seller, if any of the individuals listed on
Schedule 1.1 has Knowledge of that fact or other matter.

     "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, whether legislatively, judicially or administratively promulgated, and any rules, regulations and orders promulgated thereunder.

     "Material Adverse Effect" shall mean a material and adverse effect on the financial condition, assets, liabilities, business, property or prospects of the Purchased Assets and/or the Business, taken as a whole; provided, however, that a Material Adverse Effect shall not include any material and adverse effect resulting from (A) general economic conditions, (B) conditions generally affecting the visual communications industry (provided that the Business is not disproportionately affected thereby), or (C) actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby which result in a loss of revenue for the Business of not in excess of $250,000 annually.

     "Net Assets" shall mean Current Assets plus spares inventory, determined in accordance with GAAP and without duplication, of up to $1,800,000 minus Total Liabilities (as defined herein), but excluding the Deferred Revenue.

     "Person" means an individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a trust or other entity or organization.

     "Taxation" or "Tax" shall mean all forms of taxation, including, but not limited to, direct or indirect, levied by reference to income, profits, gains, net wealth, net worth, asset values, turnover, added value, consumption or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes), real and personal property, business, sales, transfer, withholding, excise, severance or occupation, stamp and registration duties, customs and other import or export duties, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person, and all penalties, charges, costs and interest relating thereto.

     "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, municipal, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

     "Total Liabilities" shall mean all Assumed Obligations as of the Closing Time as set forth on the Closing Date Statement (as finalized pursuant to Section 2.6) other than Deferred Revenue, determined in accordance with GAAP consistent with Seller's past practice (but to the extent such past practice is not consistent with GAAP, GAAP shall apply).

                                   ARTICLE 2

                               PURCHASE AND SALE

     2.1 Commitment to Sell and Assign. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all liens, claims and encumbrances, the following assets, properties, interests, business, goodwill, claims and other rights of Seller (and in any event excluding the Excluded Assets) relating to the Business (collectively, the "Purchased Assets"):

          (a) All fixed assets, furniture, property, equipment, fixtures, leasehold improvements, tools, machinery, office equipment, plant and other tangible personal property related to or used in connection with the Business, including, but not limited to, those set forth on Schedule 2.1(a) (the "Equipment").

          (b) Seller's interest under those certain equipment leases pertaining to the Business and set forth on Schedule 2.1(b) (the "Equipment Leases").

          (c) Seller's interest in all personal property leases, rental agreements, sales and purchase orders and acknowledgments, permits, customer license and maintenance agreements, third party product agreements, third party supply agreements and any and all other contracts or binding agreements relating to the Business (the "Contracts") and all of Seller's interests (including rights to refund and offset), privileges, claims, causes of action and options relating to the Contracts or any portion thereof; provided, however, that each of the Excluded Contracts (as defined herein) shall be retained by Seller and shall not be considered a "Contract" hereunder, but shall constitute an Excluded Asset.

          (d) All of Seller's accounts receivable, notes, claims and other amounts receivable by Seller as a result of Seller's ownership of the Purchased Assets or arising out of the business or operations of the Business, as of the Closing Time, including, but not limited to, amounts due from customers and vendors, whether or not arising in the ordinary course of business, including, but not limited to, those set forth on
     Schedule 2.1(d) (the "Accounts Receivable"), other than those Accounts Receivable that are collected by Seller in the ordinary course of business subsequent to the date of this Agreement and prior to the Closing Time.

          (e) All prepaid expenses or advances to third parties relating to the Business that have an economic benefit to the Buyer at the Closing Time, including, but not limited to, those set forth on Schedule 2.1(e), other than those prepaid expenses or advances for which Seller has received the offsetting goods or services subsequent to the date of this Agreement and prior to the Closing Time.

          (f) Except as set forth below, all business, accounting and financial records, property records, contract records, personnel records, correspondence, files, books and documents of Seller relating to the Business, including, but not limited to, sales, marketing and advertising data and materials, customer and mailing lists of any and all types, vendor and customer invoices, credit reports, billing records, service records, artwork, photographs, manuals and teaching aids, engineering, maintenance and production records (the "Records").

          (g) All of Seller's backlog related to the conduct of the business or operations of the Business, as of the Closing Time, of unfilled firm orders for products manufactured or sold or services provided by Seller related to the business or operations of the Business, including, without limitation, those items set forth on Schedule 2.1(g) (the "Backlog"), to the extent such items listed on Schedule 2.1(g) are still Backlog as of the Closing Time, together with, to the extent transferable, all fidelity, surety, bid, performance or similar bonds relating to or securing Seller's Backlog, including, but not limited to, those set forth on Schedule 2.1(g), to the extent such items listed on Schedule 2.1(g)are still Backlog as of the Closing Time.

          (h) To the extent assignable, the licenses and permits required for the operation of the Business and the use of the Purchased Assets by Buyer, including, but not limited to, those set forth on Schedule 2.1(h)(the "Licenses and Permits"), to the extent such items listed on Schedule 2.1(h) are still Licenses and Permits as of the Closing Time.

          (i) All of Seller's inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts and office and other supplies used or to be distributed, licensed or sold in connection with the Business as of the Closing Time, including, but not limited to, those set forth on Schedule 2.1(i) (the "Inventory"), other than Inventory used in the ordinary course of the Business subsequent to the date of this Agreement and prior to the Closing Time.

          (j) All of Seller's Business Software (as defined herein) and all other of Seller's Intellectual Property used in the conduct of the Business (the "Included Intellectual Property"), except that the Excluded Intellectual Property (as defined herein) shall be retained by Seller and shall each constitute an Excluded Asset.

Notwithstanding the foregoing and notwithstanding anything else contained herein or in any other agreement to the contrary, the Purchased Assets shall not in any event include any assets or rights not specifically set forth in Section 2.1(a) through Section 2.1(j) above and, without limitation of the foregoing, the Purchased Assets shall not include:

          (i) any cash, cash equivalents or marketable securities;

          (ii) any contract or agreement relating to the Business designated on
     Schedule 2.1(k) (the "Excluded Contracts") or which constitute, prior to or after the Closing Date, Non-Assignable Contracts (as defined herein) and for which Seller is unable to obtain prior to the Closing Date the consents necessary to convey to Buyer the benefit thereof;

          (iii) general books of account and books of original entry that comprise Seller's or the Business' permanent accounting or tax records and books and records that Seller is required to retain pursuant to any statute, rule or regulation; provided, however, Buyer shall be entitled to copies of the foregoing;

          (iv) any of the Business Software listed on Schedule 2.1(l) which Seller is unwilling or unable to transfer (the "Excluded Business Software");

          (v) all issued patents and patent applications owned by Seller or any of its subsidiaries, including, but not limited to, such issued patents and patent applications listed on Schedule 2.1(m), all patents issued based on pending applications, all continuations, divisionals or continuations in part, all other patent rights of Seller or any of its subsidiaries, and all rights of Seller or any of its subsidiaries to receive or recover property, debt or damages based on a cause of action, whether pending or not, relating to any of the foregoing patents, patent applications and/or other patent rights

     (the "Excluded Patents and Patent Rights") (for purposes of clarity and without limitation on the generality of the foregoing, in no event shall U.S. Patent No. 4,698,672 and/or its foreign counterparts or any of the Seller's or any of its subsidiaries other patents, patent applications, subsequently issued patents based on or arising out of pending patent applications or any continuations or divisions thereof, or any other continuations, divisionals or continuations in part, or any other rights of Seller or its subsidiaries to receive property, debt or damages based on a cause of action, whether pending or not, relating to any of such patents, patent applications, patents issued based on such pending applications or any continuations, divisionals or continuations in part, constitute any part of the Purchased Assets, and shall be retained by Seller and its subsidiaries shall constitute Excluded Patents and Patent Rights);

          (vi) the trade name "Forgent," any trademarks of the Seller and any service and trade names of the Seller (the "Excluded Trademarks" and with the Excluded Business Software and the Excluded Patents and Patent Rights, the "Excluded Intellectual Property"); and

          (vii) the real property lease described on Schedule 2.1(n) with respect to certain real property located at 3100 Horizon, King of Prussia, Pennsylvania 19406 or the real property lease related to certain real property located at 108 Wild Basin Road, Austin, Texas 78746, and all of Seller's rights thereunder, (i) through (vii) being collectively referred to herein as the "Excluded Assets."

     2.2 Non-Assignable Contracts. In the case of any Contracts, Equipment Leases or licenses with respect to Intellectual Property that are part of the Purchased Assets, which by their terms or by virtue of their subject matter are not assignable without the consent of a third party (collectively, the "Non-Assignable Contracts," all of which are listed on Schedule 2.2 attached hereto), Seller will use its reasonable best efforts to obtain, prior to or after the Closing Time, any written consents necessary to convey to Buyer the benefit thereof, it being understood that such reasonable best efforts shall not include any requirement to (a) pay any consideration or (b) offer or grant financial accommodations to any third party with respect to any such Non-Assignable Contract. Buyer shall cooperate with Seller, in such manner as may be reasonably requested and at Seller's expense, in connection therewith; provided that Buyer shall not be obligated to agree to pay any consideration or increase the consideration payable under any such Non-Assignable Contract or to make any other agreement that would affect adversely in any other way the economics for Buyer under such Non-Assignable Contract, or would make the obligations intended to be assumed by Buyer thereunder more burdensome. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Non-Assignable Contract included in the Purchased Assets which is in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given. Notwithstanding the foregoing, in the event that any third party to a Non-Assignable Contract has not consented to an assignment thereof to Buyer for any reason, then Buyer shall not have any liability or obligation to Seller, such third party or any other party with respect to such Non-Assignable Contract except as set forth below. In the event that Buyer consummates its purchase hereunder and any Non-Assignable Contract has not been assigned to Buyer for any reason then Seller shall use its reasonable best efforts to enter into an arrangement to provide Buyer the benefits of such Non-Assignable Contract. If Seller shall have made such arrangements with respect to any Non-Assignable Contract, Buyer will assume the obligations of Seller to be performed on and after the Closing Date and will perform and fulfill such obligations as though such Non-Assignable Contract has been assigned to Buyer, and Parent and Buyer shall jointly and severally indemnify, hold harmless and reimburse Seller for all Adverse Consequences incurred by Seller as a result of such arrangements; such indemnification, hold harmless payments and reimbursements to be made promptly upon the written request of Seller. If Seller, after complying with its obligations set out above, cannot enter into an arrangement to provide Buyer the benefits of a Non-Assignable Contract, then Seller, upon the written consent of Buyer (such consent not to be unreasonably withheld), shall have the right to take all action necessary to terminate the Non-Assignable Contract in accordance with its terms, effective as of the Closing Time, including, if so requested by Buyer, the exercise, in the case of installment purchase Contracts or Equipment Leases, of any purchase options available under any such Contract or Equipment

Lease, with any prepayment premiums, penalties or forfeitures associated with such termination (or purchase option payments) to be for the account of Buyer and settled as of the Closing Time.

     2.3 Commitment to Purchase and Accept. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase, accept and acquire the Purchased Assets, free and clear of all liens, claims and encumbrances whatsoever, and in full payment for such purchase shall pay, or cause to be paid, to Seller, the Purchase Price pursuant to Section 2.4.

     2.4  Purchase Price.

          (a) The purchase price for the Purchased Assets (the "Purchase Price") shall be an amount equal to $10,000,000, as adjusted pursuant to Section 2.6, payable by Buyer to Seller in immediately available funds, as follows:

             (i) $8,000,000 at Closing, as adjusted pursuant to Section 2.6 (the "Closing Cash Amount"), and

             (ii) $2,000,000 (the "Holdback").

          (b) At the Closing, the Buyer shall deliver on behalf of the Seller the Holdback to the Escrow Agent, as defined in the escrow agreement (the "Escrow Agreement") to be substantially in the form attached hereto as
     Exhibit 2.4(b). The Holdback shall be released as follows:

             (i) $1,000,000 of the Holdback (the "Purchase Price Adjustment Holdback") shall be held in escrow in accordance with the terms of the Escrow Agreement. The Escrow Agent shall release the Purchase Price Adjustment Holdback to the Seller and/or the Buyer pursuant to the terms of the Escrow Agreement and Section 2.6.

             (ii) $1,000,000 of the Holdback (the "Indemnity Holdback") shall be held in escrow in accordance with the terms of the Escrow Agreement. The Escrow Agent shall release the Indemnity Holdback to the Seller and/or the Buyer pursuant to the terms of the Escrow Agreement and Section 9.7.

     2.5  Assumption of Liabilities.

          (a) In connection with the acquisition of the Purchased Assets, at the Closing, subject to the terms and conditions contained in this Agreement, Buyer shall assume and agree to pay or perform, or cause to be paid or performed, the following liabilities and obligations of Seller (the "Assumed Obligations"):

             (i) The liabilities of the Business set forth on the Closing Date Statement, including, but not limited to, the Deferred Revenue but not including any such liability to the extent it exceeds the amount with respect thereto set forth on the Closing Date Statement (as finally determined), but only with respect to such excess; and

             (ii) Seller's obligations to customers after the Closing Date arising from the operation of the Business on or prior to the Closing Date, but not including (A) any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to, on or after the Closing Date, or (B) liabilities as of the Closing Time of the type required by GAAP to be reflected on the Closing Date Statement for future performance of such obligations in excess of the amount with respect thereto as reflected on the Closing Date Statement (as finally determined), but only with respect to such excess; and

             (iii) Liabilities, obligations and commitments incurred in the operation of the Business after the Closing Date, and liabilities, obligations and commitments arising out of the Contracts (other than the Excluded Contracts), Equipment Leases and the real property lease[s] which are part of the Purchased Assets, but not including (A) any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to, on or after the Closing Date, or (B) liabilities as of the Closing Time of the type required by GAAP to be reflected on the Closing Date Statement for future performance under the Contracts that are in excess of the amount thereof as reflected on the Closing Date Statement (as finally determined), but only with respect to such excess.

          (b) Except for the Assumed Obligations, Buyer shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise (collectively, the "Excluded Liabilities"). Excluded Liabilities shall include, without limitation, liabilities based on or arising out of or in connection with
     (i) any liability of a type required to be set forth on the Closing Date Statement in excess of the amount actually set forth on the Closing Date Statement (as finally determined), but only with respect to such excess,
     (ii) any obligation relating to Seller's employees that arose prior to the Closing (other than accrued vacation to the extent set forth on the Closing Date Statement (as finally determined)), (iii) any liabilities or obligations for any Taxes of Seller other than those deferred Tax obligations with respect to the Purchased Assets set forth on the Closing Date Statement (as finally determined), (iv) any liabilities or obligations arising under or associated with the Excluded Contracts, (v) any intercompany account payable, or (vi) any liabilities or obligations of Seller for borrowed money.

     2.6  Minimum Net Assets.

          (a) No later than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate of the Purchased Assets and the Assumed Obligations of the Business as of the Closing Time, prepared in accordance with GAAP applied consistently with the balance sheet furnished pursuant to Section 4.5 (provided that, to the extent that such balance sheet was not in accordance with GAAP, GAAP shall apply), and including a computation in accordance with such data of the estimated Net Assets and Deferred Revenue of the Business as of the Closing Date (the "Closing Date Statement," which shall be in substantially in the form of
     Exhibit 2.6), together with the detailed work papers which support the Closing Date Statement. The Purchase Price shall be decreased (i) by the amount, if any, by which the Net Assets on the Closing Date are less than $3,800,000, and (ii) by the amount, if any, by which the Deferred Revenue on the Closing Date is greater than $7,600,000 (the "Purchase Price Adjustment"). If the Closing Date Statement indicates that there is a Purchase Price Adjustment, the Closing Cash Amount shall be adjusted by such amount as indicated on the Closing Date Statement.

          (b) Buyer shall have the right to review the books and records of Seller and the Business for a period of ninety (90) days after receiving the Closing Date Statement to verify and confirm the accuracy thereof. If, after such review, Buyer agrees with the Closing Date Statement, Buyer shall promptly (and in any event within ninety (90) days after receiving the Closing Date Statement) notify Seller of its agreement. If, after such review, Buyer objects to the Closing Date Statement, Buyer shall promptly (and in any event within ninety (90) days after receiving the Closing Date Statement) provide Seller with a statement indicating the basis for its objections and the amount of the objection, and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith.

          (c) In the event Buyer and Seller are unable to resolve a disagreement with respect to the Closing Date Statement within ten (10) days following the date of Buyer's objection (or such longer period as Buyer and Seller may agree), the Net Assets and Deferred Revenue shall be determined by Deloitte & Touche, LLP or such other independent firm of certified public accountants mutually agreeable to Buyer and Seller (the "Accountants"). Buyer and Seller shall direct the Accountants to make their determination of the Net Assets and Deferred Revenue on or before the date that is one hundred and twenty (120) days after Buyer receives the Closing Date Statement. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Net Assets and Deferred Revenue as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Buyer's position that the adjustment owed is $300, Seller's position that the adjustment owed is $100 and the Accountants' finding that the adjustment owed is $150, then Buyer shall pay 75% (300-150/300-100) of the Accountants' fees and expenses and Seller shall pay 25% (150-100/300-100) of the Accountants' fees and expenses. Other than the expense of retaining the Accountants, the expense of preparing the Closing Date Statement shall be borne by Seller.

          (d) Buyer and Seller shall direct the Escrow Agent to immediately release to the Seller any amounts in the Purchase Price Adjustment Holdback that are not in dispute. Within three (3) business days of the final determination of the Purchase Price Adjustment pursuant to either the agreement of the parties or the determination of the Accountants, then Buyer and Seller shall direct the Escrow Agent to immediately release to Buyer and/or Seller, as appropriate, the remaining amounts of the Purchase Price Adjustment Holdback. If such remaining amounts of the Purchase Price Adjustment Holdback are insufficient to satisfy the entire Purchase Price Adjustment, then Seller shall within three (3) business days of such final determination pay to Buyer the Purchase Price Adjustment amount not satisfied by the Purchase Price Adjustment Holdback by wire transfer in immediately available funds.

     2.7  Power of Attorney, etc.

          (a) Effective on the Closing Date, Seller hereby constitutes and appoints Buyer and its successors, legal representatives and assigns the true and lawful attorneys of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer and its successors, legal representatives and assigns: (i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all proceedings at law, in equity or otherwise that Buyer and its successors, legal representatives or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; and (iii) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) and (ii) as Buyer and its successors, legal representatives or assigns shall deem reasonably necessary. Seller hereby agrees that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by it in any manner or for any reason.

          (b) After the Closing Date, Buyer shall have the right to receive and open all mail, packages and other communications addressed to Seller and relating to the Business or the Purchased Assets, and Seller agrees promptly to deliver to Buyer any such mail, packages or other communications received by Seller. Buyer shall promptly deliver to Seller all mail, packages and other communications received by it which relate to Seller but do not relate to the Purchased Assets or the Business.

     2.8 Basic Prorations; Utilities; Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, minimum rent, percentage rent, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors and other similar periodic charges or expenses relating to the leased real property located at Suite 206, Building 200, 1200 Chastain Road, Kennesaw, Georgia 30144 shall be prorated with Buyer paying Seller such prorated amount. Utility meter readings for such property shall be determined as of the Closing Date for purposes of establishing utility costs for the first month. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

     2.9 Allocation. Promptly following the Closing, the final purchase price allocation will be prepared by Buyer, and a draft delivered to Seller for Seller's review and comment. Upon Seller's agreement with the allocation, which shall not be unreasonably withheld, Buyer and Seller each agree (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations mutually agreed upon and to follow the allocations in determining and reporting their liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations.

     2.10  Taxes.

          (a) Seller and Buyer shall each report Buyer's purchase of the Purchased Assets pursuant to Section 1060 of the Code and other applicable Laws. Buyer and Seller agree to report such purchase in a manner consistent with the allocation of Purchase Price provided in Section 2.9 hereof.

          (b) Buyer agrees to keep and, except to the extent books and records have been transferred to Buyer, Seller agrees to keep, or require any successor to keep, all books and records required to be maintained by a corporation under the Laws of any applicable government for any open statutory period or any assessment or reassessment period and thereafter, each party shall first notify the other party of its intent to destroy such books and records and give such other party the opportunity to take the books and records before they are destroyed. Each Party agrees to furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets, as is reasonably necessary for the preparation of any Tax Return, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

                                   ARTICLE 3

                                    CLOSING

     3.1 Closing. The consummation and closing of the transactions contemplated in this Agreement (the "Closing") shall be held at 9:00 a.m. local time on the date that is no later than two (2) days subsequent to the date that Seller has satisfied all the conditions to Buyer's and Parent's obligations to consummate the transactions contemplated herein, at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas unless the parties hereto otherwise agree. All transactions occurring at the Closing shall be deemed to have occurred simultaneously as of the Closing Time, and no one transaction shall be complete until all transactions have been completed.

     3.2 Seller's Deliveries at Closing. Seller shall at the Closing execute and deliver to Buyer or Parent, as appropriate, the following:

          (a) a bill of sale conveying in the aggregate all of the Equipment and Records, and any other personal property included in the Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the "Bill of Sale");

          (b) an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 3.2(b) (the "Assignment and Assumption Agreement");

          (c) the certificate contained in Section 7.3;

          (d) the Escrow Agreement;

          (e) a certificate duly executed by an officer of Seller that certifies
     (i) the due adoption by the board of directors and, if required by law, by the stockholders of Seller of corporate resolutions attached to such certificate authorizing the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transactions contemplated hereby and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of Seller; and
     (iii) that the copy of the Bylaws of Seller attached to such certificate is a true and correct copy of such Bylaws;

          (f) original copies of all Contracts and Equipment Leases and all amendments, supplements or modifications thereto (or if original copies are not available, copies of the same);

          (g) all of Seller's books and records constituting a part of the Purchased Assets, including, without limitation, the Records;

          (h) possession or constructive possession of the Purchased Assets;

          (i) such documents as are necessary to release the Purchased Assets from all liens, claims and encumbrances, other than those set forth on
     Schedule 3.2(i);

          (j) the opinion of Seller's counsel substantially in the form of
     Exhibit 3.2(j) attached hereto;

          (k) a Transition Services Agreement providing services to Buyer substantially in the form of Exhibit 3.2(k) hereto (the "Transition Services Agreement");

          (l) a Sublease Agreement in form and substance reasonably satisfactory to Seller and Buyer (the "Sublease"), consistent with the terms set forth on Exhibit 3.2(l);

          (m) assignment and assumption of leases with respect to certain property located at 1200 Chastain Road, Kennesaw, Georgia 30144 (the "Lease Assignment");

          (n) copies of all consents to Non-Assignable Contracts received by Seller as of the Closing Date;

          (o) a Services Reseller Agreement substantially in the form of Exhibit 3.2(o) hereto (the "Reseller Agreement"); and

          (p) a Software Co-Marketing Agreement substantially in the form of
     Exhibit 3.2(p) hereto (the "Co-Marketing Agreement").

     3.3 Buyer's and Parent's Deliveries. Buyer and/or Parent, as appropriate, shall at the Closing execute and deliver to Seller the following:

          (a) the Closing Cash Amount in cash or by wire transfer of immediately available funds to an account designated by Seller;

          (b) the Bill of Sale;

          (c) the Assignment and Assumption Agreement;

          (d) the certificate contained in Section 8.3;

          (e) the Escrow Agreement;

          (f) a certificate duly executed by the Secretary or Assistant Secretary of each of Buyer and Parent that certifies (i) the due adoption of the Board of Directors of such corporation of corporate resolutions attached to such certificate authorizing the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Buyer and/or Parent, as applicable, duly authorized to act on its behalf in connection with the transactions contemplated hereby and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of Buyer and/or Parent, as applicable; and (iii) that the copy of the Bylaws of Buyer and/or Parent, as applicable, attached to such certificate is a true and correct copy of such Bylaws;

          (g) the Lease Assignment;

          (h) the opinion of Buyer's counsel substantially in the form of
     Exhibit 3.3(h) attached hereto;

          (i) the Transition Services Agreement; (j) the Sublease;

          (k) the Reseller Agreement; and

          (l) the Co-Marketing Agreement.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer and Parent as follows:

     4.1 Organization and Authority. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite power to enter into and perform its obligations under this Agreement and under all other agreements, documents and/or instruments to be executed and/or delivered by Seller pursuant to or in connection with this Agreement. Seller has the requisite power to own, operate and hold under lease the Purchased Assets and Real Property as, and in the places where, such properties and assets now are owned, operated or held.

     4.2 Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and of all of the agreements, documents and/or instruments to be executed and/or delivered by Seller pursuant to or in connection with this Agreement have been duly authorized by all necessary action of Seller, subject to the approval on or prior to the Closing Date of the sale of the Purchased Assets in accordance with the Delaware General Corporation Law and the Seller's Certificate of Incorporation and Bylaws. This Agreement is, and the other agreements, documents and instruments required hereby will be, when executed and delivered by the parties hereto, subject to the approval on or prior to the Closing Date of the sale of the Purchased Assets by Seller's stockholders in accordance with the Delaware General Corporation Law and the Seller's Certificate of Incorporation and Bylaws, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     4.3 No Violation or Conflict by Seller. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the creation or imposition of any lien, charge or encumbrance under any Law, judgment, order or decree binding on Seller or the Certificate of Incorporation or the Bylaws of Seller or any contract or agreement to which Seller, is a party or by which Seller or any of the Purchased Assets are bound, other than Non-Assignable Contracts for which consents to transfer are not obtained prior to the Closing Date.

     4.4 Title to Assets. Except as set forth on Schedule 4.4, Seller has good and valid title to all of the Purchased Assets and a good and valid leasehold interest in all property leased by Seller and used in connection with the Business, in each case free and clear of all liens, claims and encumbrances. Except as set forth on Schedule 4.4, upon delivery of the Purchased Assets at the Closing, good and valid title to the Purchased Assets, free and clear of all mortgages, liens, claims, pledges, security interests or other encumbrances, will pass to Buyer. The Purchased Assets comprise all properties and assets necessary for or used in the continued conduct of the Business as now being conducted and are adequate for the purposes for which such properties and assets are currently used or held for use and are in reasonably good repair and operating condition (subject to normal wear and tear).

     4.5 Financial Statements. Seller has furnished to Buyer copies of the unaudited balance sheet of the Business at October 31, 2002, and the related unaudited statement of operations for the period then ended (collectively, the "October Financial Statements"). The October Financial Statements are in accordance with the books, records and accounts of Seller maintained with respect to the Business, were prepared pursuant to the related work papers, are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Business as of the respective dates thereof and the results of operations of the Business for the respective periods covered thereby, except that such statements do not include footnotes or normal recurring year-end adjustments (none of which is material). Seller has furnished to Buyer copies of the statement of operations for the Business for the twelve-month period ended July 31, 2002 (the "July Financial Statements"). The July Financial Statements are in accordance with the books, records and accounts of Seller maintained with respect to the Business, were prepared pursuant to the related work papers, are complete and correct in all material respects, and present fairly in all material respects the results of operations of the Business for the respective periods covered thereby. The revenues shown in the July Financial Statements are consistent with GAAP. The October Financial Statements and the July Financial Statements are attached to Schedule 4.5. The statements of operations included in the October Financial Statements and the July Financial Statements do not reflect the operations of any entity or business other than the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of its funds in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

     4.6 Accounts Receivable. All Accounts Receivable are (a) valid, bona fide claims against debtors for sales or other charges, and (b) not subject to any defenses, set-offs or counterclaims. Seller has performed in all material respects all obligations with respect to such Accounts Receivable that it was obligated to perform to the date hereof.

     4.7 Inventory. After considering reserves, all Inventory (a) was acquired and has been maintained in the ordinary course of business, (b) is of good and merchantable quality, (c) consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business as the Business is conducted as of the date of this Agreement, (d) is valued at the lower of cost or market or another more conservative methodology, and (e) is not subject to any proposed write-down or write-off in accordance with GAAP consistently applied with the past practices of Seller. Except as set forth on
Schedule 4.7, Seller is under no material liability or obligation with respect to the return of any Inventory in the possession of distributors, wholesalers, retailers or other customers. Except as set forth on Schedule 4.7, Seller neither holds any material amounts of Inventory on consignment, nor holds title to or ownership of any material amounts of Inventory in the possession of others.

     4.8 No Litigation. Except as described on Schedule 4.8, there are no actions at law or in equity, or arbitration proceedings, or claims or investigations related to the Business or the Purchased Assets of which Seller has received notice, pending or, to the best of Seller's Knowledge, threatened in writing. There are no proceedings, pending or, to Seller's Knowledge, threatened, against Seller and related to the Business by or before any governmental board, department, commission, bureau, instrumentality or agency, and Seller's ownership of the Purchased Assets and operation of the Business is not in violation of any order, decree or judgment of any court or arbitration tribunal or governmental board, department, commission, bureau, instrumentality or agency.

     4.9  Intellectual Property Rights.

          (a) The Included Intellectual Property encompasses all material proprietary rights necessary or used for the conduct of the Business as presently conducted. Except for the Excluded Intellectual Property and except as otherwise set forth on Schedule 4.9(a), each item of Included Intellectual Property owned or used by the Business immediately prior to the Closing hereunder will be owned or available for use on substantially the same terms and conditions immediately subsequent to the Closing hereunder. Seller owns, and will transfer and assign to Buyer pursuant to this Agreement the entire right, title and interest in and to all of the Included Intellectual Property, free and clear of all encumbrances. There are no actions pending or, to Seller's Knowledge, threatened, asserting the invalidity, misuse or unenforceability of any of the Included Intellectual Property.

          (b) Except as set forth on Schedule 4.9(b), neither the Included Intellectual Property nor the conduct of the Business has infringed upon or misappropriated any intellectual property, proprietary or other rights of third parties, and none of Seller or the directors or officers (or employees with responsibility for Intellectual Property matters) of Seller has ever received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any written claim that Seller must license or refrain from using any intellectual property rights of any third party) relating to the Included Intellectual Property. Seller has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to any Included Intellectual

     Property. To the Knowledge of Seller, no third party has infringed upon or misappropriated any rights of Seller with respect to the Included Intellectual Property.

          (c) Schedule 4.9(c) contains an accurate and complete listing of all software owned, marketed, licensed, used or under development in connection with the Business ("Business Software"), including third-party readily commercially available operating systems, but excluding general business third-party software which is readily commercially available.

     4.10 Real Property; Leaseholds and Improvements. Seller does not own any real property used in connection with the Business or the Purchased Assets. Seller leases the real property described on Schedule 4.10 (the "Real Property"), used in connection with the Business pursuant to the leases described on Schedule 4.10. Seller has made available to Buyer true and correct copies of the leases listed on Schedule 4.10. The leases listed on Schedule 4.10 are legal, valid, binding, enforceable and in full force and effect with respect to the Seller and, to Seller's Knowledge, with respect to the other parties thereto. With respect to the leases listed on Schedule 4.10, (a) Seller is not, and to Seller's Knowledge no other party to the leases is, in material breach or default, and, to Seller's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, material modification or acceleration thereunder; (b) Seller has all necessary rights to conduct the Business on the Real Property leased by it,
(c) the Business enjoys peaceful and undisturbed possession thereunder, and (d) all rents and other payments due to date under each such lease have been paid in full. With respect to each such lease, Seller has not received any written notice of any violation of any applicable zoning ordinance, building code, planning law or regulation, use or occupancy restriction, or violation of any thereof, or any condemnation action or proceeding with respect thereto.

     4.11 Entire Business. The sale of the Purchased Assets by Seller to Buyer pursuant to this Agreement will effectively convey to Buyer the entire Business (other than the Excluded Assets and the Excluded Contracts).

     4.12 Contracts. Schedule 4.12 lists the following Contracts to which Seller is a party:

          (a) customer Contracts in respect of the sale of products or the performance of services for the customers of the Business that represented the largest fifty (50) customers by revenue for the twelve-month period ended October 31, 2002;

          (b) Contracts for the purchase of inventories, equipment, raw materials, supplies or services;

          (c) master services agreements;

          (d) other Contracts not set out above or below which otherwise involve payments or receipts by Seller of $100,000 or more in the current or any ensuing fiscal year and which are not terminable by Seller at any time upon notice of ninety (90) days or less without payment or penalty;

          (e) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (f) each partnership, joint venture or joint operating agreement;

          (g) any loan or advance to or investment in, any Person (excluding normal credit terms for the sales of goods and services), or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (excluding sales commissions);

          (h) indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a mortgage, lien, claim, pledge, security interest or other encumbrance on any of the Purchased Assets;

          (i) any deferred compensation, severance, change-in-control or other plan or arrangement for the benefit of its directors, officers and employees;

          (j) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business) in excess of $10,000 or any contingent liability in excess of $10,000;

          (k) any agreement under which Seller has advanced or loaned money to
     (i) directors or officers, or (ii) other employees outside the ordinary course of business;

          (l) any agreement, contract or commitment limiting the ability of Seller to engage in the Business or to compete with any Person;

          (m) any warranty, guaranty, performance bond or other similar undertaking with respect to a contractual performance extended by Seller other than in the ordinary course of business;

          (n) any agreement, contract or commitment requiring Seller to indemnify or hold harmless any Person other than purchase orders and revenue earning contracts entered into in the ordinary course of business; and

          (o) any amendment, modification or supplement in respect of any of the foregoing.

     Seller has delivered or made available to Buyer a true and correct copy of each Contract. With respect to each Contract: (i) Seller is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification or acceleration, under the agreement; (ii) Seller has not repudiated any material provision of the agreement and, to Seller's Knowledge, no other party has repudiated or terminated any material provision of the agreement; and (iii) the agreement is legally valid and binding against Seller.

     4.13 Certain Transactions. Except as set forth on Schedule 4.13, since October 31, 2002, Seller has conducted the Business only in the ordinary course consistent with past practices and there has not been any Material Adverse Effect with respect to the assets, liabilities, business or condition, financial or otherwise, or in the results of operations or prospects, of the Business. Without limiting the foregoing, since October 31, 2002:

          (a) Seller has not increased the level of benefits under any Employee Benefit Plan, the salary or other compensation (including severance) payable or to become payable to any of the Buyer Employees or obligated itself to pay any bonus or other additional salary or compensation to any Buyer Employee, other than, with respect to employees who are not officers, directors or senior managers of the Business, in the ordinary course of business and consistent with past practice;

          (b) Seller has not amended, rescinded or terminated (and not renewed pursuant to its terms) any existing material Contract and no such material Contract has expired or terminated (and not been renewed) by its terms;

          (c) Seller has not entered into any material transaction related to the Business, other than in the ordinary course of business consistent with past practice, or waived any material right related to the Business;

          (d) Seller has not sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any of its assets, properties, Included Intellectual Property or rights related to the Business, other than in the ordinary course of business consistent with past practice;

          (e) Seller has not made any material change in the manner of conducting the Business, including delaying payment of any Accounts Payable or accelerating collection of any Accounts Receivable, or changed its method of accounting or accounting practices with respect to the Business;

          (f) No assets or properties of Seller used in the Business that are material, individually or in the aggregate, have been destroyed, damaged or otherwise lost (whether or not covered by insurance);

          (g) Seller has not made any capital expenditure (or series of related capital expenditures) that is either material or outside of the ordinary course of business; and

          (h) Seller has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

     4.14 Employees. Schedule 4.14 sets forth a complete and accurate list of the name, age, location of employment, length of service, and current annual rates of salary of and other compensation payments due each of the employees identified on Schedule 10.1 as well as a list of all existing employment, consulting contracts, severance arrangements or termination notice periods which, for any of such items, constitute contractual obligations of Seller. Except as specified on Schedule 4.14, none of the employees identified on
Schedule 10.1 includes any Persons who are not United States citizens. Schedule
4.14 sets forth the U.S. visa status of each such employee who is not a United States citizen. Buyer will not incur any liability for the improper classification by Seller of the employees identified on Schedule 10.1 as independent contractors or leased employees prior to the Closing. Except as set out on Schedule 4.14, no employee identified on Schedule 10.1 is on long term disability leave, extended absence or receiving benefits pursuant to workers' compensation legislation. All current assessments under workers' compensation legislation in relation to the Business have been paid or accrued and Seller has not been subject to any special or penalty assessment with respect to the Business under such legislation which has not been paid. There is no unfair labor practice complaint against Seller related to the Business pending before any governmental authority, and there is no labor strike, dispute, slowdown or stoppage, or any union-organizing effort or campaign, pending against or involving Seller and related to the Business. Seller is not a party to a collective bargaining agreement and no union or collective bargaining unit represents any employees of Seller.

     4.15 Employee Benefit Plans. Except as set forth in Schedule 4.15, Seller is not obligated under or a party to any profit-sharing, deferred compensation, bonus, equity option, equity ownership, equity purchase, phantom stock, pension, multiemployer, employment, retirement, welfare, cafeteria or incentive plan, or any plan or agreement or practice providing for "fringe benefits" to its employees or former employees, including, but not limited to, vacation, sick leave, salary continuation, service awards, severance pay, welfare, medical, post-retirement medical, hospitalization, disability, life insurance, other insurance plans, or related benefits. Seller is not a member of a controlled group of companies or a controlled group of trades or businesses as described in
Section 414(b) and 414(c), respectively, of the Code, or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Schedule 4.15, (a) each Employee Benefit Plan and any trust maintained in connection therewith, intending to qualify under Sections 401 and 501 of the Code so qualifies, and no event has occurred which could cause such plan or trust to fail to qualify under Sections 401 and 501 of the Code, (b) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Seller's Knowledge, threatened with respect to any such plans, and (c) Seller has complied in all material respects with the administration, reporting and substantive requirements of ERISA, the Code and all applicable Laws with respect to each of such plans.

     4.16 Licenses and Permits. Seller has all material governmental Licenses and Permits required for the operation of the Business and the operation and use of the Purchased Assets as presently operated or used by it. Schedule 4.16 contains a true and complete list of all such Licenses and Permits, exclusive of any Licenses and Permits with respect to state or local sales, use or other Taxes. Seller is not in violation of, nor has Seller received any notice of any violation of, any material License and Permit.

     4.17 Insurance. Attached hereto as Schedule 4.17 is a true, correct and complete schedule which describes all insurance policies currently maintained by Seller in connection with the operation of the Business and the Purchased Assets transferred hereunder. All of said insurance policies which are now in effect shall continue to remain in full force and effect through the Closing Date in accordance with their respective terms. There are no pending claims against such insurance by Seller as to which the insurers have denied coverage or otherwise reserved rights. Seller carries insurance with respect to the Business of a type and in such amounts as are customary in the industry of the Business. Seller has not been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2000.

Schedule 4.17 lists all claims of Seller related to the Purchased Assets which are currently pending or which have been made with an insurance carrier.

     4.18  Taxes.

          (a) Seller has timely and properly filed all material Tax Returns which it is or has been required to file, on behalf of the Business and related to the Purchased Assets ("Taxes").

          (b) Except as set forth on Schedule 4.18:

             (i) Neither the Purchased Assets nor the Business are, nor will any of them be as of the Closing Date, encumbered by any liens or encumbrances arising out of any unpaid Taxes (other than Taxes not yet due and owing) and there are no grounds for the assertion or assessment of any liens or encumbrances against the Purchased Assets or the Business in respect of any Taxes;

             (ii) The transactions contemplated by this Agreement will not give rise to (A) the creation of any liens or encumbrances against the Purchased Assets or the Business in respect of any Taxes or (B) the assertion of any additional Taxes against the Purchased Assets or the Business;

             (iii) Seller has paid all Taxes imposed with respect to the Purchased Assets;

             (iv) No written claim has ever been made or threatened by an authority in a jurisdiction where Seller does not file Tax Returns that the Business is or may be subject to Taxes by that jurisdiction;

             (v) No action is pending or, to Seller's Knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Seller of any Taxes related to the Business, no unresolved claim for any deficiency, assessment or collection of any Taxes related to the Business has been asserted against Seller and all resolved assessments of Taxes related to the Business have been paid; and

             (vi) No issues have been raised in writing by the relevant taxing authorities on audit that are of a recurring nature and that would have an adverse effect upon the Taxes of the Business.

     4.19 Environmental Matters. With respect to the Business and the Purchased Assets, Seller has been, and currently is, in compliance in all material respects with all environmental laws, and there is no contingent liability relating to any environmental laws. All past on-site generation, treatment, storage and disposal of waste, if any (including hazardous waste), at the Business by Seller, have been done in compliance with the currently applicable environmental laws, and all off-site treatment, storage and disposal of waste (including hazardous waste), if any, generated by Seller have been done in compliance with the currently applicable environmental laws. The term (a) "environmental laws" includes but is not limited to any federal, state or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities, including, without limitation, (i) the emission, discharge, release or spilling of any substance into the air, surface water, groundwater, soil or substrata; and (ii) the manufacturing, processing, sale, generation, treatment, storage, disposal, labeling or other management of any waste, hazardous substance or hazardous waste, and (b) "waste," "hazardous substance," and "hazardous waste" include any substance defined as such by any applicable environmental laws.

     4.20 Compliance with Laws. Seller is in material compliance with all laws, statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of federal, state, local and foreign courts or governmental authorities applicable to the Business and the Purchased Assets.

     4.21 Transactions with Certain Persons. Except as provided in this Agreement, at the Closing, Buyer shall not have any obligation or liability to any current or former officer, director, stockholder or Employee of Seller or any member of such person's immediate family or any entity in which such person has a direct or indirect ownership interest (other than ownership of less than five percent (5%) of the issued and outstanding stock of a corporation whose stock is publicly traded).

     4.22 Consents. Except as set forth in Schedule 4.22, no authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other Person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.

     4.23 Relationships. There are no outstanding disputes with any suppliers, customers, resellers or partners of the Business, other than disputes that would not be, individually or in the aggregate, material to the Business or the Purchased Assets. No supplier, customer, reseller or partner of the Business has refused to do business with Seller or has stated its intention not to continue to do business or to change its relationship or arrangements with respect to the Business, whether as a result of the transactions contemplated hereby or otherwise, which such refusal or intention would be material to the Business or the Purchased Assets.

                                   ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and Parent, jointly and severally, represent and warrant to Seller as follows:

     5.1 Organization. Each of Buyer and Parent is a corporation duly and validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to enter into and perform its obligations under this Agreement and under any other agreements, documents and/or instruments to be executed and/or delivered by each pursuant to or in connection with this Agreement.

     5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and of all of the agreements, documents and/or instruments to be executed and/or delivered by Buyer and/or Parent pursuant to or in connection with this Agreement have been duly authorized by all necessary corporate action of Buyer and/or Parent. This Agreement is, and the other agreements, documents and instruments required hereby will be, when executed and delivered by the parties hereto, the valid and binding obligation of Buyer and/or Parent, enforceable against Buyer and/or Parent in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     5.3 No Violation or Conflict. The execution, delivery, and performance of this Agreement and all of the agreements, documents, and/or instruments to be executed and or delivered by Buyer and/or Parent in connection with this Agreement does not and will not violate or conflict with or result in the creation or imposition of any lien, charge or encumbrance under any Law, judgment, order, or decree binding on Buyer and/or Parent, or the Certificate of Incorporation or Bylaws or other charter documents of Buyer and/or Parent or any contract or agreement to which Buyer and/or Parent is a party or by which it is bound.

     5.4 Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other Person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Buyer or Parent.

     5.5 Ability to Pay. Buyer and/or Parent has the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill all of its obligations hereunder and to discharge all of the Assumed Obligations, as the same may arise and/or become due and payable.

                                   ARTICLE 6

                        CERTAIN MATTERS PENDING CLOSING

     Seller covenants to Buyer and Parent, and Buyer and Parent each covenant to Seller, that from and after the date of this Agreement and until the Closing Date, without the other party's prior written consent:

     6.1 Carry on in Regular Course. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, Seller shall conduct the Business in the ordinary course and consistent with past practice, and use all reasonable efforts to preserve intact its advantageous business relationships, to keep available the services of its employees and to maintain satisfactory relationships with its customers and other persons having a business relationship with it. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 4.13, except to the extent that any Contract may expire by its own terms, in which case Seller shall promptly notify Buyer of the same, and Seller shall, promptly upon Buyer's request, use its commercially reasonable efforts to renew or extend such Contract. Seller shall keep intact all existing insurance and employee benefits arrangements existing as of the date hereof until the Closing. Seller shall not engage in any transaction with any of its affiliates without the prior written consent of Buyer, which consent may be withheld in Buyer's sole discretion.

     6.2 Employee Compensation. Seller shall not increase the rate of pay for any employee of the Business except pursuant to a regularly scheduled time schedule in effect as of the date hereof for increases and no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid to, for or on behalf of any officers or employees of the Business other than as required by presently existing pension, profit sharing, bonus and similar benefit plans as presently constituted, and no agreement or plan other than those now in effect shall be adopted or committed for, except in amounts approved in writing by Buyer. Seller shall not increase, terminate, materially amend or otherwise materially modify any plan for the benefit of any employee of the Business without Buyer's prior written consent.

     6.3 Hiring Employees. Prior to and at the Closing, Seller will cooperate with all reasonable requests made by Buyer or Parent for the purpose of allowing Buyer to hire the Buyer Employees as contemplated by Article 10.

     6.4 Access. Upon reasonable prior written notice received by Seller, Seller will permit representatives of Buyer and/or Parent to (a) have reasonable access during normal business hours, to the premises, properties, personnel, books, records, contracts and documents of or pertaining to the Business and the Purchased Assets, and (b) upon at least twenty-four (24) hours notice to Seller (which need not be written), have reasonable access during normal business hours to customers, suppliers, resellers and representatives of the Seller (including accountants and counsel) pertaining to the Business and the Purchased Assets. Seller's reasonable out-of-pocket expenses in complying with Buyer's and/or Parent's requests under this Section 6.4 in excess of $15,000 shall be promptly reimbursed by Buyer and/or Parent upon invoice from Seller.

     6.5 Cooperation. As soon as practical after the date hereof, if they have not previously done so, Buyer, Parent and Seller shall promptly and properly prepare and file all filings required by all Laws relating to the transactions contemplated hereby, and shall cooperate in all respects in connection with the giving of any notices to any governmental authority or securing the permission, approval, determination, consent or waiver of any governmental authority required by Law in connection with the consummation of this Agreement.

     6.6 Confidentiality. Each party recognizes that it will receive confidential information regarding the other parties hereto during the course of the negotiations contemplated by this Agreement. Accordingly, each of Buyer and Parent, on the one hand, and Seller, on the other hand, shall prevent the unauthorized disclosure of any confidential information concerning the other party that has been disclosed previously or is disclosed during the course of the negotiations and investigations contemplated by this Agreement. The obligations of this paragraph do not apply to information that: (a) is or becomes part of the public domain (other than through breach of this Agreement or any other agreement between the parties relating to confidentiality), (b) is received by the receiving party from a third party without breach of a nondisclosure obligation of the third party, or
(c) is independently developed. This Section 6.6 and the Non-Disclosure Agreement, dated September 19, 2002, by and between Seller and Gores Technology Group, shall survive the Closing and/or any termination of this Agreement.

     6.7 Publicity. All notices, releases, statements and communications to employees, suppliers, distributors and customers and any person other than their respective officers, directors, stockholders, representatives or agents of Seller, Buyer and Parent and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon in writing by Seller, Buyer and Parent; provided, however, that any party shall be entitled to make a public announcement or statement or other public disclosure relating to the transactions contemplated hereby if, in the opinion of its legal counsel, such announcement or statement or other public disclosure is required to comply with any Law (including, without limitation, federal securities laws) or any subpoena or other process; provided, further, however, that such party gives prior written notice of its intention to make such disclosure, the content of such disclosure and the provision of Law, subpoena or process requiring such disclosure and further, provided, Seller shall be permitted to file this Agreement and to describe the transactions contemplated hereby in a Current Report on Form 8-K, a Quarterly Report on Form 10-Q and/or a proxy statement on
Schedule 14A, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if such a filing is required to be made as a matter of law under the Exchange Act, or if the Board of Directors of Seller deems it to be necessary or advisable to make such a filing.

     6.8 Material Breach. Prior to the Closing, Seller shall inform Buyer and Parent in writing of the occurrence of any event causing a material breach of any representations and warranties made in Article 4.

     6.9 Approvals of Governmental Authorities and Third Parties. As soon as practicable after the execution of this Agreement, but in any event prior to the Closing Date, Seller, on the one hand, and Buyer and Parent, on the other hand, will use their reasonable best efforts to secure all necessary approvals and consents of all governmental authorities and other third parties required on the part of Seller, on the one hand, and Buyer and Parent, on the other hand, for the consummation of the transactions contemplated by this Agreement.

     6.10  Stockholder Approval; Affirmative Recommendation.

          (a) Seller shall promptly take all action necessary to duly call, give notice of and convene a meeting of its stockholders (the "Stockholder Meeting") (i) on or before February 28, 2003, if the Seller's proxy statement related to the Stockholder Meeting is not reviewed by the Securities and Exchange Commission ("SEC"), with the right to adjourn such meeting until no later than March 31, 2003, and (ii) on or before the date that is thirty-five (35) days subsequent to the date that the SEC approves the Seller's proxy statement for use, if the Seller's proxy statement related to the Stockholder Meeting is reviewed by the SEC, with the right to hold and/or adjourn such meeting until no later than May 31, 2003, in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the transactions contemplated hereby. Seller will promptly prepare and file with the SEC its preliminary proxy materials relating to the Stockholder Meeting, and thereafter use its reasonable best efforts to respond to any comments of the SEC thereon, and to make any further filings and take any further actions necessary to file and disseminate to its stockholders definitive proxy materials with respect to the Stockholder Meeting. Subject to the provisions of Section 6.10(b) below, the proxy materials will contain the affirmative recommendation of the Board of Directors of Seller in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (the "Affirmative Recommendation").

          (b) In the event that prior to the Stockholder Meeting the Board of Directors of Seller receives a Superior Proposal (as defined herein), the Board of Directors of Seller may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer and/or Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, (ii) fail to reaffirm its approval or recommendation of this Agreement within the time periods required herein after a written request by the Buyer and/or Parent to do so, or (iii) resolve or announce its intention to do any of the actions set forth in the preceding clauses
     (i) or (ii), if (x) after consultation with outside counsel, such Board determines by a majority vote of directors in their good faith judgment that taking such action is necessary to comply with the fiduciary duties of such Board under applicable Law and (y) Seller furnishes the Buyer and Parent two (2) business days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the Person making the same). For purposes of this Agreement, the term "Superior Proposal" means any bona fide acquisition proposal to purchase the Business or all or substantially all of the Purchased Assets which is on terms which the Board of Directors of Seller determines by a majority vote of its directors in their good faith judgment (after consultation with its outside counsel and investment advisors of nationally recognized reputation), to be more favorable to the stockholders of Seller than the transactions contemplated herein (or any revised proposal made by the Buyer and Parent).

          (c) In addition to the other obligations of the Seller set forth in this Section 6.10, Seller shall promptly (and in any event within one (1) business day) advise the Buyer and Parent orally and in writing of any request for information with respect to any acquisition proposal, or any inquiry with respect to or which could result in an acquisition proposal related to the Purchased Assets or the Business, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the Person making the same. Seller shall inform the Buyer and Parent on a prompt and current basis of the status, terms and content of any discussions regarding any acquisition proposal related to the Purchased Assets or the Business with a third party. Nothing contained in this
     Section 6.10(c) shall prevent the Board of Directors of Seller from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

     6.11 Mortgages; Liens. Prior to Closing, except with Buyer's or Parent's prior written consent, Seller will not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, or permit any lien, encumbrance or claim of any kind to attach to the Purchased Assets, whether now owned or hereafter acquired.

     6.12 Bulk Sales. Seller shall comply with all applicable Laws relating to bulk transfers or bulk sales in connection with the transactions contemplated by this Agreement.

     6.13 Supplements to Disclosure Schedules. From time to time prior to the Closing Date, Seller shall promptly provide to Buyer and Parent proposed supplements or amendments to the schedules to this Agreement with respect to any matter arising or changing which, if existing or occurring as of the date of this Agreement, would have been required to be set forth or described in such schedules; provided, however, any such proposed supplements or amendments to the schedules to this Agreement shall not become part of this Agreement unless and until Buyer and Parent shall execute an instrument evidencing their agreement thereto, and such proposals shall not be deemed a waiver by Buyer or Parent of any representation or warranty of Seller contained in this Agreement other than as agreed upon in such instrument.

     6.14 Additional Information. Seller shall provide such information and in such form as Buyer may reasonably request, and otherwise reasonably cooperate, to permit Buyer to conduct payroll processing and transaction processing for the Business on the Closing Date.

                                   ARTICLE 7

            CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT

     Each and every obligation of Buyer and Parent to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions precedent:

     7.1 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations, covenants and agreements under this Agreement which are to be performed or complied with by it prior to the Closing.

     7.2  No Litigation.

          (a) No third-party investigation, suit, action, or other proceeding that questions the validity or legality of the transactions contemplated hereby or that seeks restraint or prohibition in connection with this Agreement or the consummation of the transactions contemplated hereby shall be pending before any court or governmental agency or threatened in writing.

          (b) There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a federal or state court of competent jurisdiction which (i) prohibits consummation of this Agreement or the transactions contemplated hereby, or (ii) requires Buyer to hold separate or dispose of any of the Purchased Assets.

     7.3 Representations and Warranties. (a) The representations and warranties of the Seller contained in this Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Closing Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made and (b) the representations and warranties of the Seller contained in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Closing Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Buyer and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of Seller.

     7.4 No Material Adverse Effect. There shall have been no event or circumstance which could reasonably be expected to result in a Material Adverse Effect.

     7.5 Deliveries at Closing. Seller shall have delivered to Buyer and Parent, as applicable, the documents and items specified in Section 3.2.

     7.6 Consents. Subject to Section 2.2, Seller shall have delivered to Buyer and Parent evidence, in form and substance reasonably satisfactory to the Buyer and Parent, that consents to the transfer of the Non-Assignable Contracts have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     7.7 Stockholder Approval. The stockholders of Seller shall have approved the sale of the Purchased Assets in accordance with Seller's Certificate of Incorporation and Bylaws and the Exchange Act and Delaware General Corporation Law.

                                   ARTICLE 8

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions precedent:

     8.1 Compliance with Agreement. Buyer and Parent shall have performed and complied in all material respects with the obligations, covenants and agreements under this Agreement which are to be performed or complied with by either of them prior to or on the Closing Date.

     8.2  No Litigation.

          (a) No third-party investigation, suit, action, or other proceeding that questions the validity or legality of the transactions contemplated hereby or that seeks restraint or prohibition in connection with this Agreement or the consummation of the transactions contemplated hereby shall be pending before any court or governmental agency or threatened in writing.

          (b) There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a federal or state court of competent jurisdiction which prohibits consummation of this Agreement or the transactions contemplated hereby.

     8.3 Representations and Warranties. (a) The representations and warranties of the Buyer and/or Parent contained in this Agreement that are qualified as to material adverse effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Closing Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made and (b) the representations and warranties of the Buyer and/or Parent contained in this Agreement that are not qualified as to material adverse effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Closing Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and Seller shall have received a certificate to such effect from an authorized officer of each of Buyer and Parent.

     8.4 Deliveries at Closing. Buyer and Parent, as applicable, shall have delivered to Seller the documents and items specified in Section 3.3.

     8.5 Stockholder Approval. The stockholders of Seller shall have approved the sale of the Purchased Assets in accordance with Seller's Certificate of Incorporation and Bylaws and the Exchange Act and Delaware General Corporation Law.

                                   ARTICLE 9

                          SURVIVAL AND INDEMNIFICATION

     9.1 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have known or had reason to know at the Closing or any other time, the representations and warranties contained herein shall survive the Closing and shall continue in full force and effect for a period ending on the expiration of eighteen (18) calendar months following the Closing (the "Survival Period"), except those representations and warranties set forth in the second sentence of Section 4.4 (but only with respect to good and valid title),
Section 4.15 and 4.18, which shall survive through the applicable statute of limitations or the applicable assessment or reassessment period, as the case may be, and except those representations and warranties set forth in Section 4.2, which shall survive forever. No claim for indemnification may be brought against any party hereto with respect to any representation or warranty after the expiration of such representation or warranty. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

     9.2  Indemnification Provisions for Benefit of Buyer.  Subject to Sections
9.5 and 9.6, following the Closing, Seller shall indemnify and save and hold Buyer and Parent harmless from and against any Adverse Consequences suffered or incurred by Buyer or Parent arising out of or resulting from:

          (a) the inaccuracy in any representation or the breach of any warranty made by Seller in this Agreement (for purposes of this Article 9, Seller shall be deemed to have made the representations and warranties immediately prior to the Closing Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date));

          (b) the failure of Seller duly to perform or observe any covenant or agreement in this Agreement required on the part of Seller to be performed or observed by it prior to, at or after the Closing Date; and

          (c) the Excluded Liabilities.

     9.3 Indemnification Provisions for Benefit of Seller. Following the Closing, Buyer and Parent shall, jointly and severally, indemnify and save and hold harmless Seller from and against any Adverse Consequences suffered or incurred arising out of or resulting from:

          (a) the inaccuracy in any representation or the breach of any warranty made by Buyer or Parent in this Agreement (for purposes of this Article 9, Buyer and Parent shall be deemed to have made the representations and warranties immediately prior to the Closing Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date));

          (b) the failure of Buyer or Parent duly to perform or observe any covenant or agreement in this Agreement required on the part of Buyer or Parent to be performed or observed prior to, at or after the Closing Date; and

          (c) the Assumed Obligations.

     9.4 Conditions of Indemnification. The respective obligations and liabilities of Seller, Buyer and Parent (the "indemnifying party") to the other (the "party to be indemnified") under Sections 9.1 and 9.2, respectively, hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) Within fifteen (15) days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading; provided, however, that the failure to give notice shall not affect the right of the indemnified party to indemnification hereunder except to the extent that such failure prejudices the ability of the indemnifying party to defend any claim. The indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense.

          (b) In the event that the indemnifying party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth
     (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

          (c) Anything in this Section 9.4 to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified, such consent not to be unreasonably withheld.

          (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     9.5 Exclusive Remedy. After the Closing occurs, this Article 9, including the limitations set forth in Sections 9.5 and 9.6, shall provide the sole and exclusive remedy for any and all Adverse Consequences sustained or incurred by a party hereto in connection with the transactions contemplated by this Agreement, absent fraud on the part of the party or parties against whom damages are sought.

     9.6  Indemnification Basket and Cap.

          (a) Any right of a party to indemnification under Section 9.2(a) or
     Section 9.3(a) of this Agreement shall not apply to any claim (other than claims, if any, arising under the second sentence of Section 4.4 (but only with respect to good and valid title), Section 4.15 and Section 4.18) until the aggregate of all such claims totals $150,000 (the "Basket"), in which event such indemnity shall apply to all such claims. For purposes of this
     Article 9, wherever a representation or warranty is qualified by the use of the word "material," such representation or warranty shall not be deemed to be breached or inaccurate unless the Adverse Consequences resulting from such breach or inaccuracy exceed $15,000.

          (b) In no event shall the total liability of (i) Seller, for all claims hereunder exceed the Purchase Price (the "Seller's Cap"); provided, however, the limitations contemplated by Seller's Cap shall not apply (A) in the event of fraud by Seller, (B) in the event of a breach of a covenant contained in this Agreement by Seller, (C) to Adverse Consequences suffered by Buyer and/or Parent from the Excluded Liabilities, or (D) to Adverse Consequences suffered by Buyer and/or Parent from a breach of the representations contained in the second sentence of Section 4.4 (but only with respect to good and valid title), Section 4.15 or Section 4.18, and
     (ii) Buyer and Parent, for all claims hereunder exceed the Purchase Price (the "Buyer's Cap"); provided, however, the limitations contemplated by Buyer's Cap shall not apply (A) in the event of fraud by Buyer, (B) in the event of a breach of a covenant contained in this Agreement by Buyer or Parent, or (C) to Adverse Consequences suffered by Seller from the Assumed Obligations.

     9.7  Indemnity Holdback.

          (a) Release of Holdback Amount to the Buyer. The deposit of the Indemnity Holdback is made to facilitate payments to the Buyer on account of the indemnification obligations of the Seller pursuant to Section 9.2 hereof. If, from time to time and at any time on or after the Closing Date, the Buyer notifies the Escrow Agent and the Seller in writing (the "Buyer's Notice") that an event or circumstance has occurred that could reasonably be expected to result in Adverse Consequences or that the Buyer has received notice from a third party of a claim which could reasonably be expected to result in Adverse Consequences for which the Seller has provided indemnification to the Buyer hereunder, and, in each case, that the Buyer intends to pay all or any portion of any such Adverse Consequences, or that Buyer has otherwise incurred Adverse Consequences for which the Seller has provided indemnification to the Buyer hereunder, the Escrow Agent shall administer such claim in the manner provided in the Escrow Agreement.

          (b) Return of Holdback Amount to Seller. On the 20th day after the expiration of the Survival Period, the Escrow Agent shall disburse to Seller any amount remaining in the Indemnity

     Holdback (including accrued and undistributed interest thereon), after giving effect to any offsets for payments pursuant to Section 9.7(a). The right to return of any Indemnity Holdback shall be subordinate and junior to the rights of the Buyer thereto pursuant to Section 9.7(a), and if the Buyer's Notice has been given, the Buyer shall have the right to have such claim resolved prior to distribution of such amount to the Seller.

                                   ARTICLE 10

                                   PERSONNEL

     10.1 Buyer Employees. Buyer shall make offers of employment to Seller's employees of the Business listed on Schedule 10.1, other than those employees who are on long-term disability leave, extended absence or receiving benefits pursuant to workers' compensation legislation (the "Buyer Employees"). In such connection, immediately prior to Closing, Seller shall terminate the employment of all of Buyer Employees as of the Closing Date and Seller shall pay all obligations with respect to such Buyer Employees and fulfill all obligations and applicable Employee Benefit Plans (including wages and commissions, severance, obligations with respect to termination notice provisions and other benefits) in respect of periods prior to the Closing. If requested by Seller, Buyer will communicate its offer to hire Buyer Employees in conjunction with the termination by Seller of Buyer Employees.

     10.2 Terms of Employment. Buyer's employment of Buyer Employees shall be on terms and conditions comparable in the aggregate to similarly situated employees of Buyer, pursuant to Buyer's benefit plans and severance pay existing on the Closing Date, it being agreed and fully understood that (a) Buyer shall not have any obligation to provide to Buyer Employees any term, condition or benefit of employment that is the same as or similar to those provided by Seller to Buyer Employees prior to the Closing, including, but not limited to, those relating to commissions, bonus, profit sharing or other additional compensation, sick pay, severance pay, personal time or pay or pensions, (b) Seller shall not pay any accrued vacation to Buyer Employees and that Buyer Employees shall be permitted to carry over accrued vacation set forth on the Closing Date Statement (as finalized) for use, not pay, while employed by Buyer, and (c) the base salaries of Buyer Employees shall not be reduced upon their employment by Buyer. No provision of this Agreement shall create any third party beneficiary rights in any Buyer Employees or any beneficiary or dependent thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Buyer Employee. On the Closing Date, each of the Buyer Employees set forth on Schedule 10.1 who accept Buyer's offer of employment shall enter into agreements which are customarily entered into by employees of Buyer. Buyer may, at its option, hire the Buyer Employees on an at-will employment basis and shall have no obligation to employ such persons for a certain length of time. Buyer shall have no obligation or liability for any Buyer Employee who does not accept employment with Buyer.

     10.3 Certain Benefits. Buyer and/or Parent, as applicable, will cause its 401(k)/profit sharing plan to accept, after the Closing Date, the rollover of amounts distributed by Seller to any Buyer Employee who accepts employment with Buyer from any Seller 401(k)/profit sharing plan.

                                   ARTICLE 11

                              ADDITIONAL COVENANTS

     11.1 Taxes and Fees. Buyer and/or Parent, on the one hand, and Seller, on the other hand, shall share equally and pay all applicable sales, transfer, documentary, use and filing fees and taxes that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of any of the Purchased Assets; but neither Buyer nor Parent shall be liable for any federal or state tax on any gain recognized by Seller on the sale of the Purchased Assets.

     11.2 Brokers. Except for Raymond James & Associates, Inc., which has acted as financial adviser to Seller in connection with the transactions contemplated in this Agreement, Seller, Buyer and Parent represent to each other that the transactions contemplated by this Agreement have been negotiated directly between them and their respective counsels, without intervention of any Person as a result of any action by them in such a manner as to give rise to a valid claim against any of them for a brokerage commission, finder's fee, counseling or advisory fee, or like payment, and each agrees to indemnify the opposite party against any such liability arising from or through it. Seller agrees to be responsible for and indemnify Buyer and Parent against any fees owed to Raymond James & Associates, Inc. by Seller in connection with the transactions contemplated by this Agreement.

     11.3 Books and Records; Personnel. For a period of three (3) years from the Closing Date:

          (a) Neither Buyer nor Parent shall dispose of or destroy any of the material business records and files of the Business without first offering to turn over possession thereof to Seller by written notice to Seller at least ten (10) days prior to the proposed date of such disposition or destruction.

          (b) Buyer and Parent shall allow Seller and its agents access to all records, returns, work papers and other documents for the Purchased Assets held by Buyer or Parent relating to any pre-Closing Taxes or other Taxes for which Seller is responsible pursuant to this Agreement, during normal working hours at Buyer's or Parent's, as applicable, principal place of business or at any location where such records are stored, and Seller shall have the right to make copies of any such records and files, all of the foregoing being at Seller's expense.

          (c) Buyer, Parent and Seller shall make available to each other for reasonable periods of time Buyer's, Parent's or Seller's personnel to assist Seller, Buyer or Parent in locating and obtaining records and files maintained by Buyer, Parent or Seller and any of Buyer's, Parent's or Seller's personnel whose assistance or participation is reasonably required by Seller, Buyer or Parent, in anticipation of, preparation for, or the conduct of any existing or future litigation, tax returns or other matters, in which Seller, Buyer or Parent is involved in connection with the Purchased Assets or the transactions contemplated herein.

     11.4 Non-Compete Covenant. From the Closing Date until the fourth anniversary thereof,

          (a) Seller shall not either directly or indirectly without the prior written consent of Buyer, (i) engage in; (ii) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company); (iii) act as an officer, director, partner, member, or joint venturer of; (iv) lend credit or money for the purpose of establishing or operating; or (v) allow such entity's name or reputation to be used by any firm, corporation, partnership, limited liability company, trust or business enterprise that is engaged in any line of business that competes with the Business as it exists on the Closing Date anywhere in the world; provided, however, Buyer and Parent acknowledge that (A) Seller's enterprise network management and scheduling software business, as it is presently conducted, does not compete with the Business, (B) the bundling and sale of Seller's enterprise network management and scheduling software with appropriate hardware does not compete with the Business, and (C) Seller's patent and intellectual property licensing business, as it is presently conducted, does not compete with the Business;

          (b) Buyer shall not either directly or indirectly without the prior written consent of Seller, (i) engage in; (ii) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company or in connection with any business acquired by Buyer or its affiliates after the date hereof); (iii) act as a partner, member, or joint venturer of (other than in connection with any business acquired by Buyer or its affiliates after the date hereof); or (iv) lend credit or money for the purpose of establishing or operating any firm, corporation, partnership, limited liability company, trust or business enterprise (other than in connection with any business acquired by Buyer or its affiliates after the date hereof) that develops or sells software that competes with the Seller's enterprise network management and scheduling software business as it exists immediately after the Closing Date, anywhere in the world;

          (c) Seller shall not, directly or indirectly, influence or attempt to influence any Person who is a contracting party with the Business as of the date of this Agreement to terminate or adversely amend any written or oral agreement that exists as of the Closing Date that relates to the Business; and

          (d) Buyer shall not, directly or indirectly, influence or attempt to influence any Person who is a contracting party with the Seller's enterprise network management and scheduling software business as it exists immediately after the Closing Date, to terminate or adversely amend any written or oral agreement that exists as of the Closing Date that relates to the Business.

Each party acknowledges that the other party conducts and will conduct their operations throughout the United States and worldwide and this Section therefore shall be effective worldwide.

     11.5  Confidential Information.

          (a) After the Closing Date, Seller shall not at any time disclose to any Person other than Buyer or Parent or use any of the Included Intellectual Property, whether or not such information is embodied in writing or other physical form. Seller recognizes and agrees that all documents and objects containing any Included Intellectual Property, whether developed by Seller or by someone else for Seller (except those that are licensed to Seller), will after the Closing Date become the exclusive property of Buyer.

          (b) The preceding obligations in this Section 11.5 to maintain information in confidence shall not apply to the extent that (i) the information is or becomes in the future public knowledge through no fault or omission of Seller, its representatives or affiliates, (ii) the information is lawfully revealed to Seller by a third party having the right to disclose it and license its use, or (iii) the information is required to be disclosed by Law, if Buyer has been given notice of such disclosure requirement and has had an opportunity to seek judicial relief or protection with respect to such disclosure.

     11.6  Non-Solicitation of Employees and Agents.  Except as provided under
Article 10 hereof, from the Closing Date until the first anniversary thereof, neither party nor any of their respective affiliates will (i) encourage, solicit, induce, or attempt to encourage, solicit or induce any employee or any independent contractor, agent or representative of the other party to leave his/her employment (or terminate his/her relationship or devote less than full time efforts) with the other party for any reason, (ii) hire or attempt to hire, for any position with any other business, any person who is an employee, contractor, agent or representative with the other party at such time or who has been an employee, contractor, agent or representative in connection with the other party's business at any time within six months preceding such time, except that this provision shall not apply to Buyer's hiring of the Buyer Employees as contemplated by Article 10 hereof, or (iii) employ or attempt to employ any of the (A) Buyer Employees, in the case of the Seller, whether or not such Buyer Employees accept employment with Buyer or (B) employees of Seller not employed in the Business, in the case of the Buyer, for any position with any business.

     11.7 Reasonableness of Restrictions. Each of Seller, Buyer and Parent recognizes that the limitations set forth in Sections 11.4, 11.5 and 11.6 are reasonable, not burdensome and are properly required by Law for the adequate protection of Seller, Buyer and Parent, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then Seller, Buyer and Parent agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.

     11.8 Injunctive Relief. Each party acknowledges that its expertise in their respective businesses is of a special, unique, unusual, extraordinary and intellectual character, which gives such expertise a peculiar value, and that a breach by the other party of the covenants contained in Sections 11.4 through
11.6 cannot be reasonably or adequately compensated in damages and that such breach will cause the other party irreparable injury and damage. Each party further acknowledges that it possesses unique skills, knowledge and ability and that competition in violation of the provisions of Sections 11.4 through 11.6 would be extremely detrimental to the other party. By reason thereof, each of Seller and Buyer agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of the provisions of Sections 11.4, 11.5 and 11.6 of this Agreement, without proof of actual damages that have been or may be caused to such party by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies.

     11.9 Certain Leases. Seller shall be responsible for all regular payments, including lease payments and buyout payments, whether prior to or after the Closing Date, related to any computers or equipment set forth on
Schedule 2.1(a-1), in accordance with their terms, that are necessary to deliver to Buyer all such personal property, free and clear of any liens, claims or encumbrances. Seller shall not be required to make any extraordinary payments or any payments related to damage of the equipment by Buyer.

                                   ARTICLE 12

                                  TERMINATION

     12.1 Termination. Time is of the essence of this Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

          (a) at any time prior to the Closing by mutual written agreement of Seller, Buyer and Parent; or

          (b) by Buyer and Parent, if neither Buyer nor Parent is in material breach of their obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Seller herein become untrue or inaccurate such that Section 7.3 would not be satisfied (treating such time as if it were the Closing Time for purposes of this Section 12.1(b)) or (ii) there has been a breach on the part of Seller of any of its covenants or agreements contained in this Agreement such that Section
     7.1 would not be satisfied (treating such time as if it were the Closing Time for purposes of this Section 12.1(b)), and, in both case (i) and case
     (ii), such breach (if curable) has not been cured within thirty (30) days after notice to Seller; or

          (c) by Seller, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Buyer or Parent become untrue or inaccurate such that Section 8.3 would not be satisfied (treating such time as if it were the Closing Time for purposes of this Section 12.1(c)) or
     (ii) there has been a breach on the part of Buyer or Parent of any of their covenants or agreements contained in this Agreement such that Section 8.1 would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 12.1(c)), and such breach (if curable) has not been cured within thirty (30) days after notice to Buyer and/or Parent, as applicable; or

          (d) by Seller or by Buyer and Parent on or after (i) if the Seller's proxy statement related to the Stockholder Meeting is not reviewed by the SEC, March 31, 2003, if by that date the Closing has not taken place or
     (ii) if the Seller's proxy statement related to the Stockholder Meeting is reviewed by the SEC, May 31, 2003, if by that date the Closing has taken place (provided, however, no party shall be entitled to terminate this Agreement pursuant to this clause (d) if such party is in material breach of this Agreement at such time); or

          (e) by any party if any court of competent jurisdiction in the United States or other governmental body of the United States shall have issued an order, decree, or ruling or taken other action restraining, enjoining or otherwise prohibiting the purchase and sale of the Purchased Assets contemplated hereby; or

          (f) by any party if the stockholders of Seller shall not have approved the sale of the Purchased Assets in accordance with Seller's Certificate of Incorporation and Bylaws, the Exchange Act and Delaware General Corporation Law at the Stockholder Meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this clause (f) shall not be available to Seller where the failure to obtain Seller stockholder approval shall have been caused by the action or failure to act with respect to the Stockholder Meeting and the Affirmative Recommendation as required under this Agreement; or

          (g) by Buyer and Parent, at any time prior to the adoption and approval of this Agreement and by the required vote of the stockholders of Seller, if a Triggering Event (as defined in Section 12.4 below) with respect to the Business shall have occurred.

     12.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the other parties, except for the obligations under Section 6.6, this
Article 12 and Section 13.2; provided, however, that termination pursuant to clauses (b) or (c) of Section 12.1 shall not relieve any defaulting or breaching party from liability to the other parties hereto. Upon any termination of this Agreement, each party will return all documents, work papers and other material (including all copies thereof) of the other parties hereto relating to the transactions contemplated hereby.

     12.3 Termination Fee. If (a) Buyer and Parent shall terminate this Agreement pursuant to Section 12.1(g), or (b) (i) at any time after the date of this Agreement and before Buyer and/or Parent shall have terminated this Agreement an acquisition proposal to acquire all or substantially all of the Business or the Purchased Assets shall have been publicly announced or otherwise communicated to the Board of Directors and stockholders of Seller and not withdrawn prior to the Stockholder Meeting having occurred, and (ii) within twelve (12) months after the earlier of Buyer and/or Parent having terminated this Agreement or this Agreement having terminated pursuant to its own terms Seller enters into a definitive agreement with respect to, or consummates, any acquisition proposal to acquire all or substantially all of the Business or the Purchased Assets, then Seller shall promptly, but in no event later than two (2) business days after consummation of such acquisition proposal, pay Buyer an amount equal to $500,000 by wire transfer of immediately available funds.

     12.4 Definitions. For the purposes of this Article 12, the "Triggering Event" shall mean the occurrence of any of the following with respect to Seller:
(a) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer and Parent its Affirmative Recommendation, (b) it shall have failed to include the Affirmative Recommendation in any of its proxy materials with respect to the Stockholder Meeting, (c) its Board of Directors fails to reaffirm (publicly, if so requested) the Affirmative Recommendation within ten (10) calendar days after Buyer or Parent requests in writing that such recommendation be reaffirmed, or
(d) its Board of Directors or any committee thereof shall have approved or recommended any proposal with respect to any transaction or series of related transactions in which any party other than Buyer and Parent shall be entitled to purchase any substantial portion of the Business or the Purchased Assets, whether by asset sale, sale of stock or other securities, spin-off, contribution, merger, consolidation, reorganization, recapitalization, liquidation or otherwise.

                                   ARTICLE 13

                                 MISCELLANEOUS

     13.1 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. This Agreement may only be amended or modified by an instrument in writing executed by Seller, Buyer and Parent. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     13.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants, and other experts incident to
(a) the negotiation and preparation of this Agreement, (b) the filing of any reports or notifications required of that party by Law and (c) the consummation of the transactions contemplated hereby.

     13.3 Attorneys' Fees. If any claim, action or proceeding is commenced by any party hereto concerning this Agreement, the prevailing party shall recover from the losing party reasonable attorneys' fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

     13.4 Set-Offs. Each party will have the right to set off against amounts owed by that party under this Agreement or any arrangement entered into in connection herewith, other than the Transition Services Agreement, any amount that the other party is then currently obligated to pay or credit to that party under this Agreement or any arrangement entered into in connection herewith, other than the Transition Services Agreement.

     13.5 Governing Law. This Agreement shall be construed and interpreted according the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

     13.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any rights, interests or obligations hereunder without the prior written approval of the other parties hereto. Notwithstanding the foregoing, Buyer may, without the consent of Seller, assign all of its rights under this Agreement in connection with the assignment of a security interest to any lender of Buyer, or to any affiliate of Buyer, provided that Buyer remains liable for all of its obligations hereunder; and, provided further, that Seller shall have the right to terminate this Agreement prior to the Closing Date if any assignee lender initiates foreclosure proceedings against Buyer or any affiliate of Buyer prior to the Closing Date.

     13.7 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually delivered to an officer of the party to which notice is to be given or when sent by facsimile transmission, overnight courier service or by certified or registered first-class mail, postage prepaid, return receipt requested, addressed as follows, unless and until any party notifies the others in accordance with this Section 13.7 of a change of address:

     If to Seller:

     Forgent Networks, Inc.
     108 Wild Basin Road
     Austin, Texas 78746
     Attention: Chief Financial Officer
     Facsimile: (512) 437-2365

     With a copy to:

     Jenkens & Gilchrist
     a Professional Corporation
     1445 Ross Avenue, Suite 3200
     Dallas, Texas 75202
     Attention: L. Steven Leshin
     Facsimile: (214) 855-4300

     If to Buyer or Parent:

     Gores Technology Group
     10877 Wilshire Boulevard, Suite 1805
     Los Angeles, California 90024
     Attention: General Counsel
     Facsimile: (310) 443-2149

     With a copy to:

     Gores Technology Group
     6260 Lookout Road
     Boulder, Colorado 80301
     Attention: Chief Financial Officer
     Facsimile: (303) 531-3200

     13.8 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

     13.9 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

     13.10 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby.

     13.11 No Reliance. Neither Buyer, Parent or Seller assume any liability to any Person not a party to this Agreement because of any reliance on the representations, warranties, and agreements of Buyer, Parent or Seller contained herein.

     13.12 Specific Performance. Failure to consummate the transactions contemplated hereby, or a breach by any party of the provisions of this Agreement, may cause irrevocable harm to one or more other parties, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each party shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

     13.13 Payment Obligations. Parent shall be jointly and severally liable for any and all obligations, covenants and agreements of Buyer pursuant to this Agreement and any other agreement entered into in connection herewith. Seller shall not be required to seek or exhaust remedies against Buyer prior to seeking remedies against Parent.

     13.14 Further Assurances. Upon and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing,
(a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement,
(b) to execute any documents, instruments or conveyances of every kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereby, and (c) to cooperate with each other in connection with the foregoing, including using their reasonable efforts (i) to obtain all consents from other parties required to permit consummation of the transactions contemplated hereby; provided, however, that no party shall be required to make any payments, commence litigation or agree to any modification of the terms thereof in order to obtain such consents, (ii) to obtain all necessary consents as are required to be obtained under any Law to permit consummation of the transactions contemplated hereby, (iii) to defend all litigation challenging this Agreement or other consummation of the transaction contemplated hereby,
(iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and
(vi) to fulfill all conditions to this Agreement. If, at any time after the Closing either party receives any payment, correspondence or other property that is intended for or belongs to the other party, or to which the other party is legally entitled, then the party receiving such payment, correspondence or other property shall hold it in trust and within five (5) days pay over such payment or deliver such correspondence or other property to the other party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          BUYER:

                                          VIDCON HOLDING CORP.

                                          By:      /s/ ERIC R. HATTLER
                                            ------------------------------------
                                              Name:    Eric R. Hattler
                                              Title:   Vice President and
                                                       Secretary

                                          PARENT:

                                          GTG HOLDINGS, INC.

                                          By:      /s/ ERIC R. HATTLER
                                            ------------------------------------
                                              Name:    Eric R. Hattler
                                              Title:   Vice President and
                                                       Secretary

                                          SELLER:

                                          FORGENT NETWORKS, INC.

                                          By:     /s/ RICHARD N. SNYDER
                                            ------------------------------------
                                              Name:    Richard N. Snyder
                                              Title:   Chief Executive Officer
                                                       and President

                                                                         ANNEX B

December 5, 2002

Board of Directors
Forgent Networks, Inc.
108 Wild Basin Road
Austin, TX 78747

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view of the consideration to be received by Forgent Networks, Inc. (the "Company") in connection with the proposed sale (the "Sale") of the Services Division of Forgent Networks, Inc. (the "Services Division") to Gores Technology Group ("Gores") pursuant and subject to the Asset Purchase Agreement between the Company and Gores Technology Group to be dated as of December 6, 2002 (the "Agreement"). The consideration to be offered by Gores to the Company in exchange for the Services Division will be $10,000,000 cash plus assumption of certain liabilities, subject to certain adjustments contemplated in the Agreement.

     In connection with our review of the Sale of the Services Division and the preparation of our opinion herein, we have, among other things:

          1. Reviewed the financial terms and conditions as stated in the Agreement;

          2. Reviewed the unaudited financial statements of the Services Division as of and for the years ended July 31, 2002, 2001 and 2000 and for the quarter ended October 31, 2002.

          3. Reviewed the financial projections for the Services Division for the years ended December 31, 2002 and 2003 and the fiscal years ended July 31, 2003, 2004 and 2005 prepared by the Company.

          4. Reviewed certain other information on the Services Division made available to us by the Company.

          5. Discussed with members of the senior management of the Company and the Services Division certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

          6. Reviewed selected publicly available information concerning companies in businesses considered by Raymond James to be most comparable to the Services Division.

          7. Reviewed financial information and other information concerning selected completed business combinations deemed to be generally comparable to the Sale or otherwise relevant to this opinion, in whole or in part;

          8. Performed other such financial analyses that we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Services Division. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

     Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 5, 2002 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

     We express no opinion as to the underlying business decision to affect the Sale, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Sale of the Services Division. We did not structure the Sale or negotiate the final terms of the Sale. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the Company in connection with the Sale. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Sale. We express no opinion as to the trading price of the common stock of Forgent Networks, Inc.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Services Division and certain other publicly held companies in businesses we believe to be comparable to the Services Division; (ii) the current and projected financial position and results of operations of the Services Division; (iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (iv) the general condition of the securities markets. In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Sale and will receive a fee for such services, which fee is contingent upon consummation of the Sale. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the Sale and does not constitute a recommendation to any director or shareholder of the Company regarding how said director or shareholder should vote on the Sale. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

     Based upon and subject to the foregoing, it is our opinion that, as of December 5, 2002, the consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.

                                          Very truly yours,

                                          /s/RAYMOND JAMES & ASSOCIATES, INC.
                                          RAYMOND JAMES & ASSOCIATES, INC.

                      FORGENT NETWORKS, INC. ANNUAL MEETING

                  , 2003 PROXY NO.            SHARES IN YOUR NAME
    ----------- --                -----------                     ----------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jay C. Peterson or Richard N. Snyder as proxy, and either of them, each with the power to appoint his substitute, and hereby authorizes either of them to represent and vote, as designated on the reverse side hereof, all of the shares of the common stock of Forgent Networks, Inc. held of record by the undersigned at the close of business on __________ __, 2003, at the annual meeting of stockholders to be held on __________, 2003, and any adjournment(s) thereof.

                                                        Dated            , 2003
                                                              -------- --

                                          -----------------------------
                                          Signature


                                          -----------------------------
                                          Signature, if Held Jointly

Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
                               ENCLOSED ENVELOPE.




Dear Stockholder:

Forgent Networks, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone up until 11:59 P.M. Central Standard Time the day before the annual meeting date. This eliminates the need to return your proxy card.

1.       To vote by Internet:

         o Log on to the Internet and go to the web site http://www.proxyvote.com

         o Have your proxy card on hand when you access the web site and you will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.


2.       To vote by telephone:

         o   Use any touch-tone telephone to dial 1-800-690-6903.

         o Have your proxy card in hand when you call and you will be prompted to enter your 12-digit Control Number, which is located below, to vote. Follow the instructions that the Vote Voice provides you.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

Your vote is important. Thank you for voting.

                      FORGENT NETWORKS, INC. ANNUAL MEETING
                            CONTINUED FROM OTHER SIDE
                                            , 2003
                              ----------- --

         THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, AND AT THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

1. Proposal to elect as directors of Forgent Networks, Inc. the following persons to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.


[ ]   FOR all nominees listed below        [ ]  WITHHOLD AUTHORITY to vote for
      (except as marked to the contrary         all nominees listed below
      below)

      Richard N. Snyder          James H. Wells         Richard Agnich
      Kathleen A. Cote           Lou Mazzucchelli       Raymond Miles


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


-------------------------------------------------------------------------------

2. Proposal to approve the sale of substantially all of the assets used in the operation Forgent Networks, Inc.'s videoconferencing services business pursuant to the asset purchase agreement dated January 6, 2003, between Forgent Networks, Inc., VidCon Holding Corp. and GTG Holdings, Inc.

                  [ ] FOR             [ ] AGAINST           [ ] ABSTAIN

3. The ratification of the board of directors' appointment of Ernst & Young LLP, independent accountants, as Forgent Networks, Inc.'s independent auditors for the year ending July 31, 2003.

                  [ ] FOR             [ ] AGAINST           [ ] ABSTAIN


4. Proposal to approve an adjournment or postponement of the annual meeting to such time and place as designated by the presiding officer of the meeting.

                  [ ] FOR             [ ] AGAINST           [ ] ABSTAIN


5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.


                  [ ] FOR             [ ] AGAINST           [ ] ABSTAIN


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.